     As filed with the Securities and Exchange Commission on May 1, 1997
                                                     Registration No. 333-23573
--------------------------------------------------------------------------------
                        SECURITIES AND EXCHANGE COMISSION
                             Washington, D.C. 20549
                              --------------------
                         PRE-EFFECTIVE AMENDMENT ONE TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           GSB FINANCIAL CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                              6035                                 06-1481061
---------------------------------                       ---------------------------             -------------------
(State or Other Jurisdiction                            (Primary Standard Industry               (I.R.S. Employer
of Incorporation or Organization)                       Classification Code Number)             Identification No.)

    One South Church Street, Goshen, New York 10924. Tel No. (914) 294-6151.
--------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             Clifford E. Kelsey, Jr.
                      President and Chief Executive Officer
                               Goshen Savings Bank
                 One South Church Street, Goshen, New York 10924
                                 (914) 294-6151
--------------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                  Please send copies of all communications to:
                                Jay L. Hack, Esq.
                             Clifford S. Weber, Esq.
                            Serchuk & Zelermyer, LLP
                  81 Main Street, White Plains, New York 10601

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462
(cc) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Title of  Each Class of             Amount to be         Proposed          Proposed Maximum                   Amount of
Securities Being Registered         Registered           Offering Price    Aggregate Offering Price(1)        Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------

     Common Stock,                  2,248,250                $10.00                $22,482,500                    $6,812.88(2)
     $0.01 Par Value
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee.
(2)  Previously paid

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Cross Reference Sheet Showing Location in the Prospectus of Information Required by Items of Form S-1:


Registration Statement Item and Caption                   Prospectus Headings
---------------------------------------                   -------------------

1. Forepart of the Registration Statement and             Front Cover Page
Outside Front Cover Page of Prospectus

2. Inside Front and Outside Back Cover Page               Inside Front and Outside Back Cover Pages
 of Prospectus

3. Summary Information, Risk Factors and                  Summary; Risk Factors
Ratio of Earnings to Fixed Charges

4. Use of Proceeds                                        Use of Proceeds

5. Determination of Offering Price                        The Conversion- Stock Pricing and Number of
                                                          Shares to be Issued

6.  Dilution                                              Not Applicable

7. Selling Security Holders                               Not Applicable

8. Plan of Distribution                                   Front Cover Page; The Conversion - Subscription
                                                          Offering; -Public Offering; -Community Offering

9. Description of Securities to be Registered             The Conversion - Restrictions on Transferability of
                                                          Subscription Rights and Common Stock; Restrictions
                                                          on Acquisition of the Company and the Bank;
                                                          Description of the Capital Stock of the Company

10. Interests of Named Experts and Counsel                Not Applicable

11. Information with Respect                              Front Cover Page; GSB Financial Corporation;
      to the Registrant                                   Goshen Savings Bank; Regulatory Capital
                                                          Compliance; Dividend Policy; Goshen Savings Bank
                                                          Statements of Income; Management's Discussion and
                                                          Analysis of Financial Condition and Results of
                                                          Operations; Business of the Bank; Regulation;
                                                          Management of the Company; Management of the Bank;
                                                          The Conversion; Description of the Capital Stock of
                                                          the Company; Financial Statements

12. Disclosure of Commission Position on                  Not Applicable
Indemnification for Securities Act Liabilities

                            GSB FINANCIAL CORPORATION

               (PROPOSED HOLDING COMPANY FOR GOSHEN SAVINGS BANK)
               1,955,000 SHARES OF COMMON STOCK - $10.00 PER SHARE

GSB Financial Corporation (the "Company"), a Delaware Corporation, recently formed to own all the stock of Goshen Savings Bank (the "Bank"), is offering up to 1,955,000 of its common stock, par value $.01 per share (the "Common Stock"), for a purchase price of $10.00 per share (the "Purchase Price") in connection with the conversion of the Bank from a mutual savings bank to a stock savings bank pursuant to the Bank's plan of conversion (the "Plan" or "Plan of Conversion"). In certain circumstances, the Company may increase the amount of Common Stock offered to 2,248,250 shares. See footnote 4 to the table below.

The conversion of the Bank to stock form, the issuance of the Bank's stock to the Company and the sale of the Common Stock by the Company are referred to as the "Conversion." Consummation of the Conversion is subject to, among other things, (i) the approval of the Plan of Conversion by a majority of the votes eligible to be cast by members (depositors) of the Bank, (ii) the receipt of all required federal (Continued on following page)

    FOR INFORMATION ON HOW TO PURCHASE COMMON STOCK, CALL (914) ___________.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE PURCHASING COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE ______.
                          ----------------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================
                                                 Estimated Underwriting Fees        Estimated Net
                  Purchase Price(1)                and Other Expenses(2)        Conversion Proceeds(3)
-----------------------------------------------------------------------------------------------------
Per Share                     $10.00                        $0.48                       $9.52
-----------------------------------------------------------------------------------------------------
Minimum Total(1)          $14,450,000                      $771,000                  $13,679,000
-----------------------------------------------------------------------------------------------------
Midpoint Total(1)         $17,000,000                      $818,000                  $16,182,000
-----------------------------------------------------------------------------------------------------
Maximum Total(1)          $19,550,000                      $865,000                  $18,685,000
-----------------------------------------------------------------------------------------------------
Minimum Total
  As Adjusted(4)          $22,482,500                      $917,500                  $21,565,000
-----------------------------------------------------------------------------------------------------

(1) Determined in accordance with an independent appraisal (the "Appraisal") by Capital Resources Group, Inc. ("CRG") dated March 14, 1997, which states that the aggregate estimated pro forma market value of the Common Stock to be outstanding immediately after the Conversion ranges from $14,450,000 to $19,550,000 with a midpoint of $17,000,000 (the "Valuation Range"). The Appraisal is based upon estimates and projections that may change. The Appraisal is not a recommendation to purchase Common Stock nor any assurance that a purchaser will be able to sell Common Stock at prices equal to or greater than the Purchase Price. See "The Conversion--Stock Pricing and Number of Shares to be Issued."
(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion, including estimated fixed expenses of approximately $517,000 and marketing fees to be paid to Capital Resources Inc. ("Capital Resources," an affiliate of CRG), which fees are estimated to be $254,000 and $348,000, respectively, at the minimum and the maximum of the Valuation Range. See "The Conversion--Marketing Arrangements." Such fees may be deemed to be underwriting fees, and Capital Resources may be deemed to be an underwriter. See "Pro Forma Data" for the assumptions used to arrive at these estimates. Actual fees and expenses may vary from the estimates.
(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold and other factors. Includes the purchase of shares of Common Stock by the GSB Financial Corporation Employee Stock Ownership Plan and Trust (the "ESOP"), funded by a loan which the Company intends to make to the ESOP, which initially will be deducted from the Company's stockholders' equity. See "Use of Proceeds" and "Pro Forma Data."
(4) As adjusted to give effect to the sale of up to an additional 15% of the shares which may be offered, without resolicitation of subscribers or any right of cancellation, due to regulatory or market considerations and general financial and economic conditions. See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to Be Issued." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion--Subscription Offering."

      THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
        DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT AGENCY.
                                  ------------
                             CAPITAL RESOURCES, INC.
                                  ------------
The date of this Prospectus is May ___, 1997.

(Continued from previous page)

approvals for the issuance of the Common Stock, and (iii) the sale of at least $14,450,000 of Common Stock, which is the minimum of the estimated pro forma market value of the Common Stock to be issued in the Conversion (the "Valuation Range," which has been established as a range of from $14,450,000 to $19,550,000, with a midpoint of $17,000,000). In addition, the consummation of the Conversion is also conditioned on the receipt of an opinion of counsel or a satisfactory Internal Revenue Service ("IRS") ruling regarding the federal tax consequences of the Conversion. See "The Conversion--Conditions and Termination."

         The right to subscribe for the Common Stock has been granted, in the following order of priority, to:

        First Priority - Depositors of the Bank on December 31, 1995 ("Eligible Account Holders").
        Second Priority - Tax-qualified employee benefit plans of the Bank or the Company ("Employee Plans").
        Third Priority - Depositors of the Bank on March 31, 1997 ("Supplemental Eligible Account Holders").
        Fourth Priority - Depositors of the Bank on  ____________, 1997
        ("Other Members").

The offer of Common Stock by the Company to the four priority groups is referred to as the "Subscription Offering". Subscription rights granted in the Subscription Offering may not be transferred by the holders of those rights. Persons violating this prohibition against transfer may lose their right to purchase stock in the Subscription Offering and may be subject to other penalties.

         Subject to the prior rights of holders of subscription rights and market conditions at or near the completion of the Subscription Offering, the Bank may also offer unsold shares of Common Stock for sale through Capital Resources, Inc. ("Capital Resources"), as marketing agent on a best efforts basis, to certain persons to whom this Prospectus is delivered (the "Public Offering"). The Subscription Offering and the Public Offering are referred to, together, as the "Offerings." See "The Conversion--Public Offering." The Company may also elect to conduct a community offering to sell any remaining unsold shares, with a preference given to natural persons residing in Orange County, New York. See "The Conversion -- Community Offering.

         The GSB Financial Corporation Employee Stock Ownership Plan and Trust (the "ESOP") intends to subscribe for 8% of the total number of shares of Common Stock issued in the Conversion. However, the ESOP may purchase some or all of such shares in the open market after the Conversion. Shares purchased by the ESOP in the Subscription Offering are anticipated to be funded by a loan from the Company to be repaid over a period of up to ten years (the "ESOP Loan").

         Except for the ESOP, no person may subscribe in the Subscription Offering for more than $150,000 of the Common Stock offered in the Conversion and no person, together with associates of and persons acting in concert with such person, may purchase in the Offerings more than $150,000 of Common Stock. The maximum purchase limitation may be increased in the sole discretion of the Bank or the Company. The minimum purchase is 25 shares. See "The Conversion--Additional Purchase Restrictions."

         The Bank has engaged Capital Resources to consult with and advise the Company and the Bank in the Offerings, and Capital Resources has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Capital Resources is not obligated to take or purchase any shares of Common Stock in the Offerings. The Company and the Bank have agreed to indemnify Capital Resources against certain liabilities arising under the Securities Act of 1933, as amended. See "The Conversion--Marketing Arrangements."

         The Subscription Offering will terminate at 12:00 noon, eastern time, on ______________, 1997 (the "Subscription Offering Expiration Date") unless extended by the Bank and the Company, with the approval of the Office of Thrift Supervision (the "OTS"), if necessary. To subscribe for shares in the Subscription Offering, the Company must receive an executed order form and certification form with payment in full at $10.00 per share (or appropriate instructions authorizing withdrawal from a deposit account). Subscriptions paid by cash, check, bank draft, or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's passbook rate from the date of receipt until the completion or termination of the Conversion. Payments authorized to be withdrawn from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated, but these funds will be unavailable to the depositor for any other purpose. See "The Conversion--Subscription Offering" and "--Purchasing Common Stock."

         The Company has received conditional approval from The Nasdaq Stock Market, Inc. to have the Common Stock quoted on the Nasdaq National Market under the symbol "GOSB" upon completion of the Conversion. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that the Common Stock will trade at or above the Purchase Price. See "Risk Factors--Absence of Market for Common Stock."

                                 MAP TO BE ADDED

                                     SUMMARY

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS.

GSB Financial Corporation

         The Company is a Delaware corporation recently organized by the Bank to own all of the capital stock of the Bank to be issued in the Conversion. Immediately after the Conversion, the only significant assets of the Company will be (1) the capital stock of the Bank, (2) the loan that the Company intends to make to the ESOP and (3) the net proceeds from the sale of the Company's stock remaining after acquiring the capital stock of the Bank and funding the ESOP Loan. The net proceeds from the sale of the Common Stock in the Offerings are estimated to be from $13,679,000 to $18,685,000, subject to a possible increase to $21,564,000 in the event of an increase of up to 15% in the Common Stock to be issued in the Conversion. The Company will buy all the stock to be issued by the Bank in the Conversion for a price equal to 50% of the net proceeds. The remaining net proceeds will be retained by the Company and used for general corporate purposes. The portion of net proceeds received by the Bank from the Company will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes. See "Use of Proceeds." The business of the Company will initially consist of overseeing its investment in the Bank. See "Business of the Company," "Business of the Bank" and "Regulation--Holding Company Regulation."

Goshen Savings Bank

         General. The Bank was originally founded in 1871 as a New York mutual savings bank. On March 18, 1997, the Bank became a federal mutual savings bank. The Bank is extensively regulated, supervised and examined by the OTS and the Federal Deposit Insurance Corporation ("FDIC"). The Bank has a main office in Goshen, New York, a nearby drive-up facility, and a branch in an elder care facility in Goshen which opened in March 1997. The Bank's market area consists of the village of Goshen and surrounding communities to a radius of 12 miles, including most of Orange County, New York. The Bank gathers deposits primarily from its market area and makes loans primarily to persons or businesses in its market area. See "Business of the Bank--Market Area" and "--Competition." Most of the Bank's loans are mortgage loans secured by one-to-four family owner-occupied residences in its market area. To a lesser extent, the Bank makes commercial mortgage loans, construction loans and consumer loans. The Bank also invests in U.S. Treasury and agency securities, corporate debt securities, mortgage-backed securities, certain mutual fund and equity securities, and other liquid assets.

         At December 31, 1996, the Bank had total assets of $97.0 million, of which $61.0 million were loans and $27.2 million were investment and mortgage-backed securities, total deposits of $82.6 million and total equity (retained earnings) of $12.1 million. At that same date, the Bank satisfied all capital requirements of the FDIC which then applied to it. The Bank's tangible, core and total risk-based capital ratios at such date, calculated in accordance with OTS regulations that have applied to it since it became a federal savings bank on March 18, 1997, were 12.30%, 12.30% and 21.85%, respectively. The Bank satisfied the capital ratio requirements to be classified as "well capitalized" by the OTS. See "Regulatory Capital Compliance," "Capitalization," "Pro Forma Data" and "Regulation--Regulation of Federal Savings Associations." The Bank's deposits are insured up to the maximum allowable amount by the Bank Insurance Fund (the "BIF") of the FDIC.

         The Bank's net income (loss) was $295,000 for the three months ended December 31, 1996 and was $558,000, ($462,000) and $311,000 for the 1996, 1995
and 1994 fiscal years, respectively. The Bank's net loss in fiscal 1995 resulted in part from a $279,000 provision for losses related to the failure of Nationar, then the Bank's principal correspondent bank, and a charge of $394,000 representing the cumulative after tax effect of an accounting change. See "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Bank."

         Business Strategy. The Bank's principal business strategy has been to maintain its focus as a traditional local-oriented institution by concentrating its lending activities in one-to-four family residential mortgage loans, primarily first mortgage loans, but also including residential second mortgages and home equity line of credit loans. The Bank seeks to maintain a high level of credit quality with low delinquencies in order to minimize loan losses. See "Business of the Bank--Lending Activities" and "--Asset Quality." The Bank's non-loan investments are also concentrated in highly-rated debt securities. See "Business of the Bank--Investment Activities."

The Conversion and the Sale of Company Stock

         The Bank's Board of Directors has adopted the Plan of Conversion which provides that the Bank will become a federal stock savings bank. All of the capital stock of the Bank issued in the Conversion will be acquired by the Company in exchange for 50% of the net proceeds from the sale of the Company's stock. The Conversion cannot be completed unless, among other things, it is approved by the Bank's members (depositors) at a special meeting (the "Special Meeting") to be held on ______________, 1997. See "The Conversion--General."

         The purpose of the Conversion is to increase the Bank's capital and so that it will be structured as a stock institution like commercial banks, most major business corporations and a growing number of savings institutions. The Conversion will enhance the Bank's ability to raise additional capital, expand its current operations, acquire other financial institutions or branch offices, and provide additional funds for home financing in its market area. The holding company form of organization in which the Company owns all the stock of the Bank provides additional flexibility to diversify through newly-formed subsidiaries or through acquisitions of or mergers with other financial institutions. There are no current arrangements, understandings or agreements regarding any such opportunities. See "The Conversion--Reasons for the Conversion." The holding company form of organization also provides certain protections against hostile takeovers. See "Risk Factors--Certain Anti-takeover Provisions."

         The Company's Common Stock will be offered in the Subscription Offering, in order of priority, to Eligible Account Holders, Employee Plans of the Bank or the Company, Supplemental Eligible Account Holders and Other Members. If the amount of Common Stock to be issued is increased as a result of an increase of up to 15% in the maximum of the Valuation Range, the ESOP will have a first priority right to purchase such additional shares. Subscription rights will expire at 12:00 noon, eastern time, on the Subscription Offering Expiration Date, unless extended by the Bank and the Company, with the approval of the OTS, if necessary. If available after the Subscription Offering, Common Stock is expected to be offered in a Public Offering. The Plan of Conversion also permits the Bank and the Company to sell any remaining Common Stock in a Community Offering with a preference to natural persons residing in Orange County, New York. See "The Conversion--Subscription Offering," "--Public Offering," and "--Community Offering."

         The Bank and the Company have retained Capital Resources as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions and purchase orders in the Offerings. The Bank and the Company will pay a fee to Capital Resources based on the aggregate purchase price of the Common Stock sold in the Offerings. Capital Resources is affiliated with Capital Resources Group, Inc. ("CRG"), which has prepared the appraisal of the estimated pro forma market value of the Common Stock to be issued in the Conversion (the "Appraisal"). See "The Conversion--Marketing Arrangements."

Purchase Procedure

         In order to purchase Common Stock in the Subscription Offering, a purchaser must submit a fully completed stock order form, a signed certification form required by the OTS, and payment in full either by check, money order, bank draft, cash or an authorization to withdraw funds from an account at the Bank. Wire transfers will not be accepted. Orders in excess of $25,000 must be paid for by bank check, certified check or withdrawal authorization from an account with sufficient collected funds. The Company and the Bank are not obligated to accept or process orders which are submitted on facsimile or copied stock order forms. The Bank is prohibited from lending funds to any person or entity for the purpose of purchasing Common Stock in the Conversion. All persons with subscription rights must list all their accounts on the stock order form, giving all names on each account and the account numbers. Failure to do so may reduce the number of shares allocated to the subscriber if there is an oversubsription in any priority category. See "The Conversion--Purchasing Common Stock."

Restrictions on Transfer of Subscription Rights

         Subscription rights may not be transferred and no agreement to transfer subscription rights will be valid. Each person exercising subscription rights must certify that any purchase of Common Stock will be solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of any shares purchased as a result of the exercise of those rights. The Company and the Bank will pursue any and all legal and equitable remedies if they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights. See "The Conversion--Restrictions on Transferability of Subscription Rights and Common Stock."

Purchase Limitations

         The minimum purchase is 25 shares. The maximum purchase limit is $150,000, except that the ESOP will be permitted to purchase 8% of the shares of Common Stock issued in the Conversion. At any time during the Conversion, the Company and the Bank may increase the maximum purchase limitation, and increase the amount that may be subscribed for in the Offerings, to up to 5% of the shares offered. The Company may further increase the maximum purchase limit to 9.99% of the shares offered, but the amount by which each order exceeds 5% of the shares offered may not, in the aggregate, exceed 10% of the total shares offered. If the maximum purchase limit is increased, subscribers who submit orders for $150,000 of Common Stock will be resolicited and given an opportunity to increase their orders. See "The Conversion--Additional Purchase Restrictions."

Stock Pricing and Number of Shares to be Issued

         The aggregate purchase price of the Common Stock to be issued in the Conversion will be based upon the Appraisal. CRG has advised the Bank that in its opinion, dated March 14, 1997, the aggregate estimated pro forma market value of such Common Stock, representing the estimated market value of such Common Stock upon consummation of the Conversion and after the receipt of the net proceeds by the Company, ranged from $14,450,000 to $19,550,000, with a midpoint of $17,000,000. See "The Conversion--Stock Pricing and Number of Shares to Be Issued." The Company has established a Purchase Price of $10.00 per share, and, therefore, the Company intends to sell between 1,445,000 and 1,955,000 shares of Common Stock in the Conversion, subject to a possible increase by up to 15% as described below. The Appraisal is not a recommendation of any kind as to the advisability of purchasing Common Stock nor can any assurance be given that purchasers of the Common Stock in the Conversion will be able to sell such shares at or above the Purchase Price.

         The actual number of shares of Common Stock to be issued in the Conversion will be determined by the Company and the Bank based upon an updated appraisal by CRG of the estimated pro forma market value of the Common Stock, giving effect to the Conversion, at the completion of the Offerings. If approved by the OTS, the Valuation Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Conversion, and under such circumstances the Company may increase or decrease the number of shares of Common Stock to be issued in the Conversion. The maximum of the Valuation Range may be increased by up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 2,248,250 shares due to regulatory considerations, changes in the market and general financial and economic conditions. Subscribers will be resolicited and allowed to modify or cancel their subscriptions if the updated appraisal by CRG reflects an estimated pro forma market value of the Common Stock to be issued in the Conversion of more than $22,482,500 or less than $14,450,000. Subscribers will also be permitted to modify or cancel their subscriptions if the Conversion is not completed within 45 days after the Subscription Offering Expiration Date. See "Pro Forma Data," "Risk Factors--Possible Increase in the Valuation Range and Number of Shares to be Issued" and "The Conversion--Stock Pricing and Number of Shares to be Issued."

Dividends

         Upon completion of the Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock. The Board of Directors does not presently intend to declare dividends on the Common Stock but will consider doing so in the future. In the future, declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations, general economic conditions, industry standards and other factors. The Company has committed to the OTS that it will not pay or undertake any action that will further the payment of a return of capital or other extraordinary dividend for one year after the consummation of the Conversion. As the principal asset of the Company, the Bank will provide the principal source of funds for payment of dividends by the Company. See "Dividend Policy."

Benefits to Management and Directors

         The Board of Directors of the Company has adopted the ESOP and, following the Conversion, expects to adopt a stock option plan (the "Stock Option Plan") and a restricted stock award plan (the "Incentive Stock Award Plan" or "ISAP"). These plans are available to provide benefits to officers, employees and, except for the ESOP, to non-employee directors of the Bank and the Company. The ESOP is also expected to purchase 8% of the Common Stock issued in the Conversion. The Stock Option Plan will permit the issuance of options to purchase, in the aggregate, shares of Common Stock equal to 10% of the number of shares issued in the Conversion, and the ISAP will provide for the grant of restricted stock awards, in the aggregate, of up to 4% of the shares of stock issued in the Conversion.

         Stock Option Plan. If, as the Company intends, the Stock Option Plan is implemented within one year after the Conversion, it must be approved first by stockholders at a meeting to be held at least six months after the Conversion. OTS regulations provide that the Stock Option Plan may permit the grant of options to purchase, in the aggregate, a number of shares equal to not more than 10% of the Common Stock issued in the Conversion, with no more than 25% of such aggregate number of options to be awarded to any officer of the Bank and not more than 5% of such aggregate to be awarded to a non-employee director. It is expected that the exercise price of options granted under the Stock Option Plan will be equal to the fair market value of the Common Stock on the date the option is granted. Shares issued to satisfy the exercise of options under the Stock Option Plan may come from authorized but unissued shares or from shares repurchased by the Company. See "Risk Factors--Possible Dilution From Stock Options and the ISAP" and "Management of the Bank--Benefits--Stock Option Plan."

         Incentive Stock Award Plan. The ISAP is subject to the same approval requirements as the Stock Option Plan. If implemented, the ISAP is expected to be funded with Common Stock repurchased by the Company. Based upon the $10.00 Purchase Price, such repurchased shares would cost the Company from $578,000 to $899,300 at the minimum and 15% above the maximum of the Valuation Range. The ISAP is expected to provide for the award of shares of Common Stock to directors and officers which will vest 20% per year for five years after the date of the award. Under the anticipated terms of the ISAP, recipients will receive shares without any cost but cannot vote shares of stock awarded until the shares are vested. OTS regulations provide that the ISAP may permit the award of shares, in the aggregate, equal to not more than 4% of the Common Stock issued in the Conversion, with no more than 25% of such aggregate number of shares to be awarded to any officer of the Bank and not more than 5% of such aggregate to be awarded to a non-employee director. Based upon the $10.00 Purchase Price, the aggregate market value of the restricted stock intended to be awarded under the ISAP to Clifford E. Kelsey, Jr., President and Chief Executive Officer and for the five non-employee directors as a group is from $144,500 to $224,825, based upon the minimum and 15% above the maximum of the Valuation Range, respectively. For financial reporting purposes, the Company will record compensation expense on account of the ISAP during periods in which awards vest in an amount equal to the fair market value of the stock on the date of vesting. If the fair market value on that date is greater than $10.00 per share, compensation expense will increase correspondingly. See "Management of the Bank--Benefits--Incentive Stock Award Plan."

         Employee Stock Ownership Plan. The ESOP intends to purchase up to 8% of the Common Stock issued in the Conversion and to finance its subscription with the ESOP Loan from the Company with a term of up to ten years at an interest rate of 7.75% per annum. The Bank intends to make contributions to the ESOP to pay principal and interest on the ESOP Loan. If shares are unavailable for purchase by the ESOP in the Subscription Offerings, then the ESOP intends to purchase such shares in the open market after the Conversion. The Common Stock acquired by the ESOP will be allocated to eligible employees as the ESOP Loan is repaid. The ESOP provides for accelerated vesting in the event of a change of control. See "Management of the Bank--Benefits--Employee Stock Ownership Plan."

         Executive Officer Employment Contracts. The Bank and the Company have entered into employment contracts ("Employment Contracts") with four executive officers that will provide for, among other benefits, cash payments to them if their employment is terminated following a change of control of the Bank or the Company. Based on current compensation and benefit costs, cash payments to be made in the event of a change of control of the Bank or the Company pursuant to the terms of the Employment Contracts would be approximately $460,000 to Mr. Kelsey and $1,276,000 to the four executive officers as a group. However, the actual amount payable cannot be estimated at this time because it will be based on facts existing at the time of the change of control. See "Management of the Bank--Employment Contracts."

         The Bank and the Company also intend to enter into employee retention agreements ("Retention Agreements"), effective on the Conversion, with four other officers. Based on current compensation and benefits, cash payments to be made in the event of a change of control of the Bank or the Company would be approximately $533,000. However, the actual amount payable cannot be estimated at this time because it will be based on facts existing at the time of the change of control. See "Management of the Bank--Employee Retention Agreements."

         Subscriptions By Executive Officers and Directors. The Bank's executive officers and directors intend to purchase $576,450 of Common Stock in the Offerings, or from 3.99% to 2.56% of the Common Stock to be sold in the Conversion based on the minimum and 15% above the maximum of the Valuation Range, respectively. Subscriptions by executive officers will receive the same priority, based upon their status among the subscription priority categories, as all other depositors, except that, in the event of an oversubscription, their subscription rights based upon deposits made during the one year prior to December 31, 1995 will be subordinate to the subscription rights of other Eligible Account Holders. See "The Conversion-Participation by the Board and Senior Management."

Anti-takeover Aspects of Conversion

         The certificate of incorporation and bylaws of the Company, the charter and bylaws of the Bank, the compensation plans and arrangements, and certain provisions of federal law, can be expected to have an adverse effect on the willingness or ability of a person or group to acquire control of the Company, which, in turn could have an adverse effect on the market price of the Common Stock. For example, the certificate of incorporation of the Company provides that shares owned in excess of 10% of the shares outstanding cannot be voted and the Employment Contracts, Retention Agreements and benefit plans provide for potentially material payments to officers and employees if there is a change in control of the Company. Provisions of federal law and the Plan of Conversion also restrict attempts to acquire control of the Company or the Bank in the years immediately following the Conversion. See "Restrictions on Acquisition of the Company and the Bank," "Management of the Bank--Employment Contracts" and "--Employee Retention Agreements."

Risk Factors

         See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

                                  RISK FACTORS


The following risk factors should be considered by prospective investors in deciding whether to purchase the common stock offered in the Offerings

Interest Rate Risk

         The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as savings deposits and borrowed money. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis of Net Interest Income." Differences in the period to repricing of assets and liabilities can affect net interest income if market interest rates change. At December 31, 1996, $18.3 million, or 29.9% of the Bank's total loans, were fixed-rate one-to-four family mortgage loans. In addition, at December 31, 1996, the Bank had $22.3 million in investment and mortgage-backed securities with fixed rates of interest. The Bank generally accepts savings deposits for considerably shorter terms than its fixed-rate mortgage loans. Furthermore, although at December 31, 1996, $34.8 million, or 56.8%, of total loans, were adjustable rate one-to-four family mortgage loans, the interest rate on most of these loans adjusts only annually, and on some loans as infrequently as once every five years. These loans are often also subject to annual and lifetime limits on interest rate adjustments. As a consequence, an increase in general market interest rate conditions could have an adverse effect on the Bank's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk." Management seeks to limit interest rate risk by originating, when customer demand permits, adjustable rate loans. However, during certain periods, such as at the present time when interest rates are perceived to be relatively low, customers tend to prefer fixed rate mortgage loans to lock in the lower rates. During periods of perceived higher interest rates, customers tend to prefer adjustable rate loans with rates that they expect to adjust downward as market interest rates decline. Therefore, there can be no assurance that the Bank will be able to limit the adverse effects of fluctuating interest rates by originating sufficient adjustable rate loans.

Allowance for Loan Losses

         At December 31, 1996, the Bank's allowance for loan losses was $133,000 or 0.2% of total loans. The allowance as a percentage of total loans is relatively low when compared with other savings institutions in New York. Although management of the Bank believes that the allowance for loan losses is adequate in light of the quality of the Bank's loan portfolio and current economic conditions, future events may require additions to the allowance for loan losses above those reasonably anticipated. These events include: (i) adverse changes in economic conditions and changes in interest rates that may affect the ability of borrowers to make payments on loans, (ii) changes in the financial capacity of individual borrowers, (iii) changes in the local real estate market and the value of the Bank's loan collateral and (iv) future review and evaluation of the Bank's loan portfolio, internally or by regulators. The amount of the allowance for loan losses represents estimates made by management that are susceptible to significant changes due to changes in values of collateral, national and regional economic conditions, prevailing interest rates and other factors. Future adjustments to the allowance also may be necessary if economic or other conditions differ substantially from those underlying the assumptions used in making such estimates. See "Business of the Bank--Asset Quality."

Lending Concentration

         The Bank has historically employed an operating strategy which emphasized the origination of one-to-four family residential mortgage loans in Orange County, New York. At December 31, 1996, 90.4% of the Bank's total loans were owner-occupied one-to-four family residential mortgage loans, primarily first liens on properties located in Orange County. See "Business of the Bank--Lending Activities." This lack of geographic diversification could have an adverse impact on the Bank and the Bank's profitability if Orange County were to suffer a substantial economic decline. Furthermore, a material decline in local housing values could have an adverse effect on the ability of the Bank to recover the full amount due on mortgage loans in default. In addition, the profitability of the Bank's one-to-four family residential lending business could be adversely impacted by competitive market forces and technological advances of its competitors.

Competition

         The Bank faces intense and increasing competition both in making loans and in attracting savings deposits. The Bank's market area has many financial institutions, including some which have greater financial resources, name recognition and market presence than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from commercial banks, other savings banks, savings and loan associations, mortgage banking companies, finance companies and credit unions. The Bank's most direct competition for deposits historically has come from other savings banks, savings and loan associations, commercial banks and credit unions. In addition, the Bank faces increasing competition for deposits from non-bank institutions such as brokerage firms, insurance companies, money market mutual funds, other mutual funds (such as corporate and government securities funds) and annuities. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for smaller institutions, such as the Bank, to compete effectively with large national and regional banking institutions. See "Business of the Bank--Market Area" and "--Competition."

Impact of Technological Advances

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The Company's future success may depend, in part, on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience and create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources than the Bank to invest in technological improvements. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to the public.

Additional Capital; Return on Equity

         As a result of the Conversion, the Company will have, on a consolidated basis, total equity that is substantially more than the equity of the Bank prior to the Conversion. Loan demand is not expected to increase correspondingly, and thus the Company is likely to be faced with the choice of either investing capital in lower yielding debt securities or making higher risk investments to increase yields. Furthermore, the Company is not expected to be able to immediately leverage the new capital, and therefore the increase in equity may adversely affect return on equity (net income divided by average equity), absent a corresponding increase in net income. The Bank's return on equity was 7.68% (annualized) and 1.01% (annualized) for the three months ended December 31, 1996 and 1995, respectively and was 4.88%, (4.04)% and 2.72% for the years ended September 30, 1996, 1995 and 1994, respectively. The Company initially intends to invest the net proceeds in short and medium term investments which generally have lower yields than loans. There can be no assurance that the Company will be able to increase net income in future periods in amounts commensurate with the increase in equity resulting from the Conversion. See "Pro Forma Data." Furthermore, current OTS policy on stock repurchases by the Company could limit the Company's flexibility in utilizing the net proceeds. See "The Conversion -- Restrictions on Repurchase of Stock."

Certain Anti-takeover Provisions

         Provisions in the Company's and the Bank's Governing Instruments. Certain provisions of the Company's certificate of incorporation and bylaws, particularly a provision limiting voting rights, and the Bank's stock charter and bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions include, among other things, supermajority voting on certain matters, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings, certain uniform price provisions for certain business combinations and limits on voting shares in excess of 10% of the outstanding shares. Any person owning in excess of 10% of the outstanding shares of voting stock will not be permitted to cast any votes with respect to shares in excess of the 10% limit. The Bank's Stock Charter also prohibits, for five years, the acquisition of, or the offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's equity securities, except for the acquisition of stock of the Bank by the Company. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Company's Board of Directors and, thus, generally may serve to perpetuate current management and could have an adverse effect on the market price of the Common Stock.

         Voting Control of Officers and Directors. Directors and executive officers of the Bank and the Company expect to purchase approximately 3.99% or 2.56% of the shares of Common Stock to be sold in the Conversion, based upon the minimum and 15% above the maximum of the Valuation Range, respectively. In addition, the ESOP intends to purchase 8% of the Common Stock. As a result, assuming the Stock Option Plan and the ISAP are implemented, directors, executive officers and employees have the potential to control the voting of approximately 25.99% and 24.56% of the Company's Common Stock (based on the minimum and 15% above the maximum, respectively of the Valuation Range and assuming that ISAP Shares are awarded from, and all stock options are exercised and satisfied with, shares repurchased by the Company), thereby enabling them to prevent or render more difficult the approval of transactions and other corporate actions requiring a supermajority vote of stockholders, such as certain business combinations and the amendment of certain charter provisions. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws."

         Provisions in Management Contracts and Benefit Plans. Certain provisions contained in the proposed Employment Contracts, Retention Agreements, the ESOP, the Stock Option Plan and the ISAP that provide for cash payments or the vesting of benefits upon a change of control of the Company or the Bank may make it less likely, or more costly, for a person to seek to acquire the Company or the Bank and could result in stockholders receiving less for their Common Stock than otherwise might be paid in the event of an acquisition of the Company. See "Management of the Bank--Employment Contracts," and "--Employee Retention Agreements" and "Management of the Bank--Benefits--Employee Stock Ownership Plan," "--Stock Option Plan" and "--Incentive Stock Award Plan."

Absence of Market for Common Stock

         The Company and the Bank have not previously issued capital stock and, consequently, there is no established market for the Common Stock at this time. The Company has received conditional approval from the Nasdaq Stock Market to have its Common Stock approved for quotation on the Nasdaq National Market under the symbol "GOSB" upon completion of the Conversion. One of the requirements for continued listing of the Common Stock on the Nasdaq National Market is that there be at least two market makers for the Common Stock and the NASD has proposed, among other things, increasing this requirement to three market makers. The Company will seek to encourage and assist sufficient market makers to make a market in its Common Stock to satisfy Nasdaq requirements. Capital Resources will assist the Company in such efforts and expects that it will be a market maker in the Common Stock. While the Company anticipates that there will be other broker-dealers who will act as market makers for the Common Stock, there can be no assurance that there will be sufficient market makers for the Common Stock.

         Making a market in securities involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or, once developed, will continue, nor can there be any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence or discontinuance of a market for the Common Stock may have an adverse impact on both the price and liquidity of the Common Stock and if a market for the Common Stock does not develop, it may be difficult for investors to sell their shares of Common Stock. See "Market for the Common Stock."

Possible Increase in the Valuation Range and Number of Shares to be Issued

         The number of shares to be sold in the Conversion may be increased as a result of an increase in the maximum of the Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering. If the Valuation Range is so increased, it is expected that the Company will issue up to 2,248,250 shares of Common Stock in the Conversion for aggregate proceeds of up to $22,482,500. An increase in the number of shares issued would decrease the pro forma net earnings per share and stockholders' equity per share but would increase the Company's pro forma consolidated stockholders' equity and net earnings.

Possible Dilution From Stock Options and the ISAP

         Common Stock equal to 10% of the shares issued in the Conversion will be reserved for issuance under the Stock Option Plan, the implementation of which will be subject to the approval of the stockholders of the Company. If all of the options were to be exercised and satisfied using authorized but unissued shares of Common Stock, the voting interests of existing stockholders would be diluted by approximately 9.09%, and, assuming that all options were granted at the Purchase Price, the effect on pro forma net earnings per share and stockholders' equity per share would be as set forth under "Pro Forma Data." Also, following the Conversion, the ISAP, if implemented, will provide for the grant of shares in an amount equal to 4% of the shares of Common Stock issued in the Conversion. The Company expects to acquire the shares used to fund the ISAP through open market purchases, subject to OTS approval, if necessary. However, if the ISAP is funded with authorized but unissued shares, the interests of existing stockholders would be diluted by approximately 3.85% (assuming no exercise of any options). See "Pro Forma Data" for the effect on pro forma net earnings per share and stockholders' equity per share. Stockholders will not have preemptive rights to acquire shares issued to satisfy the exercise of stock options or to fund the ISAP. If the ISAP is funded by open market purchases, the voting interests of existing stockholders would not be diluted, and the effect on pro forma net earnings per share and stockholders' equity per share would be as set forth under "Pro Forma Data." A dilution of the interests of existing stockholders could be expected to have an adverse effect on the market price of the Common Stock.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

         The Bank has received an opinion from CRG that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, this opinion is not binding on the IRS. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders or Other Members are deemed to have an ascertainable value, such Eligible Account Holders, Supplemental Eligible Account Holders or Other Members could be taxed upon the receipt or exercise of the subscription rights in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on the distribution of the subscription rights. Although the IRS is not known to have taken the position that subscription rights constitute taxable income in similar conversions, the IRS may change its position in the future. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank."

Regulation of Financial Institutions

         The Bank is subject to extensive regulation and supervision as a federal savings bank. Federal regulatory authorities have extensive discretion in connection with their supervision and enforcement activities and their examination policies, including the imposition of restrictions on the operation of a federal savings bank, the classification of its assets and the imposition of an increase in its allowance for loan losses. In addition, the Company, as a savings association holding company, will be subject to extensive regulation and supervision. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, its operations and the Conversion. See "Regulation."

         Congress has considered various proposals to consolidate and reorganize the regulatory functions of the four federal banking agencies: the OTS, the FDIC, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. Legislation has also been introduced that would limit the activities of unitary savings association holding companies to those permitted to be engaged in by multiple savings association holding companies, being principally those activities permitted of bank holding companies. See "Regulation--Holding Company Regulation." The outcome of efforts to effect regulatory consolidation and reorganization and to change the permitted activities of holding companies is uncertain. Therefore, the Bank is unable to determine the extent to which such legislation, if enacted, would affect its business.

Risk of Delay in Consummation of the Conversion

         The successful consummation of the Conversion will depend, in part, upon market conditions, both generally and with respect to the Common Stock, and upon the operating results of the Bank. If, following completion of the Offerings, various factors (including the market demand for the Common Stock as reflected by the level of subscriptions received in such Offerings) result in the estimated pro forma market value of the Common Stock (as determined by Capital Resources) being outside the Valuation Range (other than an increase of up to 15% above the maximum of the Valuation Range, as discussed elsewhere in this prospectus), a resolicitation of subscribers would likely be required. This would delay completion of the Conversion, increase expenses and delay the ability of the Company to commence deploying and leveraging the net proceeds. Developments other than market conditions could also delay the Conversion; however, management is currently unaware of any such developments.

                           FORWARD-LOOKING STATEMENTS

         When used in this prospectus, in future filings by the Company with the SEC, in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements". In addition, certain disclosures and information contained in this prospectus of a type customarily provided by financial institutions, such as an analysis of the adequacy of the loan loss allowance or an analysis of the interest rate sensitivity of the Company's assets and liabilities, are inherently based upon predictions of future events and circumstances.

         The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect the operations, performance, development and results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its loan loss allowance, include but are not limited to: (i) deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting the financial service industry; (iv) changes in competition; and (v) changes in consumer preferences.

         The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including those described above, could affect the Company's financial performance and could cause the Company's actual results or circumstances for future periods to differ materially from those anticipated or projected.

                         SELECTED FINANCIAL INFORMATION

         Set forth below are selected financial and other data of the Bank. This financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes to Financial Statements of the Bank presented elsewhere in this Prospectus. In the opinion of management of the Bank, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the periods indicated have been included.

Selected Financial Condition Data:


                                       At December 31,                      At September 30,
                                      ----------------      ------------------------------------------------------
                                         1996(1)          1996      1995        1994         1993         1992
                                         -------          ----      ----        ----         ----         ----
                                                                  (In Thousands)
Total assets........................... $96,966         $96,323   $101,041    $100,222    $100,290       $96,041
Loans receivable, net (2)..............  61,013          58,727     57,919      57,171      47,561        47,027
Mortgage-backed securities (3) ........   6,173           6,474      4,404       2,226       1,753         2,224
Investment securities (3)..............  21,016          23,081     27,844      34,714      45,516        41,123
Cash and cash equivalents..............   5,479           4,684      7,195       2,370       1,707         1,892
Deposits...............................  82,583          83,442     88,093      86,396      88,803        85,383
Borrowings.............................   1,000               -      1,000       2,000           -             -
Total equity...........................  12,106          11,747     11,097      11,508      11,197        10,391

Selected Operations Data:

                                                       Three Months
                                                    Ended December 31,                    Year Ended September 30,
                                                    -------------------      ------------------------------------------------------
                                                     1996(1)     1995(1)      1996        1995       1994         1993        1992
                                                     -------     -------    --------     ------     ------       ------      ------
                                                                            (In Thousands)
Interest income ..................................     $ 1,676   $ 1,534     $6,235     $ 5,715      $ 5,747     $ 6,414     $ 7,069
Interest expense .................................         781       913      3,448       3,289        2,689       3,026       4,072
                                                        ------   -------    -------     -------      -------     -------     -------
  Net interest income ............................         895       621      2,787       2,426        3,058       3,388       2,997
Provision for loan losses ........................        --          13         24          29           25          10          40
                                                        ------   -------    -------     -------      -------     -------     -------
  Net interest income after
     provision for loan losses ...................         895       608      2,763       2,397        3,033       3,378       2,957

Non-interest income ..............................         162       179        489         450          377         425         916
Non-interest expense .............................         637       626      2,343       2,931        2,798       2,599       2,382
                                                        ------   -------    -------     -------      -------     -------     -------
Income (loss) before income taxes and cumulative
  effect of changes in accounting principles .....         420       161        909         (84)         612       1,204       1,491
Income tax expense (benefit) .....................         125        63        351         (16)         301         398         651
                                                        ------   -------    -------     -------      -------     -------     -------
Income (loss) before cumulative effect of changes
   in accounting principles ......................         295        98        558         (68)         311         806         840
Cumulative effect of changes
   in accounting principles (4) ..................        --        --         --          (394)        --          --          --
     Net income (loss)............................      $  295   $    98    $   558     $  (462)     $   311     $   806     $   840
                                                        ======   =======    =======     =======      =======     =======     =======


                                              Notes appear after following page.

Selected Financial Ratios and Other Data (5):

                                            At or for the Three
                                               Months Ended
                                               December 31,           At or for the Year Ended September 30,
                                            ------------------     ---------------------------------------------
                                              1996(1)  1995(1)    1996    1995      1994     1993     1992
                                              -------  -------    ----    ----      ----     ----     ----

Performance Ratios:
Return on average assets (net income
 to average total assets)(6)..............     0.95%     0.11%      0.56%  (0.46)%     0.31%    0.82%    0.89%
Return on average equity (net income
 to average equity)(6)....................     7.68      1.01       4.88   (4.04)      2.72     7.47     8.42
Average interest-earnings assets to
 average interest-bearing liabilities.....   112.73    108.09     109.57   109.91    112.69   110.73   109.75
Net interest rate spread (7)(8)...........     3.37      2.28       2.71     2.27      2.85     3.28     2.88
Net interest margin (8)(9)................     3.81      2.60       3.08     2.62      3.21     3.64     3.31
Net interest income after provision
 for loan losses to total other expenses..     1.41x     0.97x      1.18x    0.82x     1.08x    1.30x    1.24x

Capital and Asset Quality Ratios:
Average equity to average total assets....    12.33     11.15      11.53    11.40     11.34    10.99    10.66
Total equity to assets end of period......    12.48     11.13      12.20    10.98     11.48    11.16    10.82
Non-performing assets to total assets.....    0.003         -       0.02     0.22      0.26     0.27     0.15
Non-performing loans to total loans.......    0.005         -       0.03     0.39      0.45     0.56     0.17
Allowance for loan losses to total loans..     0.22      0.22       0.21     0.20      0.19     0.19     0.20
Allowance for loan losses to
   non-performing loans...................    44.33x        NM(10)  7.69x    0.51x     0.41x    0.34x    1.15x

Other Data:
   Number of real estate loans outstanding      891       911        876      913       951      922      992
   Number of deposit accounts.............   11,603    12,616     11,695   12,556    12,106   12,040   12,284
   Full service offices (11) .............        1         1          1        1         1        1        1


                                                 Notes appear on following page.

 (1) The data presented above and elsewhere in this prospectus at or for the three months ended December 31, 1996 and 1995 are unaudited and reflect, in the opinion of management, all adjustments (consisting of only normal recurring adjustments, except as described in Note 6 below) which are necessary to present fairly the results for such interim periods.
(2) Shown net of deferred fees and the allowance for loan losses.
(3) At December 31, 1996, all of the Bank's mortgage-backed securities are classified as held to maturity and all investment securities are classified as available for sale. See Notes 2, 3 and 4 of Notes to Financial Statements. For 1994, investment securities include $2,172,000 of trading securities.
(4) Reflects the recognition, in one lump sum, of the transition obligation for post-retirement pension benefits recognized in accordance with Statement of Financial Accounting Standards ("SFAS") 106. See Note 12 of Notes to Financial Statements.
(5) Asset quality and capital ratios are at end of period. Other ratios are based upon month end average balances. Ratios for the three-month periods have been annualized where appropriate.
(6) For the purpose of disclosing the annualized return on average assets and return on average equity, 75% (net of tax) of the lump sum distributions received annually in December on the Bank's investment in the Institutional Investors Mutual Fund and 75% of the net tax benefit resulting from a change in New York State law regarding bad debt deductions has been excluded. See Note 5 to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Average Balances, Interest Rates and Yields" and "--Comparison of Operating Results for the Three Months Ended December 31, 1996 and December 31, 1995--Income Tax Expense."
(7) The net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest-bearing liabilities.
(8) Reported spread and margin have been adjusted for the three month periods as set forth in Note 5 to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Average Balances, Interest Rates and Yields."
(9) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.
(10) Not Meaningful. The denominator (non-performing loans) is zero.
(11) In March 1997, the Bank opened a branch in Goshen, New York.

                         SUMMARY OF RECENT DEVELOPMENTS

         The following tables summarize certain financial and operational information and other data for the Bank as of or for the periods ended March 31, 1997 and 1996 and September 30, 1996 and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods have been made. This information is derived in part from and should be read in conjunction with the Financial Statements of the Bank and Notes thereto presented elsewhere herein. The results of operations for the three and six months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year or any other period.

Selected Financial Data
                                                               At March 31, 1997        At September 30, 1996
                                                               -----------------        ---------------------
                                                                              (In Thousands)
      Total Amount of:
         Assets...............................................         $ 95,617                 $ 96,323
         Loans receivable, net................................           61,734                   58,727
         Mortgage-backed securities...........................            5,925                    6,474
         Investment securities................................           21,386                   23,081
         Cash and cash equivalents............................            2,970                    4,684
         Deposits.............................................           82,501                   83,442
         Borrowings...........................................               --                       --
         Total equity.........................................           12,125                   11,747

      Number of:
         Real estate loans outstanding........................              884                      876
         Deposit accounts.....................................           11,558                   11,695
         Full service offices.................................                2                        1

Selected Operations Data
                                                            Three Months Ended            Six Months Ended
                                                                 March 31,                     March 31,
                                                           1997           1996           1997           1996
                                                           ----           ----           ----           ----
                                                                             (In Thousands)

      Interest income................................      $ 1,621        $1,546         $3,297         $3,080
      Interest expense...............................          767           859          1,547          1,772
                                                            ------        ------          -----          -----
         Net interest income.........................          854           687          1,750          1,308
      Provision for loan losses......................           --            --             --             13
                                                            ------        ------         ------        -------
         Net interest income after
          provision for loan losses..................          854           687          1,750          1,295

      Non-interest income............................           55           175            216            354

      Non-interest expenses..........................          737           682          1,374          1,308
                                                            ------        ------          -----          -----

      Income before income taxes.....................          172           180            592            341
      Provision for income taxes.....................           68            72            193            135
                                                           -------       -------         ------         ------
         Net income (loss)...........................          104           108            399            206


Selected Financial Ratios

                                                                      At or for the               At or for the
                                                                   Three Months Ended            Six Months Ended
                                                                        March 31,                    March 31,

                                                                  1997           1996           1997         1996
                                                                  ----           ----           ----         ----
      Return on average assets (net income to
      average total assets)................................       0.43%          0.44%          0.83%         0.41%

      Return on average equity (net
      income to average equity)............................       3.42%          3.85%          6.63%         3.67%

      Average interest-earning assets to average
         interest-bearing liabilities......................     115.05%        109.32%        113.89%       108.70%

      Average equity to average total assets...............      12.72%         11.40%         12.52%        11.28%

      Equity to assets at period end.......................      12.68%         12.20%         12.68%        12.20%
      Net interest rate spread.............................       3.26%          2.67%          3.35%         2.50%

      Net interest margin..................................       3.77%          3.02%          3.82%         2.83%

      Net interest income after provision for loan
         losses to total other expenses....................       1.16%          1.01%          1.27%         0.99%

      Non-performing assets to total assets,
         end of period.....................................       0.07%          0.00%          0.07%         0.00%

      Non-performing loans to total loans,
         end of period.....................................       0.11%          0.00%          0.11%         0.00%

      Allowance for loan losses to total
         loans, end of period .............................       0.21%          0.21%          0.21%         0.21%

      Allowance for loan losses to
         non-performing loans, end of period...............     188.46%         NM(2)         188.46%        NM(2)

---------------------
(1) Ratios for three and six month periods are stated on an annualized basis.
    Such ratios and results are not necessarily indicative of results that may be expected for the full year.
(2) NM - Not meaningful, the denominator is zero.

Comparison of Financial Condition at March 31, 1997 and September 30, 1996

         Total assets decreased by $707,000, or 0.7%, from $96.3 million at September 30, 1996 to $95.6 million at March 31, 1997. Net loans increased by $3.0 million from $58.7 million at September 30, 1996 to $61.7 million at March 31, 1997, as the Bank continued to emphasize the origination of loans. The increase in loans was funded principally by declines in the Bank's securities investments and federal funds sold. Mortgage-backed securities declined by $549,000 from $6.5 million to $5.9 million while investment securities declined by $1.7 million from $23.1 million to $21.4 million and federal funds sold declined by $1.5 million from $1.7 million to $200,000.

         Deposits declined by $941,000 from $83.4 million to $82.5 million from September 30, 1996 to March 31, 1997. The decline resulted from management's continuing efforts to reduce the Bank's cost of funds by moderating the rates paid on certificates of deposit.

         The Bank's equity increased by $378,000 from $11.7 million at September 30, 1996 to $12.1 million at March 31, 1997. The increase resulted from $399,000 of retained earnings, partially offset by a $21,000 decline in net unrealized gains on securities available for sale.

Comparison of Operating Results for the Three Months Ended March 31, 1997 and March 31, 1996

         General. Net income for the three month period ended March 31, 1997 was $104,000, a decrease of $4,000 from net income of $108,000 for the three months ended March 31, 1996. The decrease was represented principally by a $115,000 decline in realized gains on the sale of securities and $50,000 of environmental remediation costs recorded during the three months ended March 31, 1997, substantially offset by a $167,000 increase in net interest income after provision for loan losses.

         Interest Income. Interest income for the three months ended March 31, 1997 increased $75,000 from $1.5 million for the three months ended March 31, 1996 to $1.6 million for the comparable period in 1997. The yield on average interest-earning assets increased from 6.79% to 7.16% between the periods as yields increased on all major asset categories. The increase in overall average yield was due to the combined effect of generally higher interest rate conditions coupled with the repricing to market rates of teaser rate adjustable mortgage loans originated during 1994 which did not adjust to fully indexed rates until July 1996 or January 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis of Net Interest Income--Teaser Rate Loans."

         Contributing to the increase in interest income was a shift in the mix of assets as the average balance of loans, the Bank's highest yielding asset category, increased by 6.3% while the average balance of investment and mortgage-backed securities declined by 9.7% and 6.4%, respectively. Average interest-earning assets declined by $545,000 from $91.1 million for the three months ended March 31, 1996 to $90.6 million for the comparable period in 1997, which partially offset the increase in interest income.

         Interest Expense. Interest expense declined by $92,000 from $859,000 for the three months ended March 31, 1996 to $767,00 for the three months ended March 31, 1997, due principally to a decline in the average cost of funds of 22 basis points from 4.12% for the three months ended March 31, 1996 to 3.90% for the three months ended March 31, 1997 and a decline in the average balance of interest-bearing liabilities of $4.6 million from $83.3 million to $78.7 million. These declines were caused principally by declines in both the average rates paid and average balances of certificates of deposit. The average rate paid on certificates of deposit declined from 5.42% for the three months ended March 31, 1996 to 4.88% for the three months ended March 31, 1997 and the average balance of such accounts declined from $41.1 million to $38.0 million between the periods as the Bank continued to seek to reduce its average cost of funds by moderating the rates paid on those accounts. Furthermore, as the Bank received payment of substantially all of its claims against Nationar, the Bank no longer needed high cost certificates of deposit to fund non-earning assets frozen at Nationar. The Bank also elected not to match rate increases offered by other local banks on money market accounts during the latter part of calendar year 1996 and early 1997, resulting in a decline in the average balance of money market accounts of $655,000, or 6.1%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis of Net Interest Income--Efforts to Reduce Cost of Funds" and "--The Closing and Liquidation of Nationar."

         Net Interest Income. Net interest income increased by $167,000 from $687,000 for the three months ended March 31, 1996 to $854,000 for the three months ended March 31, 1997 as a result of the combined effect of the increase in interest income and the decrease in interest expense discussed above. The Bank's spread, representing the difference between the average rate paid on interest-earning assets and the average rate paid on interest-bearing liabilities, increased 59 basis points from 2.67% for the three months ended March 31, 1996 to 3.26% for the three months ended March 31, 1997. The repricing of teaser rate loans and the moderation of rates offered on certificate accounts both had positive affects on net interest income.

         The Bank's net interest margin increased from 3.02% during the three months ended March 31, 1996 to 3.77% for the three months ended March 31, 1997. The 75 basis point increase was caused by the combined effect of the increase in spread and an increase in the ratio of interest-earning assets to interest-bearing liabilities from 109.3% to 115.0% between the periods. Average interest-bearing liabilities decreased by $4.6 million compared to a decrease in average interest-earning assets of $545,000, caused in part by the resolution of the Nationar matter which resulted in the release to the Bank of frozen assets that had not been earning interest. The ratio was also positively affected by the retention of earnings which increased the Bank's capital.

         Provision for Loan Losses. The Bank did not record a provision for loan losses during either of the periods due to the Bank's low levels of past due and non-performing loans. Loans past due 90 days or more were $68,000 at March 31, 1997, represented by one residential one-to-four family mortgage loan. The Bank had no other non-performing assets at that date. See "Business of the Bank--Asset Quality."

         Non-interest Income. Non-interest income decreased by $120,000 from $175,000 for the three months ended March 31, 1996 to $55,000 for the three months ended March 31, 1997. The decrease resulted principally from the fact that the Bank had $115,000 of realized gains on the sale of securities ($69,000 net of tax effect) during the three months ended March 31, 1996, compared to no such gains during the like period in 1997.

         Non-interest Expense. Non-interest expense increased by $55,000 from $682,000 for the three months ended March 31, 1996 to $737,000 for the three months ended March 31, 1997. The principal cause of the increase was a $50,000 expense recorded during the three months ended March 31, 1997 on account of costs incurred or anticipated for the removal of environmental contamination on property adjoining the Bank's main office. See "Business of the Bank--Properties." The remainder of the increase resulted from normal fluctuations in expenses, as the Bank did not experience significant changes in any principal non-interest expense categories. Compensation and benefits expense increased by 1.0% from $394,000 to $398,000 while occupancy expense decreased by 15.4% from $58,000 to $49,000 principally because snow removal expense declined by $10,000 as the extremely harsh winter of 1996 was followed by the relatively mild winter of 1997.

         Income Tax Expense. Income tax expense declined from $72,000 for the three months ended March 31, 1996 to $68,000 for the three months ended March 31, 1997 due to the decrease in net income between the periods.

Comparison of Operating Results for the Six Months Ended March 31, 1997 and March 31, 1996

         General. Net income for the six month ended March 31, 1997 was $399,000, an increase of $193,000 over net income of $206,000 for the six months ended March 31, 1996. The improvement resulted principally from improved yields on assets and reductions in the cost of funds, partially offset by a decline in gains on sales of securities and $50,000 of environmental remediation costs recorded during the six months ended March 31, 1997.

         Interest Income. Interest income increased $216,000 from $3.1 million for the six months ended March 31, 1996 to $3.3 million for the six months ended March 31, 1997 as the average yield on the Bank's interest-earning assets increased from 6.72% to 7.26% due to increasing general interest rate conditions and the upward repricing of the Bank's teaser rate mortgage loans. An increase in the percentage of average interest-earning assets represented by loans from 63.3% for the six months ended March 31, 1996 to 67.6% for the six months ended March 31, 1997 also had a positive effect on interest income, while a decrease in the average volume of interest-earning assets between the periods from $91.2 million to $90.1 million adversely affected interest income. See "--Comparison of Operating Results for the Three Months Ended March 31, 1997 and March 31, 1996--Interest Income."

         Interest Expense. Interest expense declined by $225,000 from $1.8 million for the six months ended March 31, 1996 to $1.5 for the six months ended March 31, 1997. The decline resulted from a reduction in the average rate paid on interest-bearing assets of 31 basis points, from 4.22% to 3.91% as the Bank moderated the rates offered on certificates of deposit and money market accounts. Average interest-bearing liabilities also declined from $83.9 million to $79.1 million between the periods.

         Net Interest Income. Net interest income increased by $441,000 from $1.3 million for the six months ended March 31, 1996 to $1.7 million for the six months ended March 31, 1997. The increase resulted from the combined effect of the increase in interest income and the decrease in interest expense. The Bank's spread increased from 2.50% for the six months ended March 31, 1996 to 3.35% for the six months ended March 31, 1997 as the rates earned on interest earning assets increased while the rates paid on interest-bearing liabilities declined. The Bank's net interest margin increased from 2.83% for the six months ended March 31, 1996 to 3.82% for the six months ended March 31, 1997. The increase in the net interest margin corresponded to the increase in spread, also positively affected by an increase in the excess of interest earning assets over interest-bearing liabilities due to the resolution of the Nationar matter.

         Provision for Loan Losses. The provision for loan losses declined from $13,500 for the six months ended March 31, 1996 to zero for the six months ended March 31, 1997. The Bank did not provide additional amounts for loan losses during the six months ended March 31, 1997 due to its low level of non-performing loans and its low level of charge-offs.

         Non-interest Income. Non-interest income declined by $138,000 from $354,000 for the six months ended March 31, 1996 to $216,000 for the six months ended March 31, 1997. The principal cause of the decline was $115,000 of gains on the sale of securities during the six months ended March 31, 1996 compared to no such gains during the comparable period in 1997 and a $26,000 decline in capital gains distributions from the Bank's mutual fund investments.

         Non-interest Expense. Non-interest expense increased $66,000 from $1.3 million for the six months ended March 31, 1996 to $1.4 million for the six months ended March 31, 1997. The increase was caused principally by $50,000 in environmental remediation expenses which the Bank recorded during the latter period.

         Income Tax Expense. Income tax expense increased from $135,000 for the six months ended March 31, 1996 to $193,000 for the six months ended March 31, 1997. The increase was caused by an increase in income before taxes from $341,000 to $592,000. The increase was partially offset by a $60,000 reduction in deferred tax liabilities due to changes in New York law regarding tax bad debt deductions. See "Taxation--New York State Taxation."

Regulatory Capital Ratios at March 31, 1997

         The following table sets forth the Bank's regulatory captial ratios at March 31, 1997 as compared to the minimum regulatory capital requirements imposed by the OTS (dollars in thousands).

                         Requirement             Actual             Excess
                         -----------             ------             ------
Tangible capital      $1,432     1.50%     $12,003   12.57%    $10,571   11.07%

Core capital          $2,865     3.00%     $12,003   12.57%    $ 9,138    9.57%

Risk-based capital    $4,392     8.00%     $12,130   22.10%    $ 7,738   14.10%

                            GSB FINANCIAL CORPORATION

         GSB Financial Corporation (the "Company") was recently organized at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. The Company has received approval from the OTS to become a savings and loan holding company and, upon completion of the Conversion, will be subject to regulation by the OTS. See "The Conversion--General" and "Regulation--Holding Company Regulation." Upon consummation of the Conversion, the Company will have no significant assets other than the shares of the Bank's common stock acquired in the Conversion and an amount equal to 50% of the net proceeds of the Conversion, including the ESOP Loan, and will have no significant liabilities. The Company intends to use a portion of the net proceeds it retains to make the ESOP Loan to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion. See "Use of Proceeds." The management of the Company is as set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers who are currently officers of the Bank but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

         Management believes that the holding company structure will provide the Company additional flexibility to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. There are no current arrangements, understandings or agreements regarding any such opportunities. However, subsequent to the Conversion, the Company will be in a position, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds of the Offerings to be retained by the Company, income thereon and dividends from the Bank.

         The Company's executive office is located at the administrative offices of the Bank, One South Church Street, Goshen, New York 10924. Its telephone number is (914) 294-6151.

                               GOSHEN SAVINGS BANK

         The Bank was organized in 1871 as a New York State chartered mutual savings bank. The Bank converted to a federal mutual savings bank on March 18, 1997. The Bank's deposit accounts are insured to the maximum allowable amount by the BIF as administered by the FDIC. The Bank services its customers from its main office in Goshen, an adjacent drive-up facility, and a branch opened in March 1997 at an elder care facility in Goshen. At December 31, 1996, the Bank had total assets of $97.0 million, total deposits of $82.6 million and total equity of $12.1 million. The Bank's market area consists of the Village of Goshen, New York and the surrounding communities to a radius of approximately 12 miles, representing most of Orange County, New York. Based upon data as of June 30, 1996 published by the FDIC, the Bank's share of total FDIC-insured deposits within its market area was less than 5%.

         The Bank is a community-oriented savings bank whose businesses primarily consist of accepting deposits from customers and investing those funds in residential mortgage loans in its local market area. To a lesser degree, the Bank makes commercial mortgage loans and consumer loans and invests in investment and mortgage-backed securities. At December 31, 1996, the Bank's loan portfolio, net, totaled $61.0 million, or 62.9% of total assets. All of the Bank's loan origination and related loan servicing activities are conducted internally by Bank personnel.

         The Bank's investment activities primarily consist of investing in debt securities issued by the United States Government and its agencies, corporate debt securities, mortgage-backed securities and certain limited equity securities. At December 31, 1996, the Bank had $21.0 million in U.S. Government, agency, municipal and corporate debt securities, mutual fund shares, and corporate equity securities, representing 21.7% of total assets, all of which were classified as available for sale. At December 31, 1996, the Bank's equity securities represented $2.8 million of the investment securities and consisted of stock of the Federal Home Loan Bank of New York ("FHLBNY") and the Student Loan Marketing Association, Inc. ("SLMA") and mutual fund shares issued by the Institutional Investors Capital Appreciation Fund, Inc. (referred to herein, with other related funds, as the Institutional Investors Mutual Fund, or "IIMF"). At December 31, 1996, the Bank had $6.2 million in mortgage-backed securities, or 6.4% of total assets, all of which were issued by governmental-sponsored and federal agencies such as the Federal National Mortgage

Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC") and the Government National Mortgage Association ("GNMA"). All mortgage-backed securities were classified as held to maturity.


         The Bank's executive office is located at One South Church Street, Goshen, New York 10924. Its telephone number is (914) 294-6151.

                          REGULATORY CAPITAL COMPLIANCE

         At December 31, 1996, the Bank was subject to FDIC minimum capital requirements and satisfied all such requirements. Set forth below is a summary of the Bank's compliance with the OTS capital standards now applicable to it, on an historical basis at December 31, 1996, and on a pro forma basis assuming that the indicated number of shares were sold as of such date and assuming the receipt by the Bank of 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of shares expected to be acquired by the ISAP are deducted from pro forma regulatory capital. See "Pro Forma Data".

                                             Pro Forma Based Upon Net Proceeds at December 31, 1996
                ----------------------------------------------------------------------------------------------------------
                    Historical at             Minimum of          Midpoint of             Maximum of       15% Above Maximum
                 December 31, 1996         Valuation Range       Valuation Range       Valuation Range    of Valuation Range(1)
               --------------------     -------------------  --------------------   -------------------- ----------------------
                           Percent of              Percent of            Percent of             Percent of             Percent of
                           Applicable              Applicable            Applicable             Applicable             Applicable
                   Amount   Assets(2)      Amount   Assets(2)   Amount    Assets(2)    Amount    Assets(2)    Amount    Assets(2)
                   ------   ---------      ------   ----------  ------    ----------   ------    ----------   ------    ---------
                                                                 (Dollars in Thousands)

GAAP Capital (3).. $12,106   12.48%      $ 17,212     16.6%   $ 18,157     17.3%     $ 19,103     18.0%      $ 20,191      18.7%
                  ========   ======      ========     =====   ========     =====     ========     =====      ========      =====
Tangible Capital:
Capital Level (4). $11,899   12.30%      $ 17,005     16.4%   $ 17,950     17.1%     $ 18,896     17.8%      $ 19,984      18.6%
Requirement (5)...   1,451    1.50%         1,554      1.5%      1,573      1.5%     $  1,592      1.5%         1,613       1.5%
                   -------   ------      --------     -----   --------     -----     --------     -----      --------      -----
Excess...........  $10,448   10.80%      $ 15,451     14.9%   $ 16,377     15.6%     $ 17,304     16.3%      $ 18,371      17.1%
                  ========   ======      ========     =====   ========     =====     ========     =====      ========      =====
Core Capital:
Capital Level (4)  $11,899   12.30%      $ 17,005     16.4%   $ 17,950     17.1%     $ 18,896     17.8%      $ 19,984      18.6%
Requirement (5)..    2,903    3.00%         3,108      3.0%      3,146      3.0%        3,183      3.0%         3,226       3.0%
                   -------   ------      --------     -----   --------     -----     --------     -----      --------      -----
Excess...........  $ 8,996    9.30%      $ 13,897     13.4%   $ 14,804     14.1%     $ 15,713     14.8%      $ 16,758      15.6%
                  ========   ======      ========     =====   ========     =====     ========     =====      ========      =====
Risk-based capital:(6)
Capital level (4)  $12,032   21.85%      $ 17,138     29.1%   $ 18,083     30.3%     $ 19,029     31.5%      $ 20,117      32.9%
Requirement (5)..    4,405    8.00%         4,716      8.0%      5,053      8.0%        5,153      8.0%         5,268       8.0%
                   -------   ------      --------     -----   --------     -----     --------     -----      --------      -----
Excess...........  $ 7,627   13.85%      $ 12,422     21.1%   $ 13,030     22.3%     $ 13,876     23.5%      $ 14,849      24.9%
                  ========   ======      ========     =====   ========     =====     ========     =====      ========      =====


(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the maximum of the Valuation Range of up to 15% as a result of regulatory considerations or changes in market conditions or general financial and economic conditions following the commencement of the Subscription Offering.
(2) Tangible and core capital ratios are shown as a percentage of tangible assets. Risk-based capital ratios shown as a percentage of risk-weighted assets.
(3) The difference between capital under generally accepted accounting principles ("GAAP") and regulatory tangible and core capital is an adjustment to GAAP capital by the amount of the net unrealized gain/loss, if any, on available-for-sale securities recognized only for GAAP purposes, and other adjustments not pertinent to the Bank. Regulatory risk-based capital reflects these adjustments and includes the allowance for loan losses. See "Regulation--Regulation of Federal Savings Associations--Capital Requirements."
(4) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the sale of Common Stock in the Offerings. These levels also assume funding by the Bank of the ISAP equal to 4% of the Common Stock issued and repayment of the ESOP Loan in level principal installments over a period of 10 years. See "Management of the Bank--Benefits" for a discussion of the ISAP and ESOP.
(5) In order to be classified as "well-capitalized," a federal savings bank must, in addition to other requirements, have ratios of core and total capital to risk-weighted assets of at least 6.0% and 10.0%, respectively, and its ratio of core capital to total assets must be at least 5.0%. See "Regulation--Regulation of Federal Savings Associations--Capital Requirements" and "--Prompt Corrective Action."
(6) Pro forma risked-based capital data assumes net proceeds are invested in assets that carry a risk-weighting equal to 56.8%, being the average risk weighting of the Bank's assets at December 31, 1996.

                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $13,679,000 and $18,685,000 million (or $21,565,000 if the Valuation
Range is increased by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.

         The Company will purchase all of the outstanding capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds of the Offerings. Based on net proceeds of $13.7 million to $18.7 million, the Company expects to utilize between $6.85 million and $9.35 million of net proceeds to purchase the common stock of the Bank. Such portion of net proceeds received by the Bank from the Company will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes including to increase its levels of one-to-four family real estate lending and, to a lesser extent, other lending, depending on market conditions as suitable opportunities arise. The Bank also intends to utilize the net proceeds for investments in short- and medium-term, investment grade debt securities and mortgage-backed securities. The Company may use net proceeds from the Conversion to purchase stock to fund the ISAP or to satisfy the exercise of options issued under the Stock Option Plan. See "Management of the Bank--Benefits--Stock Option Plan" and "--Benefits--Incentive Stock Award Plan."

         The Company intends to use a portion of the net proceeds it retains to make the ESOP Loan to enable the ESOP to purchase, in the Conversion, or in the open market to the extent Common Stock is not available to fill the ESOP's subscription, 8% of the Common Stock issued in the Conversion. Based upon the sale of from 1,445,000 shares to 1,955,000 shares at the minimum and maximum of the Valuation Range, the amount of the ESOP Loan would be $1,156,000 or $1,564,000, respectively (or $1,798,600 if the maximum of the Valuation Range is increased by 15%), with a term of ten years at an interest rate of 7.75% per year. The Company and Bank may alternatively choose to fund the ESOP's stock purchases through a loan by a third party financial institution. See "Management of the Bank--Benefits--Employee Stock Ownership Plan." The remaining net proceeds retained by the Company will initially be invested in short- and medium-term debt obligations, mortgage-backed securities and other investment grade marketable equity securities, and may be invested in deposits in or loans to the Bank.

         The net proceeds may also be used to support the future expansion of operations through branch acquisitions, the establishment of branch offices and the acquisition of savings associations, savings banks and commercial banks or their assets, or diversification into other banking related businesses. The Company and the Bank have no current arrangements, understandings or agreements regarding any such transactions. The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would not be restricted as to the types of business activities in which it may engage. See "Regulation--Holding Company Regulation" for a description of certain regulations applicable to the Company.

         Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company may not repurchase any Common Stock in the first year after the Conversion and, during the next two following years, may only repurchase up to 5% of its outstanding capital stock during each twelve-month period. Further, the Company may not repurchase any of its Common Stock if the repurchase would cause the Bank to become "undercapitalized" within the meaning of the OTS's prompt corrective action regulation. See "Regulation--Regulation of Federal Savings Associations--Prompt Corrective Action." Based upon facts and circumstances following the Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. If the Company determines to repurchase stock, such repurchases may be made at prices in excess of the Purchase Price. To the extent that the Company repurchases stock at market prices in excess of the Purchase Price, such repurchases may have a dilutive effect upon the interests of existing stockholders. Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations. See "Regulation--Regulation of Federal Savings Associations--Limitations on Capital Distributions."

                                 DIVIDEND POLICY

         Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Following the Conversion, the Board of Directors may consider a policy of paying cash dividends on the Common Stock. However, no decision has been made as to the amount or timing of such dividends, if any. In the future, declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition, results of operations, tax considerations, general economic conditions, industry standards and other factors. No assurances can be given, however, that any dividends will be paid or, if payment is commenced, will continue to be paid.

         The Bank will not be permitted to pay dividends on its common stock or repurchase shares of its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account required to be created as part of the Conversion for the benefit of certain depositors. See "The Conversion--Liquidation Account." For information concerning federal regulations which apply to the Bank regarding its ability to make capital distributions, including payment of dividends to its holding company, see "Regulation--Regulation of Federal Savings Associations--Limitations on Capital Distributions" and "Taxation--Federal Taxation--Distributions." Assuming the sale of Common Stock at the maximum of the Valuation Range, at December 31, 1996, after giving pro forma effect to (i) the Conversion and related expenses,
(ii) the deduction from capital of the amount expected to be borrowed by the ESOP and the cost of shares of Common Stock to be acquired in connection with the ISAP and (iii) the retention by the Bank of 50% of the net proceeds of the Conversion, the Bank would be permitted to make capital distributions of up to approximately $6.5 million to the Company without prior OTS approval.

         Unlike the Bank, the Company is not generally subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company has committed to the OTS that it will not be permitted to pay or undertake any action that will further the payment of a return of capital or other extraordinary dividend for one year after the consummation of the Conversion. The Company is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.


                           MARKET FOR THE COMMON STOCK

         The Company was recently formed and has never issued capital stock. The Bank, as a mutual institution, has never issued capital stock. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq National Market under the symbol "GOSB" subject to the completion of the Conversion and compliance with certain conditions including the presence of at least two registered and active market makers. The Company will seek to encourage and assist at least two market makers to make a market in its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. There can be no assurance that the Common Stock will be able to meet the applicable listing criteria in order to maintain its quotation on the Nasdaq National Market or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of Common Stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the Common Stock at or above the Purchase Price after the Conversion. See "Risk Factors--Absence of Market for Common Stock."

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $13.7 million and $21.6 million based upon the following assumptions: (i) the ESOP will purchase 8% of the Common Stock issued in the Conversion and the remaining shares will be sold in the Offerings; (ii) Capital Resources will receive a fee equal to 2% of the aggregate purchase price of the shares sold in the Offerings, except that no fee will be paid with respect to shares purchased by the ESOP, and by officers, employees, and directors of the Bank and Company and members of their immediate families, which purchases are estimated at $600,000; and (iii) Conversion expenses, excluding the marketing fees paid to Capital Resources, will be approximately $517,000. Actual Conversion expenses may vary from those estimated.

         Pro forma consolidated net income of the Company for the three months ended December 31, 1996 and for the year ended September 30, 1996 have been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.55% (the one year U.S. Treasury constant maturity index for the week which included December 31,
1996). The yield on a one year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the Offerings. The tables do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock. The pro forma after-tax yield for the Company and the Bank is assumed to be 3.33% (based on an assumed tax rate of 40.0%). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the purchase of shares by the ESOP. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company will retain 50% of the net Conversion proceeds.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

         The following tables summarize historical data of the Bank and pro forma data of the Company at and for the three months ended December 31, 1996, and at and for the year ended September 30, 1996, based on the assumptions set forth above and in the table, and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to the ISAP, which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval. See "Management of the Bank--Benefits--Incentive Stock Award Plan." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plan expected to be adopted by the Board of Directors of the Company and presented to stockholders for approval, nor does book value as presented give any effect to the liquidation account to be established in the Conversion. See "The Conversion--Effects of Conversion on Depositors and Borrowers--Liquidation Rights" and "Management of the Bank--Benefits--Stock Option Plan."

                                                                At or For the Three Months Ended December 31, 1996
                                                     ------------------------------------------------------------------------------
                                                         1,445,000              1,700,000        1,955,000             2,248,250
                                                      Shares (Minimum)   Shares (Midpoint)    Shares (Maximum)     Shares (15% Above
                                                          at $10.00          at $10.00            at $10.00           Maximum) at
                                                         Per Share           Per Share           Per Share         $ 10.00 Per Share
                                                     ----------------  -------------------  -------------------  -------------------
                                                                   (Dollars in Thousands, Except Per Share Amount)
    Gross Proceeds .....................................  $    14,450       $    17,000       $    19,550          $    22,483
    Less offering expenses and commissions .............         (771)             (818)             (865)                (919)
                                                          -----------       -----------       -----------          -----------
       Estimated net conversion proceeds ...............       13,679            16,182            18,685               21,564
    Less ESOP and ISAP funding .........................       (1,734)           (2,040)           (2,346)              (2,698)
                                                          -----------       -----------       -----------          -----------
       Estimated proceeds available for investment (1) .  $    11,945       $    14,142       $    16,339          $    18,866
                                                          ===========       ===========       ===========          ===========
    Net income:
       Historical ......................................  $       295       $       295       $       295          $       295
    Pro forma adjustments:
       Net -earnings from proceeds .....................           99               118               136                  157
       ESOP expense (2) ................................          (17)              (20)              (23)                 (27)
       ISAP expense (3) ................................          (17)              (20)              (23)                 (27)
                                                          -----------       -----------       -----------          -----------
         Pro forma net income ..........................  $       360       $       373       $       385          $       398
                                                          ===========       ===========       ===========          ===========
    Net income per share:
       Historical ......................................  $      0.22       $      0.19       $      0.16          $      0.14
    Pro forma adjustments:
       Net earnings from proceeds ......................         0.07              0.08              0.08                 0.08
       ESOP expense ....................................        (0.01)            (0.01)            (0.01)               (0.01)
       ISAP expense ....................................        (0.01)            (0.01)            (0.01)               (0.01)
                                                          -----------       -----------       -----------          -----------
         Pro forma net income per share ................  $      0.27       $      0.25       $      0.22          $      0.20
                                                          ===========       ===========       ===========          ===========

       Weighted average shares used in
         calculation ...................................    1,330,845         1,565,700         1,800,555            2,070,638
       Ratio of offering price to pro forma
         net income per share (annualized)..............         9.26x            10.00x            11.36x               12.50x
                                                          ===========       ===========       ===========          ===========

    Stockholders' equity (book value)(5):
       Historical ......................................  $    12,106       $    12,106       $    12,106          $    12,106
       Pro forma adjustments:
         Estimated net conversion proceeds .............       13,679            16,182            18,685               21,564
         Less Common Stock acquired by:
            ESOP........................................       (1,156)           (1,360)           (1,564)              (1,799)
            ISAP .......................................         (578)             (680)             (782)                (899)
                                                          -----------       -----------       -----------          -----------
                Pro forma book value ...................  $    24,051       $    26,248       $    28,445          $    30,972
                                                          ===========       ===========       ===========          ===========
    Stockholders' equity (book value) per share:

       Historical ......................................  $      8.38       $      7.12       $      6.19          $      5.38
       Pro forma per share adjustments:
         Estimated net conversion proceeds .............         9.47              9.52              9.56                 9.59
         Less Common Stock acquired by:
            ESOP .......................................        (0.80)            (0.80)            (0.80)               (0.80)
            ISAP .......................................        (0.40)            (0.40)            (0.40)               (0.40)
                                                          -----------       -----------       -----------          -----------
                Pro forma book value per share .........  $     16.65       $     15.44       $     14.55          $     13.77
                                                          ===========       ===========       ===========          ===========
                Shares used in calculation .............    1,445,000         1,700,000         1,955,000            2,248,250

    Offering price per share as a percentage
       of pro forma book value per share ...............        60.06%            64.77%            68.73%               72.62%
                                                          ===========       ===========       ===========          ===========

                                               Notes appear after following page

                                                                    At or For the Year Ended September 30, 1996
                                               ---------------------------------------------------------------------------------
                                                                                                                2,248,250
                                                      1,445,000           1,700,000          1,955,000      Shares (15% Above
                                                  Shares (Minimum)    Shares (Midpoint)   Shares (Maximum)       Maximum)
                                               at $10.00 Per Share  at $10.00 Per Share  at $10.00 Per Share at $10.00 Per Share
                                               -------------------  -------------------  ------------------- -------------------
                                                                 (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds ....................................... $    14,450       $    17,000       $    19,550       $    22,483
Less offering expenses and commissions ...............        (771)             (818)             (865)             (919)
                                                       -----------       -----------       -----------       -----------
     Estimated net conversion proceeds ...............      13,679            16,182            18,685            21,564
Less ESOP and ISAP funding ...........................      (1,734)           (2,040)           (2,346)           (2,698)
                                                       -----------       -----------       -----------       -----------
     Estimated proceeds available for investment (1)..     $11,945       $    14,142       $    16,339       $    18,866
                                                       ===========       ===========       ===========       ===========

Net income:
     Historical ...................................... $       558       $       558       $       558       $       558
Pro forma adjustments:
     Net earnings from proceeds ......................         398               471               544               628
     ESOP expense (2) ................................         (69)              (82)              (94)             (108)
     ISAP expense (3) ................................         (69)              (82)              (94)             (108)
                                                       -----------       -----------       -----------       -----------
        Pro forma net income ......................... $       818       $       865       $       914       $       970
                                                       ===========       ===========       ===========       ===========

Net income per share:
     Historical ...................................... $      0.42       $      0.36       $      0.31       $      0.27
Pro forma adjustments:
     Net earnings from proceeds ......................        0.30              0.30              0.30              0.30
     ESOP expense ....................................       (0.05)            (0.05)            (0.05)            (0.05)
     ISAP expense ....................................       (0.05)            (0.05)            (0.05)            (0.05)
                                                       -----------       -----------       -----------       -----------
        Pro forma net income per share ............... $      0.62       $      0.56       $      0.51       $      0.47
                                                       ===========       ===========       ===========       ===========
     Weighted average shares used in
        calculation ..................................   1,335,180         1,570,800         1,806,420         2,077,383
     Ratio of offering price to pro forma
        net income per share .........................      16.13x            17.76x            19.61x            21.28x
                                                       ===========       ===========       ===========       ===========

Stockholders' equity (book value)(5):
     Historical ...................................... $    11,747       $    11,747       $    11,747       $    11,747
     Pro forma adjustments:
        Estimated net conversion proceeds ............      13,679            16,182            18,685            21,564
        Less Common Stock acquired by:
            ESOP .....................................      (1,156)           (1,360)           (1,564)           (1,799)
            ISAP .....................................        (578)             (680)             (782)             (899)
                                                       -----------       -----------       -----------       -----------
                Pro forma book value ................. $    23,692       $    25,889       $    28,086       $    30,613
                                                       ===========       ===========       ===========       ===========

Stockholders' equity (book value) per share:
     Historical ...................................... $      8.13       $      6.91       $      6.01       $      5.22
     Pro forma per share adjustments:
        Estimated net conversion proceeds ............        9.47              9.52              9.56              9.59
        Less Common Stock acquired by:
            ESOP .....................................       (0.80)            (0.80)            (0.80)            (0.80)
            ISAP .....................................       (0.40)            (0.40)            (0.40)            (0.40)
                                                       -----------       -----------       -----------       -----------
                Pro forma book value per share ....... $     16.40       $     15.23       $     14.37       $     13.61
                                                       ===========       ===========       ===========       ===========

                Shares used in calculation ...........   1,445,000         1,700,000         1,955,000         2,248,250

Offering price per share as a percentage
     of pro forma book value per share ...............       60.98%            65.66%            69.59%            73.48%
                                                       ===========       ===========       ===========       ===========



                                                 Notes appear on following page.

(1) No effect has been given to withdrawals from deposit accounts to purchase Common Stock in the Conversion.

(2) It is assumed that 8% of the Common Stock issued in the Conversion will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest payments due on the ESOP Loan. The Bank's total annual payment on the ESOP Loan is based upon ten equal annual installments of principal, with an assumed interest rate at 7.75%. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the period and was made at the end of the period; (ii) that 2,890, 3,400, 3,910, and 4,497 shares were committed to be released during the three months ended December 31, 1996, and that 11,560, 13,600, 15,640 and 17,986 shares were committed to be released during the year ended September 30, 1996, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank--Benefits--Employee Stock Ownership Plan."

(3) Gives effect to the ISAP expected to be adopted by the Company following the Conversion. The Company intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Conversion to fund the ISAP or 57,800, 68,000, 78,200 and 89,930 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively. In calculating the pro forma effect of the ISAP, it is assumed that the shares were acquired at the beginning of the period presented in open market purchases at the Purchase Price and that 5% and 20% of the purchase price of such shares was an amortized expense during the three month period ended December 31, 1996 and the year ended September 30, 1996, respectively, based upon a vesting period under the ISAP of five years. The issuance of authorized but unissued shares of the Company's Common Stock to fund the ISAP instead of open market purchases would dilute the interests of existing stockholders by approximately 3.85%. In such event, pro forma net earnings per share would be $0.26, $0.23, $0.20 and $0.18, and pro forma stockholders' equity per share would be $16.39, $15.23, $14.23 and $13.63 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively, for the three months ended December 31, 1996. Pro forma net earnings per share would be $0.59, $0.53, $0.49 and $0.45 and pro forma stockholders equity per share would be $16.15, $15.03, $14.20 and $13.48 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively, for the year ended September 30, 1996. There can be no assurance that the actual purchase price of the shares used to fund the ISAP will be equal to the Purchase Price. See "Management of the Bank--Benefits--Incentive Stock Award Plan."

(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Conversion. Under the Stock Option Plan, an amount equal to 10% of the Common Stock issued in connection with the Conversion or 145,500, 170,000, 195,550 and 224,825 shares at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock to satisfy the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the beginning of the period at an exercise price of $10.00 per share, and further assuming the reinvestment of the proceeds received by the Company upon the same assumptions as the reinvestment of the net proceeds of the Offerings, for the three months ended December 31, 1996, the pro forma net earnings per share would be $0.26, $0.23, $0.20 and $0.18, respectively, and the pro forma stockholders' equity per share would be $15.81, $14.75, $13.97 and $13.29, respectively, and for the year ended September 30, 1996, the pro forma net earnings per share would be $0.58, $0.53, $0.48 and $0.45, respectively, and the pro forma stockholders' equity per share would be $16.04, 14.95, 14.14 and 13.43, respectively. See "Management of the Bank--Benefits --Stock Option Plan."

(5) The retained earnings of the Bank will be substantially restricted after the Conversion. See "Dividend Policy," and "The Conversion--Effects of Conversion on Depositors and Borrowers--Liquidation Rights."

                                 CAPITALIZATION

         The following table presents the historical capitalization of the Bank at December 31, 1996, including deposits and borrowings and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."


                                                                                                                   15% Above
                                                                       Minimum        Midpoint       Maximum         Maximum
                                                                      1,445,000      1,700,000      1,955,000       2,248,250
                                                   Goshen Savings     Shares at      Shares at      Shares at       Shares at
                                                    Historical     $10 Per Share  $10 Per Share  $10 Per Share  $10 Per Share (1)
                                                    ----------     -------------  -------------  -------------  -----------------
                                                                                     (In Thousands)


Deposits (2)....................................    $ 82,583          $ 82,583        $ 82,583       $ 82,583       $ 82,583
Borrowings......................................       1,000             1,000           1,000          1,000          1,000
                                                    --------          --------        --------       --------       --------
Total deposits and borrowings...................      83,583            83,583          83,583         83,583         83,583
                                                    ========          ========        ========       ========       ========
Capital Stock :
Preferred Stock:
    500,000 shares authorized; none outstanding.           -                -                -              -              -
Common Stock, $ 0.01 par value(3)
    5,000,000 shares authorized;
    shares outstanding as shown.................           -                14              17             20             22
    Additional paid-in capital..................           -            13,665          16,165         18,665         21,543
Equity - substantially restricted (4)...........      12,106            12,106          12,106         12,106         12,106
                                                    --------          --------        --------       --------       --------
Less:
  Common Stock acquired by ESOP(5)..............           -            (1,156)         (1,360)        (1,564)        (1,799)
  Common Stock acquired by ISAP(6)..............           -              (578)           (680)          (782)          (899)
                                                    --------          --------        --------       --------       --------

Total stockholders' equity......................    $ 12,106          $ 24,051        $ 26,248       $ 28,445       $ 30,973
                                                    ========          ========        ========       ========       ========


(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the maximum of the Valuation Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription Offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan intended to be adopted by the Company and presented for approval of stockholders at a meeting of stockholders following the Conversion. The Stock Option Plan would provide the grant of stock options to purchase an amount of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion. See "Management of the Bank--Benefits--Stock Option Plan."
(4) The equity of the Bank will be substantially restricted after the Conversion. See "The Conversion--Effects of Conversion on Depositors and Borrowers--Liquidation Rights."
(5) Assumes that 8% of the shares issued in connection with the Conversion will be purchased by the ESOP and the funds used to acquire the ESOP shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank--Benefits--Employee Stock Ownership Plan."
(6) Assumes that, subsequent to the Conversion, shares equal to 4% of the shares of Common Stock issued in the Conversion are purchased by the Company through open market purchases for use to fund the ISAP. The Common Stock purchased by the ISAP is reflected as a reduction of stockholders' equity. See "Risk Factors--Possible Dilution from Stock Options and the ISAP," "Pro Forma Data" and "Management of the Bank--Benefits--Incentive Stock Award Plan."

                               GOSHEN SAVINGS BANK
                              STATEMENTS OF INCOME

         The following Statements of Income of the Bank for each of the years in the three-year period ended September 30, 1996 have been audited by Nugent & Haeussler, P.C., independent certified public accountants, whose report thereon appears elsewhere in this Prospectus. With respect to information for the three months ended December 31, 1996 and 1995, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature. Results for the three months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the year ended September 30, 1997. These statements should be read in conjunction with the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. Prior to March 18, 1997, the Bank was a New York chartered mutual savings bank operating under the same name.


                                           Three Months Ended December 31,       Years Ended September 30,
                                           -------------------------------       -------------------------

                                                 1996          1995          1996          1995          1994
                                                 ----          ----          ----          ----          ----
                                                    (unaudited)
Interest income:
  Loans                                    $1,154,728    $1,015,808    $4,327,786    $3,882,416    $3,360,217
  Mortgage-backed securities                  112,825        75,336       396,257       197,792       171,451
  Federal funds sold                           21,947        30,045       122,586        99,101        43,942
  Investment securities:
    U.S. Treasury and other
     government agencies                      104,393       139,885       529,275       500,473       571,934
    Corporate bonds                           195,678       197,856       691,502       900,754     1,454,023
    Other                                      86,020        75,154       167,053       134,413       145,748
                                           ----------    ----------    ----------    ----------    ----------
Total interest income                       1,675,591     1,534,084     6,234,459     5,714,949     5,747,315
                                            ---------     ---------     ---------     ---------     ---------

Interest expense:
  Deposit accounts                            764,180       913,063     3,364,566     3,260,266     2,685,867
  Other borrowing                              15,888             0        82,900        28,443         3,193
                                           ----------   -----------    ----------    ----------    ----------
     Total interest expense                   780,068       913,063     3,447,466     3,288,709     2,689,060
                                           ----------    ----------    ----------    ----------     ---------
Net interest income before
     provision for loan losses                895,523       621,021     2,786,993     2,426,240     3,058,255

Provision for loan losses                           0        13,500        23,500        29,000        25,000
                                           ----------    ----------    ----------    ----------    ----------
     Net interest income after
     provision for loan losses                895,523       607,521     2,763,493     2,397,240     3,033,255
                                           ----------    ----------    ----------    ----------    ----------

Non-interest income:
  Realized gains on sale of
    investment securities                           0             0       114,681        13,861        19,727
  Capital gain distributions                   93,139       119,260       119,260       180,964       198,904
  Unrealized gain (loss) on trading
    securities                                      0             0             0             0       (86,672)
  Service charges on deposit accounts          36,705        37,036       147,247       148,460        85,434
  Other income                                 31,759        23,179       107,547       106,354       159,447
                                           ----------    ----------    ----------    ----------    ----------
     Total non-interest income                161,603       179,475       488,735       449,639       376,840
                                           ----------    ----------    ----------    ----------    ----------

                                                                                        Continued on following page



Statements of Income continued from preceding page.

                                         Three Months Ended December 31,       Years Ended September 30,
                                         -------------------------------       -------------------------
                                               1996          1995          1996          1995          1994
                                               ----          ----          ----          ----          ----

Non-interest expense:
Compensation and employee benefits            355,120       337,974     1,506,787     1,485,753     1,455,631
  Office occupancy                             43,628        45,853       191,011       177,207       213,253
  Federal deposit insurance
    premiums                                        0         8,708        10,708       142,302       200,194
  Advertising                                  17,644        11,796        60,412        30,594        74,982
  Data processing fees                         51,244        49,886       222,671       192,461       177,744
  Depreciation                                 38,060        36,567       142,406       141,884       147,928
  Office supplies                              21,781        21,280        90,306        82,252        78,883
  Other                                       109,747       113,872       350,793       400,025       449,607
  Nationar writedown (recovery)                     0             0      (232,223)      278,623             0
                                           ----------    ----------    ----------    ----------    ----------
     Total non-interest expense               637,224       625,936     2,342,871     2,931,101     2,798,222
Income (loss) before income tax
    expense and cumulative effect
    of accounting change                      419,902       161,060       909,357       (84,222)      611,873
  Income tax expense                          124,600        63,000       351,400       (16,000)      301,000
                                           ----------    ----------    ----------    ----------    ----------

  Net income (loss) before cumulative
     effect of accounting change              295,302        98,060       557,957       (68,222)      310,873
  Cumulative effect of accounting
     change - Postretirement benefits               0             0             0       (393,750)           0
                                           ----------    ----------    ----------    ----------    ----------
     Net Income (loss)                     $  295,302       $98,060      $557,957     $(461,972)     $310,873
                                           ==========       =======      ========     ==========     ========

                 See accompanying notes to financial statements

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

         The Company has only recently been formed and, therefore, has no results of operations. The Bank's results of operations are dependent principally on its net interest income, representing the difference between the income earned on its loan and securities portfolios and its cost of funds, represented principally by interest paid on its deposit accounts. Results of operations are also affected by the Bank's provision for loan losses. In addition to net interest income, other sources of income for the Bank include deposit account fees, loan and loan servicing fees, gains on the sale of securities, capital gain distributions on mutual fund investments, and fees for banking services such as safe deposit boxes.

         The largest category of non-interest expense is compensation and benefits expense. Other principal categories of non-interest expense include occupancy expense, data processing costs, advertising and marketing expenses, and insurance costs. Through the fiscal year ended September 30, 1995, deposit insurance premiums payable to the FDIC also represented a significant category of non-interest expense, but have not been significant since the BIF reached its required reserve ratio and insurance premiums were reduced beginning with the quarter ended September 30, 1995. See "Regulation--Regulation of Federal Savings Associations--Insurance of Deposit Accounts."

Management Strategy

         The Bank operates as a traditional savings bank, obtaining deposits from its local community and investing those deposits principally in one-to-four family residential mortgage loans and, to a lesser degree, in securities issued by the United States government or its agencies, corporate debt securities rated in the three highest grades by nationally recognized rating agencies, and mortgage-backed securities. Management seeks to maintain a high quality loan portfolio with low levels of delinquencies and non-performing assets by concentrating on residential mortgage loans in its local community.

         The Bank seeks to avoid loans perceived to be speculative or to present significantly increased risk, regardless of whether the yields on such loans may be higher than the average yields on loans in the Bank's portfolio. As a result, at December 31, 1996, 86.8% of the Bank's loan portfolio represented loans secured by first mortgages on owner-occupied one-to-four family residential real estate, 3.6% represented home equity loans (including lines of credit and conventional second mortgages) secured by junior liens on residential real estate, and 3.6% represented loans secured by one-to-four family residential real estate used for rental purposes. The Bank does not make loans to finance the acquisition, subdivision and development of vacant land, loans to builders and developers, or any material loans for commercial purposes other than those secured by real estate.

         When appropriate and based upon customer demand, the Bank may make residential mortgage loans that do not fit within its current portfolio and asset/liability management needs. These loans are generally sold on the secondary market, with the Bank retaining servicing rights. However, the Bank has not made any such loans since fiscal 1994 nor has the Bank sold loans since fiscal 1994.

Analysis of Net Interest Income

         Net interest income, the principal source of income for the Bank, represents the difference between the income on interest-earning assets and the expense of interest-bearing liabilities. Net interest income depends principally upon (i) the balance of interest-earning assets that the Bank can maintain based upon its funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Net interest income can also be adversely affected by non-performing loans because they must still be funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when an asset is designated as non-performing, all accrued but unpaid interest is reversed against current period income, further reducing net interest income.

         During the period from October 1, 1993 (the beginning of the 1994 fiscal year) through December 31, 1996, three principal factors had substantial effects on the financial condition and results of operations of the Bank. These three factors were (i) the closing and subsequent liquidation of Nationar, which was then the Bank's principal correspondent bank; (ii) the origination of adjustable rate mortgage loans ("ARMs") by the Bank at interest rates which were substantially discounted from the value of the index plus the margin used for determining interest rate adjustments ("teaser rate loans"); and (iii) the decision of the Bank to try to reduce its cost of funds.

         The Closing and Liquidation of Nationar. On February 6, 1995, Nationar, which was then the Bank's principal correspondent bank and also its investment advisor, was closed by the New York Superintendent of Banks (the "Superintendent"). Nationar was a commercial bank formed in order to provide commercial banking services to savings banks. The deposit accounts at Nationar were not insured by the FDIC. When Nationar was closed, the Bank had total deposits and federal funds sold at Nationar of approximately $2,930,000, which were frozen pending the liquidation of Nationar by the Superintendent. The Bank also had a $1,000,000 borrowing relationship with Nationar in the form of a repurchase agreement, and the Bank owned capital stock and capital debentures of Nationar with a book value on the date of closure of $47,000. The deposits and federal funds sold which were frozen at Nationar ceased earning interest after Nationar was closed, and thus have not been considered interest-earning assets for the purpose of calculating yields on applicable asset categories and the Bank's spread (the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities).

         The closing of Nationar had a number of effects on the Bank's net interest income. No interest was earned by the Bank on the deposits and federal funds sold while the Superintendent processed the Nationar liquidation. Furthermore, unavailability of the liquid assets at Nationar created a liquidity shortage which the Bank met by offering a high interest rate certificate of deposit program in February 1995 to attract additional funds. The program generated approximately $2.6 million of certificates of deposit at a nominal interest rate of 6.80% and a yield after compounding of 7.04%, of which approximately 96% had terms of twelve months. Although these deposits solved immediate liquidity needs, they increased the Bank's average cost of funds. Furthermore, one of the Bank's competitors, also facing Nationar-related liquidity problems, offered high-rate certificates of deposit after the Bank's own program expired. The Bank believes some of its depositors with lower rate savings deposits may have moved their deposits to higher yielding accounts at the competitor, which would also increase the average cost of funds. Finally, after Nationar was closed, the Bank temporarily shifted the mix of its investment portfolio away from corporate debt securities with higher yields in favor of United States Treasury and agency obligations with lower yields, which shift was subsequently reversed.

         In addition, due to the uncertainties of the liquidation process, during the year ended September 30, 1995, the Bank recorded a $279,000 provision for possible Nationar losses which did not directly affect net interest income. In fiscal 1996, the Bank recovered $232,000 of its provision for possible Nationar losses as it became apparent that the Bank would recover substantially all of its Nationar claims. The repurchase agreement with Nationar was also liquidated during fiscal 1996.

         Teaser Rate Loans. From April 1993 to December 1994, the Bank offered ARMs with low initial interest rates. This was done due to customer preferences and to maintain the Bank's competitive position when a nearby bank, which had recently converted to the stock form of ownership and had substantial funds to invest in local mortgage loans, offered mortgage loan programs with low initial interest rates. The Bank offered initial rates from 4.25% to 5.00% coupled with a delay of up to 18 months until the first interest adjustment, with annual adjustments thereafter. Loans originated during the first half of a calendar year did not have their first interest rate adjustment until July of the following year, while loans originated during the second half of the calendar year did not have their first interest rate adjustment until January of the second year after the closing. Therefore, loans originated during the latter half of 1993 did not have their first interest rate adjustment until January 1995 and loans originated in 1994 did not have their first interest rate adjustments until July 1995 or January 1996. Interest rates are then adjusted based upon changes in the one year Treasury Bill constant maturity index, subject to a 2% per year maximum rate adjustment and a lifetime maximum interest rate adjustment, measured from the initial teaser rate, of from 5.5% to 6.0%.

         General market interest rate conditions, notably including the one year Treasury Bill index used to calculate interest rate adjustments on the teaser rate loans, increased throughout 1994. The combined effect of the low initial interest rates, the increase in the value of the index, and the 2% per period cap on interest rate adjustments, caused the teaser rate loans not to reach a fully indexed interest rate until July 1995 at the earliest, with some loans not reaching a fully indexed rate until January 1, 1997. Therefore, the yields earned on the Bank's loans, and consequently the Bank's net interest income, was adversely affected. As the interest rates on the teaser rate loans increased, the Bank experienced an increase in spread and interest income. At December 31, 1996, the Bank had approximately $16.9 million of such loans remaining in its portfolio, representing approximately 27.6% of total loans. Of these loans, $5.2 million had interest rates of 7.00% or less at December 31, 1996, most of which were expected to adjust during fiscal 1997 to fully-indexed interest rates based upon the one year Treasury Bill constant maturity index plus 200 basis points.

         Efforts to Reduce Cost of Funds. As market interest rate conditions rose during calendar year 1994, the Bank, to meet its competition, increased the rates it offered on its certificates of deposit. This increase caused the Bank to pay higher rates on new certificates of deposit and roll-overs from existing certificates of deposit. In addition, the spread between the rates paid on certificates of deposit versus passbook and other deposit programs widened, making certificates of deposit more attractive to existing customers and causing a shift in the mix of deposits away from lower-rate accounts and towards certificates of deposit. The high interest rate certificate of deposit program offered by the Bank to increase liquidity after the Nationar closure, coupled with competitive pressures and the general effects of the high market interest rate conditions which pertained in the latter part of calendar year 1994 and the early part of calendar year 1995, increased the Bank's cost of funds, principally reflected by an increase in the rates paid on certificates of deposit. The rate paid on savings accounts remained constant, but lower cost savings accounts declined as a percentage of total deposits, indirectly increasing the average cost of funds.

         During fiscal 1996, the Bank determined to seek to reduce its cost of funds. When the high rate certificates of deposit offered after the closing of Nationar matured in February 1996, the Bank did not offer premium rates to retain such deposits. In addition, as general market interest rates declined, the Bank did not aggressively pursue the retention of maturing high-rate certificates of deposit by offering above-market rates at renewal. Instead, the Bank offered moderate rates in line with the average rates being offered in its market area. In addition, the Bank did not offer premium rates for certificates of deposit of $100,000 or more, as do many financial institutions, resulting in a low level of such deposits. Certificates of deposit of $100,000 or more represented only $1.7 million, or 2.1%, of total deposits, at December 31, 1996.

Average Balances, Interest Rates and Yields


         The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Also set forth is information regarding outstanding balances and yields or costs, with related information, at December 31, 1996. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the tables as loans with interest earned recognized on a cash basis only. Non-interest-bearing checking accounts are included in the tables as a component of non-interest-bearing liabilities.


                                                                               For the Three Months Ended December 31,
                                                               -------------------------------------------------------------------
                                          At December 31, 1996              1996                               1995
                                         --------------------- ------------------------------  ------------------------------------
                                                     Average                       Average                              Average
                                                      Yield/  Average               Yield/     Average                   Yield/
                                           Balance    Cost    Balance   Interest   Cost(4)(5)   Balance    Interest      Cost(4)(5)
                                           -------    ----    -------   --------   ----------   -------    --------      ----------
                                                                      (Dollars in Thousands)
Interest-earnings assets:
Loans receivable (1)                       $61,013   7.68%   $ 60,323  $1,155       7.66%    $  57,519     $ 1,016           7.07%
Mortgage-backed securities...........        6,173   6.85       6,226     113       7.26         5,146          75           5.83
Investment securities................       21,016   6.51      21,295     386       6.48        26,325         413           5.87
Federal funds sold...................        3,400   6.47       1,720      22       5.12         2,323          30           5.17
                                           -------           --------   -----                ---------       -----
 Total interest-earning assets.......       91,602   7.31      89,564   1,676       7.30        91,313       1,534           6.60
Non-interest-earning assets..........        5,364              7,192   -----                    8,844       -----
                                           -------           --------                        ---------
 Total assets........................      $96,966           $ 96,756                        $ 100,157
                                           =======           ========                        =========

Interest-bearing liabilities:
Savings accounts.....................      $26,134   3.00%    $25,994     196       3.02       $26,896         202           3.00
Certificate accounts.................       37,959   4.91%     37,850     467       4.94        42,498         601           5.66
Money market.........................       10,587   3.00%     10,439      78       2.99        10,773          89           3.30
NOW accounts.........................        4,025   2.50%      3,736      24       2.57         3,178          21           2.64
Other................................        1,133   6.30%      1,431      16       4.47         1,134           -           0.00
                                             -----           --------   -----                    -----        ----
 Total interest-bearing liabilities..       79,838   3.93%     79,450     781       3.93        84,479         913           4.32
Non-interest-bearing liabilities.....        5,022   ----       5,379   -----       ----         4,509        ----          -----
                                           -------           --------                        ---------
 Total liabilities...................       84,860             84,829                           88,988
Equity.... ..........................       12,106             11,927                           11,169
                                           -------           --------                        ---------
 Total liabilities and equity........      $96,966           $ 96,756                        $ 100,157
                                           =======           ========                        =========

Net interest income/spread (2).......                3.38%              $ 895      3.37%                     $ 621           2.28%
                                                     ====               =====      ====                      =====           ====
Net earning assets/net interest margin(3)  $11,764     NA    $ 10,114              3.81%     $   6,834                       2.60%
                                           =======           ========              ====      =========                       ====

Ratio of average interest-earning assets
 to average interest-bearing liabilities..           1.15x               1.13x                                1.08x
                                                     ====               =====                                 ====


                                                 Notes appear on following page.

                                                                    For the Year Ended September 30,
                                           ------------------------------------------------------------------------------------
                                                         1996                      1995                       1994
                                                                 Average                     Average                        Average
                                             Average             Yield/   Average             Yield/   Average               Yield/
                                             Balance   Interest  Cost     Balance   Interest   Cost    Balance    Interest    Cost
                                             -------   --------  ----     -------   --------   -----   -------    --------    ----
                                                                           (Dollars in Thousands)

Interest-earnings assets:
Loans receivable(1) .................        $57,794   $ 4,328    7.49% $ 58,433  $   3,882    6.64%  $ 51,069    $ 3,360     6.58%
Mortgage-backed securities...........          6,334       396    6.25     2,910        198    6.80      2,311        171      7.40
Investment securities................         24,136     1,388    5.75    29,409      1,536    5.22     40,638      2,172      5.34
Federal funds sold...................          2,310       123    5.32     1,740         99    5.69      1,211         44      3.63
                                             -------    ------          --------   --------           --------    -------
 Total interest-earning assets.......         90,574     6,235    6.88    92,492      5,715    6.18     95,229      5,747      6.03
                                                        ------                     --------                       -------
Non-interest-earning assets .........          8,505                       7,929                         5,425
                                              ------                    --------                      --------
 Total assets........................        $99,079                    $100,421                      $100,654
                                             =======                    ========                      ========

Interest-bearing liabilities:
Savings accounts.....................        $27,154       814    3.00  $ 29,533        891    3.02   $ 34,615      1,037      3.00
Certificate accounts................          40,284     2,130    5.29    38,195      1,886    4.94     32,838      1,153      3.51
Money market.........................         10,800       333    3.08    11,779        397    3.37     13,821        421      3.05
NOW accounts.........................          3,376        88    2.61     3,290         86    2.61      2,992         74      2.47
Other................................          1,051        83    7.90     1,358         29    2.14        242          4      1.65
                                             -------    ------          --------      -----           --------     ------
 Total interest-bearing liabilities..         82,665     3,448    4.17    84,155      3,289    3.91     84,508      2,689      3.18
Non-interest-bearing liabilities.....          4,987    ------    ----     4,819      -----    ----      4,731     ------      ----
                                             -------                    --------                      --------
 Total liabilities...................         87,652                      88,974                        89,239
Equity...............................         11,427                      11,447                        11,415
                                             -------                    --------                      --------
   Total liabilities and equity......        $99,079                    $100,421                      $100,654
                                             =======                    ========                      ========

Net interest income/spread (2)......                  $ 2,787    2.71%             $ 2,426    2.27%               $ 3,058   2.85%
                           ==                         =======    ====              =======    ====                =======   ====
Net earning assets/net interest margin (3)  $ 7,909              3.08%   $8,337               2.62%  $ 10,721               3.21%
                                            =======              ====    ======               ====   ========               ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities...              1.10x                         1.10x                         1.13x
                                                         ====                          ====                          ====

(1) Average balances include non-accrual loans, with respect to which interest is recognized on a cash basis only.
(2) The spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest-bearing liabilities.
(3) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.
(4) Yields and related ratios for the three month periods have been annualized when appropriate.
(5) During the three months ended December 31, 1996 and 1995, the Bank received $55,000 and $36,000, respectively, in annual non-capital distributions on account of IIMF shares which are shown as interest earned on such shares. For the purpose of reporting the yields, spreads and net interest margin for such periods, only one-quarter of such amounts have been taken into account so that yields, spreads and margins are comparable to those shown for the annual periods. If the such amounts had been included in full for the respective fiscal quarters, the interest rate spreads for the three months ended December 31, 1996 and 1995 would have been 3.55% and 2.40%, respectively, and the net interest margins would have been 4.00% and 2.72%, respectively, for such periods.

Rate/Volume Analysis of Net Interest Income

         One method of analyzing net interest income is to consider the effect of changes in the average balance and changes in the average rate on different categories of assets and liabilities. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and changes due to the changes in interest rates. Information is provided on changes attributable to
(i) changes in volume (i.e., changes in average balance (volume) multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                 Three Months Ended
                                                    December 31,                      Year Ended September 30,
                                         ----------------------------- ------------------------------------------------------
                                                   1996 vs. 1995              1996 vs. 1995              1995 vs. 1994
                                                   -------------              -------------              -------------

                                         Increase (Decrease) Due To:  Increase (Decrease) Due To: Increase (Decrease) Due To:
                                         ---------------------------  --------------------------- ---------------------------

                                             Rate   Volume    Total      Rate    Volume   Total     Rate    Volume   Total
                                             ----   ------    -----      ----    ------   -----     ----    ------   -----
Interest-earning assets:                                                 (In Thousands)
Loans ..................................   $  88    $  51    $ 139    $ 489    $ (43)   $ 446    $  33    $ 489    $ 522
Mortgage-backed securities .............      20       18       38      (17)     215      198      (15)      42       27
Investment securities ..................      59      (86)     (27)     145     (293)    (148)     (48)    (588)    (636)
Federal funds sold and other ...........      (0)      (8)      (8)      (7)      31       24       31       24       55
                                           -----    -----    -----    -----    -----    -----    -----    -----    -----
Total interest-earning assets ..........   $ 167    $ (25)   $ 142    $ 610    $ (90)   $ 520    $   1    $ (33)   $ (32)
                                           =====    =====    =====    =====    =====    =====    =====    =====    =====

Interest-bearing liabilities:
Savings accounts .......................       1       (7)      (6)      (6)     (71)     (77)       7     (153)    (146)
Certificate accounts ...................     (72)     (62)    (134)     138      106      244      523      210      733
Money market accounts ..................      (8)      (3)     (11)     (32)     (32)     (64)      42      (66)     (24)
NOW accounts ...........................      (1)       4        3       (1)       3        2        4        8       12
Other ..................................      16      -         16       62       (8)      54        1       24       25
                                           -----    -----    -----    -----    -----    -----    -----    -----    -----
Total interest-bearing liabilities .....   $ (64)   $ (68)   $(132)   $ 161    $  (2)   $ 159    $ 577    $  23    $ 600
                                           =====    =====    =====    =====    =====    =====    =====    =====    =====

Net change in net interest income ......   $ 231    $  43    $ 274    $ 449    $ (88)   $ 361    $(576)   $ (56)   $(632)
                                           =====    =====    =====    =====    =====    =====    =====    =====    =====


Management of Interest Rate Risk

         The principal objective of the Bank's interest rate risk policy is to avoid taking undue interest rate risk while continuing to satisfy customer demand for loans. Management seeks to limit, but not eliminate, interest rate risk by offering adjustable rate loans. However, during periods of low interest rates when customers prefer fixed-rate loan products, the Bank is willing to make those loans, which can often be made at interest rates higher than those which must then be offered to attract borrowers willing to accept adjustable rate loans. To balance against the interest rate risk which accompanies the making of such loans, the Bank has from time to time offered adjustable rate loan products at low initial interest rates and in the past sold portions of its fixed rate mortgage portfolio to FNMA, while retaining the servicing of those loans.


         Interest rate pricing and interest rate risk strategy objectives are implemented, in the first instance, by the Bank's Asset/Liability Committee, consisting of five officers of the Bank. The committee meets weekly to review the pricing of the Bank's loan and deposit products. The Board of Directors of the Bank receives and reviews a report on the Bank's estimated interest rate sensitivity every month. When appropriate based upon its need to manage interest rate risk, the Bank may emphasize adjustable rate loans or short term debt securities investments, or may seek to lengthen the maturities of its liabilities. The Bank also seeks to cushion itself against interest rate fluctuations by preserving a loyal customer base with core deposits that are less prone to gravitate to high rate deposit products as interest rates rise. For example, at September 30, 1994, 1995 and 1996, and at December 31, 1996, the Bank had passbook and statement savings deposits of $34.4 million, $27.2 million, $26.8 million and $26.1 million, respectively, reflecting a significant level of deposits with interest rates that did not change for more than three years. After the decline from 1994 to 1995 due to a shift in customer preference caused by an increase in the rates paid on certificates of deposit, the level of passbook and statement savings deposits has remained stable and the slight decline has been less than the percentage decline in total deposits.

         Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest sensitive" and by monitoring the Bank's estimated interest sensitivity "gap." An asset or liability is said to be interest sensitive within a specific time period if it will mature or reprice within that time period. The interest sensitivity gap is defined as the difference between the amount of interest-earning assets estimated to mature or reprice within a specific time period and the amount of interest-bearing liabilities estimated to mature or reprice within that same time period. At December 31, 1996, the Bank's one year gap position, the difference between the estimated amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was estimated to be a positive 19.10%, as shown on the table below.

         A gap is considered positive for any period when the amount of interest-sensitive assets exceeds the amount of interest sensitive liabilities estimated to reprice within such period. A gap is considered negative when the amount of interest sensitive liabilities exceeds the amount of interest sensitive assets estimated to reprice within a given period. Accordingly, during a period of rising interest rates, the net interest income of an institution with a positive gap for such period could be positively affected as the cost of its interest-bearing liabilities may rise more slowly than the yield on its interest-earning assets. Net interest income of such an institution could be negatively affected during a period of falling interest rates. The effect could be the reverse for an institution with a negative gap. However, the repricing of most assets and liabilities is discretionary and subject to customer preference. Thus, for example, during periods of rising interest rates, loan customers may delay the sales of their homes, resulting in reduced loan turnover. At the same time, deposit customers with low-rate savings, demand and NOW accounts may accelerate the migration of deposits into higher rate certificates of deposit as the rates on certificates of deposit become more attractive.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are estimated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Loans and mortgage-backed securities with adjustable rates are reflected during the period in which repricing is scheduled. Fixed-rate mortgage loans and fixed rate mortgage-backed securities are included in the table without regard to scheduled principal payments or assumed voluntary prepayments. Federal funds sold are assumed to be immediately interest sensitive. Prior to approximately December 1994, the Bank's adjustable rate loan documentation for new loans provided that the loans would reprice either on January 1 or July 1 of each year, depending upon when during the year the loan was made. Thus, at December 31, 1996, a disproportionate portion of the Bank's adjustable-rate mortgage portfolio was scheduled to reprice the following day. Therefore, the one year gap information may be more meaningful.

         The Bank assumes that 70% of savings accounts, money market accounts and NOW accounts are core deposits and therefore are expected to reprice beyond five years. The remainder of such deposits are assumed to reprice ratably over the first five years. Certificates of deposit are included based upon their contractual maturities.

         Estimates of loan prepayment rates and deposit turnover rates can have a significant impact on the Bank's estimated gap. While the Bank believes the assumptions used to prepare the following table are reasonable, there can be no assurance that such estimates will approximate actual future loan repayment and deposit withdrawal activity. See "Business of the Bank--Lending Activities," "--Investment Activities" and "--Sources of Funds."

                                                                           At December 31, 1996
                                               --------------------------------------------------------------------------
                                             Less       Three                                       Over Ten
                                             Than       Months    Over One   Over Three  Over Five   Through    Over
                                             Three     Through    Through     Through     Through    Twenty    Twenty
                                             Months    One Year  Three Years Five Years  Ten Years    Years     Years         Total
                                             -----     --------  ----------- ----------  ---------    -----     -----         -----

                                                                      (Dollars in Thousands)
Interest-earnings assets:
 Mortgage loans............................ $24,759   $14,008     $ 2,554     $1,386        $773    $ 4,229    $ 10,417     $ 58,126
 Mortgage backed securities................     695     1,233       1,949        910         775        611           -        6,173
 Other loans...............................   1,622        66         227        305         756          -          65        3,041
 Federal funds sold........................   3,400         -           -          -           -          -           -        3,400
 Investment securities.....................   4,074     5,044       7,115      3,270       1,513          -           -       21,016
                                            --------   ------       -----      -----    --------    -------    --------     --------
 Total interest-earning assets.............  34,550    20,351      11,845      5,871       3,817      4,840      10,482       91,756
                                            --------   ------        -----      -----    --------    -------    --------    --------
Interest-bearing liabilities:
 NOW accounts..............................      60       180         482        482       2,821          -           -        4,025
 Savings accounts..........................     392     1,176       3,136      3,136      18,294          -           -       26,134
 Money market accounts.....................     159       477       1,270      1,270       7,411          -           -       10,587
 Certificates of deposits..................  12,428    20,508       4,548        475           -          -           -       37,959
 Borrowings................................   1,000         -           -          -           -          -           -        1,000
                                            --------   ------       -----      -----    --------    -------    --------     --------
 Total interest-bearing liabilities........  14,039    22,341       9,436      5,363      28,526          -           -       79,705
                                            --------   ------       -----      -----    --------    -------    --------     --------
Interest-earning assets less
 less interest-bearing liabilities......... $20,511   $ (1,990)   $ 2,409       $508    $(24,709)   $ 4,840    $ 10,482     $ 12,051
                                            ========   =======    =======    =======    ========    =======    ========     ========
Cumulative interest sensitivity gap........ $20,511   $ 18,521    $20,930    $21,438    $ (3,271)   $ 1,569    $ 12,051
                                            ========   =======    =======    =======    ========    =======    ========
Cumulative gap to total assets.............    21.15%    19.10%     21.58%     22.11%      (3.37)%     1.62%      12.43%
                                            ========   =======    =======    =======    ========     ======    ========
Cumulative gap to interest-earning assets..    22.35%    20.19%     22.81%     23.36%      (3.56)%     1.71%      13.13%
                                            ========   =======    =======    =======    ========     ======    ========
Cumulative interest-earning assets to
 cumulative interest-bearing liabilities...   246.10%   150.91%    145.68%    141.89%      95.90%    101.97%     115.12%
                                            ========   =======    =======    =======     ========    ======    ========

         Upon consummation of the Conversion, the Company, on a consolidated basis, will initially experience an increase in investable assets approximately equal to the net proceeds from the sale of the Common Stock in the Conversion less the amount of the ESOP Loan. The investment of these net proceeds can be expected to increase any positive gap and reduce any negative gap because such investment will add assets estimated to mature or reprice within each period while there will be no immediate corresponding increase in liabilities estimated to mature or reprice during the same period.

Comparison of Financial Condition at December 31, 1996 and September 30, 1996.

         Total assets at December 31, 1996 were $97.0 million, an increase of $643,000, or 0.7%, from total assets of $96.3 million at September 30, 1996. The increase is represented principally by an increase in loans of $2.3 million, or 3.9%, from $58.7 million at September 30, 1996 to $61.0 million at December 31, 1996, as management continued to emphasize the origination of one-to-four family residential mortgage loans. This increase was substantially offset by a decrease in investment securities available for sale of $2.1 million, or 8.9%, from $23.1 million at September 30, 1996 to $21.0 million at December 31, 1996. The increase in assets was funded principally through a $1.0 million advance from the FHLBNY. The Bank elected to fund asset growth with the borrowing from the FHLBNY to avoid the need to increase the rates offered on deposits to attract funds. Certificates of deposit decreased $379,000 from $38.3 million at September 30, 1996 to $38.0 million at December 31, 1996 and total deposits decreased $859,000, or 1.0%, from $83.4 million to $82.6 million between the same dates.

         The Bank's total equity at December 31, 1996 was $12.1 million, an increase of $359,000 from $11.7 million at September 30, 1996. The increase resulted principally from net income during the quarter of $295,000 and an increase in the unrealized gain on securities available for sale, net of taxes, of $64,000.

Comparison of Financial Condition at September 30, 1996 and September 30, 1995.

         Total assets at September 30, 1996 were $96.3 million compared to $101.0 million at September 30, 1995, a decrease of $4.7 million, or 4.7%. The decrease resulted principally from the deliberate attempt by the Bank to reduce its cost of funds, as discussed above. Total deposits also decreased $4.7 million between the same dates from $88.1 million to $83.4 million. Furthermore, the liquidation of Nationar by the Superintendent resulted in the termination of the Bank's $1.0 million repurchase agreement borrowing with Nationar, which reduced the Bank's total assets by that amount.

         The deposit outflow was funded principally by a reduction in the Bank's portfolio of investment securities, which totaled $27.8 million at September 30, 1995 and decreased by $4.8 million to $23.1 million at September 30, 1996. Federal funds sold also decreased by $2.1 million, principally because assets classified as federal funds sold, which had been frozen at Nationar, were repaid to the Bank as Nationar was liquidated. Due to the active solicitation of new residential mortgage loans, the Bank was able to maintain its loan portfolio despite the reduction in overall size, as loans receivable, net, increased by $808,000, or 1.4%, from $57.9 million at September 30, 1995 to $58.7 million at September 30, 1996.

         The Bank's total equity at September 30, 1996 was $11.7 million, an increase of $650,000, or 5.9%, over the September 30, 1995 level. This increase was composed of 1996 net income of $558,000 and a $92,000 increase in the net unrealized gain in securities available for sale.

         In December 1995, in accordance with an interpretation by the Financial Accounting Standard Board (the "FASB"), the Bank reclassified its entire investment securities portfolio from "held to maturity" to "available for sale." This was done in order to provide the Bank with additional flexibility in dealing with liquidity and funding requirements, although the Bank has generally not engaged in the sale of securities classified as available for sale. See Notes 1 and 2 of Notes to Financial Statements.

Comparison of Operating Results for the Three Months Ended December 31, 1996 and December 31, 1995

         General. Net income for the three months ended December 31, 1996 was $295,000, an increase of $197,000 from net income of $98,000 during the three months ended December 31, 1995. The improvement in net income resulted principally from an increase in net interest income of $274,000 caused by both an increase in the yield on interest-earning assets and a decrease in the cost of funds. The Bank also experienced a $26,000 decline in capital gain distributions on its investment in IIMF due to fluctuations in securities trading activities by IIMF. Net income was also positively affected by a reduction in the effective income tax rate due to changes in New York tax laws.

         Interest Income. Interest income increased by $142,000, or 9.2%, from $1.5 million for the quarter ended December 31, 1995 to $1.7 million for the quarter ended December 31, 1996. The increase was caused principally by an improvement in the yield on loans, the Bank's largest category of interest-earning assets, by 59 basis points from 7.07% to 7.66%. This improvement in loan yield resulted principally from two factors. First, the yield on many of the Bank's teaser rate residential mortgage loans adjusted upward, despite declining market interest rates, as the interest rates on the loans reached the value of the interest rate index plus the margin. Second, since late 1994, customer preferences had shifted away from ARMs and towards fixed-rate mortgage loans which generally provide for higher initial interest rates than adjustable-rate loans, thus improving the yields available on newly-originated loans. The yields on the Bank's investment and mortgage-backed securities portfolios also increased by 61 basis points and 143 basis points, respectively. The increase in the yield on investment securities resulted from an increased emphasis on corporate debt securities rather than U.S. Government and agency securities, while the yield on mortgage-backed securities increased principally due to upward rate adjustments in adjustable rate securities.

         Also contributing to the improvement in interest income was a shift in the mix of assets between the two quarters as loans, the highest yielding asset category, increased as a percentage of average interest-earning assets from 63.0% for the quarter ended December 31, 1995 to 67.4% for the quarter ended December 31, 1996. At the same time, average investment securities, which generally have lower yields than loans, decreased as a percentage of average interest-earning assets from 28.8% during the quarter ended December 31, 1995 to 23.8% for the quarter ended December 31, 1996. The change in the mix of assets represented the implementation of management's strategy to maintain a high level of assets invested in loans in order to maximize yields and provide credit facilities in the Bank's local market while not investing a high percentage of the Bank's assets in loan types perceived to have greater risks. In July 1996, the Bank hired a full time loan solicitor who travels throughout the Bank's market area, meeting with potential applicants, real estate brokers and other real estate professionals in order to increase loan orginations.

         Partially offsetting the improvements due to yield increases and changes in the mix of assets was a reduction in average interest-earning assets of $1.7 million, or 1.9%, from $91.3 million during the quarter ended December 31, 1995 to $89.6 million for the quarter ended December 31, 1996 due to the Bank's decision to reduce its cost of funds, which resulted in a reduction in funding sources and a consequent reduction in earning assets.

         Interest Expense. Interest expense decreased by $132,000 from $913,000 for the quarter ended December 31, 1995 to $781,000 for the quarter ended December 31, 1996. The decrease resulted principally from a decrease of 72 basis points, from 5.66% to 4.94%, in the rate paid on certificates of deposit, as the Bank realized the effects of its program to decrease its cost of funds. The average balance of certificates of deposit also declined by $4.6 million, or 10.9%, from an average of $42.5 million during the quarter ended December 31, 1995 to $37.9 million during the quarter ended December 31, 1996, and also declined as a percentage of average interest-bearing liabilities from 50.3% during the 1995 quarter to 47.6% during the 1996 quarter. The average cost of money market accounts decreased by 31 basis points as the Bank reduced its interest rates on such accounts as market rates declined. The Bank's overall average cost of funds decreased by 39 basis points from 4.32% for fiscal 1995 to 3.93% for fiscal 1996.

         Net Interest Income. The combined effect of the increase in the yield on interest-earning assets and the decrease in the cost of funds was a 109 basis point increase in the Bank's spread, from 2.28% for the quarter ended December 31, 1995 to 3.37% for the quarter ended December 31, 1996. The change in the rates earned and paid, evidenced by the change in spread, is estimated to have accounted for approximately 85% of the $274,000 increase in net interest income. The net yield on average interest-earning assets increased by 121 basis points, from 2.60% to 3.81%, which was greater than the 109 basis point improvement in spread. The net yield increased more than the spread principally due to an increase in the excess of interest-earning assets over interest bearing liabilities by $3.3 million. This improvement was caused by the release of the frozen Nationar assets which the Bank was able to invest in earning assets, an increase in average equity of $758,000, and an increase in non-interest bearing liabilities, principally checking accounts. Non-performing assets were at low levels during both periods and changes in the level of average non-performing assets did not have a material effect on the change in net interest income.

         Provision for Loan Losses. The provision for loan losses results from management's analysis of the adequacy of the Bank's allowance for loan losses. If management determines that an increase in the allowance is warranted, then the increase is accomplished through a provision for loan losses which is charged as an expense on the Bank's income statement. The provision for loan losses was zero for the three months ended December 31, 1996, compared to a provision of $13,500 for the three months ended December 31, 1995. The decrease in the provision resulted from management's assessment of the adequacy of the allowance for loan losses, the level of non-performing, delinquent and classified loans, and the Bank's historical experience. No provision was recorded during the quarter ended December 31, 1996 because during the quarter the Bank had recoveries of $10,000 and no charge-offs, while at quarter-end, the Bank had only $3,000 of non-performing assets, represented by three consumer loans that were more than 90 days past due.

         The Bank periodically reviews its loan portfolio, levels of charge-offs and recoveries, general economic conditions and other factors to determine whether the allowance for loan losses is at a level which management believes is adequate. Any determination of the adequacy of the allowance for loan losses is necessarily speculative based upon estimates of the future performance of the Bank's loan portfolio. Unanticipated events, either generally or with respect to particular borrowers, could materially and adversely affect the adequacy of the allowance and could require material additional provisions for loan losses in the future. For example, a downturn in the economy in the Bank's market area could increase loan defaults and reduce the value of the collateral for existing loans. There can be no assurance that material future provisions for loan losses to replenish or increase the allowance will not be necessary. Furthermore, state and federal bank regulatory agencies can, as part of the examination process, require that the Bank adversely classify certain assets and insist that additional provisions be taken so the allowance is increased to cover perceived risks of such classified assets. See "Business of the Bank--Asset Quality."

         Non-interest Income. The Bank's non-interest income is comprised principally of service fees on loans and deposit accounts, net securities gains or losses, capital gain distributions from the Bank's investment in IIMF, and miscellaneous other income. Non-interest income declined by $18,000, principally due to a decline of $26,000 in capital gain distributions on the Bank's investment in IIMF from $119,000 for the three months ended December 31, 1995 to $93,000 for the three months ended December 31, 1996. IIMF capital gain distributions are made annually in December of each year, and shifts in trading by IIMF due to market conditions caused a reduction in realized gains which were distributed by IIMF to its shareholders.

         Non-interest Expense. Non-interest expense increased by $11,000 from $626,000 during the quarter ended December 31, 1995 to $637,000 during the quarter ended December 31, 1996. The increase was principally due to a $17,000 increase in compensation and employee benefits expense caused by normal inflation and merit increases. FDIC insurance premiums declined from $9,000 during the quarter ended December 31, 1995 to zero during the quarter ended December 31,1996 as the BIF reserve reached statutorily required levels. See "Regulation--Regulation of Federal Savings Associations--Insurance of Deposit Accounts." Management believes that compensation and benefits expense will increase after the Conversion due to the ESOP and, if adopted, other stock benefit plans. Furthermore, the Company expects other expenses will increase as a result of the costs associated with operating as a publicly-traded stock institution.

         Income Tax Expense. Income tax expense increased from $63,000 for the quarter ended December 31, 1995 to $125,000 for the quarter ended December 31, 1996. The increase was principally the result of the increase in the Bank's pre-tax income from $161,000 to $420,000. The Bank's effective tax rate decreased from 39.1% to 29.7% principally due to a $60,000 reduction in deferred tax liabilities caused by changes in New York State law regarding the tax bad debt deduction. See "Taxation--New York State Taxation." After the Conversion, the Company will be required to pay a State of Delaware annual franchise tax. See "Taxation--Delaware State Taxation."

Comparison of Operating Results for the Years Ended September 30, 1996 and September 30, 1995

         General. Net income for the year ended September 30, 1996 was $558,000, compared to a loss of $462,000 for the year ended September 30, 1995. The improvement in net income resulted principally from the following factors. First, the Bank received payment of a substantial portion of its claims against Nationar in fiscal 1996, allowing the Bank to recover $232,000 of the $279,000 provision for possible Nationar losses recorded in fiscal 1995. Second, in fiscal 1995, the Bank recognized in one lump sum its entire estimated accrued expense of post-retirement benefits other than pensions for its employees in accordance with SFAS No. 106. See Note 12 of Notes to Financial Statements. Third, the Bank's FDIC insurance premium was substantially reduced from 1995 to 1996 as the BIF of the FDIC reached its required reserve ratio and FDIC insurance premiums for BIF-insured institutions were virtually eliminated. However, in the future, the Bank will incur expenses associated with the repayment of the bonds (the "FICO bonds") issued in the late 1980s to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. See "Regulation--Regulation of Federal Savings Associations-Insurance of Deposit Accounts." Finally, the Bank's net interest income before the provision for loan losses increased $361,000 as the Bank's spread increased, which increase more than offset a decline in the average balance of interest-earning assets.

         Interest Income. Interest income increased $520,000, or 9.1%, from $5.7 million in fiscal 1995 to $6.2 million in fiscal 1996. The principal cause of this increase was an increase in the average rate earned on loans of 85 basis points from 6.64% to 7.49% and the average rate earned on investment securities of 53 basis points from 5.22% to 5.75%, which more than offset decreases in the rates earned on mortgage-backed securities and federal funds sold. The increase in the rate earned on loans resulted from the upward adjustment of the interest rates on the Bank's teaser rate residential mortgage. These upward adjustments, which brought the yields on the loans closer to market rates, more than outweighed the declining and then level general market interest rate conditions during fiscal 1996 which was the principal cause of a decline in yields on other assets. The increase in yields on investment securities resulted from the combined effect of an increase in the proportion of corporate debt securities in the investment portfolio and the rollover of maturing investment securities with lower yields acquired during fiscal 1994 into new investment securities with higher yields as market interest rates were, in general, slightly higher. The decline in the yield on mortgage-backed securities was partially caused by the Bank's decision to increase its mortgage-backed securities portfolio to increase yields. Although the new mortgage-backed securities generally had higher yields than new investment securities, the yields were lower than the Bank's older mortgage-backed securities, resulting in a reduction in the average yield on that portfolio.

         In addition, as interest rates generally rose throughout 1994, customer preference gradually shifted from ARMs to fixed-rate mortgage loans, apparently due to borrower fears that rates would continue to rise and rates on ARMs would continue to adjust upward. Although in 1994 and before, the Bank occasionally sold fixed rate residential mortgage loans to FNMA with servicing retained by the Bank, since 1995 the Bank has retained in its portfolio all fixed-rate residential mortgage loans it has originated. During fiscal 1996, virtually all of the Bank's residential mortgage loan originations were fixed-rate loans. The customer preference for fixed-rate loans positively affected interest income during fiscal 1996 in two ways. First, newly-originated fixed-rate loans generally have higher interest rates than even the fully-indexed initial rate on a newly-originated ARMs. In addition, with the waning of customer interest in ARMs, the Bank no longer originated teaser rate ARMs with low initial interest rates.

         These factors which increased interest income from fiscal 1995 to fiscal 1996 far outweighed the adverse effect on interest income of a $1.9 million or 2.1% reduction in average interest-earning assets from $92.5 million in fiscal 1995 to $90.6 million in fiscal 1996. The average balance of loans, the Bank's largest interest-earning asset category, decreased by $639,000, or 1.1%, between the periods. Investment securities, the next largest category of interest-earning assets, declined by $5.3 million, or 17.9%, which decline was partially offset by an increase in mortgage-backed securities of $3.4 million, or 117.7%, between the periods. The decline in the average balance of interest-earning assets was a direct result of management's decision to try to decrease the Bank's cost of funds, which reduced funding sources for asset maintenance or growth.

         Interest Expense. Interest expense increased $159,000 from $3.3 million in fiscal 1995 to $3.4 million in fiscal 1996. The principal cause of the increase was an increase in the average balance of certificates of deposit by $2.1 million, or 5.5%, from fiscal 1995 to fiscal 1996, coupled with an increase in the average rate paid on such accounts by 35 basis points. The increase in both the average balance and rate paid on certificates of deposit was caused by the combined effect of the post-Nationar special promotion (which generated certificates of deposit that did not begin to mature until late-February 1996) and the generally rising interest rates during 1994. As market interest rate conditions peaked in early calendar year 1995, some customers sought certificates of deposit with maturities in excess of 18 months to lock in the high interest rates. These high rate certificates of deposit continued to increase interest expense through fiscal 1996.

         In addition, during fiscal 1996, the Bank recognized $39,000 of interest expense representing interest allocable to fiscal 1995 related to a repurchase agreement with Nationar. When the assets of Nationar were frozen, the Bank believed that it would be permitted to offset the repurchase agreement against its frozen deposit accounts at Nationar so no interest cost should be accrued on the repurchase agreement. However, when the Superintendent made his first distribution to the Bank on account of its Nationar claim in fiscal 1996, the Bank was charged $83,000 of interest on the repurchase agreement, of which $39,000 was on account of interest during fiscal 1995. This amount is included as interest on other liabilities in 1996.

         Net Interest Income. Net interest income before the provision for loan losses increased by $361,000 from fiscal 1995 to fiscal 1996, representing the net effect of the $520,000 increase in interest income partially offset by the $159,000 increase in interest expense. The overall increase in net interest income was caused principally by an increase in the Bank's spread by 44 basis points from 2.27% to 2.71%. While management continued to concentrate its asset investments in loans to increase average overall yields, management also sought to reduce its cost of funds by reducing its emphasis on certificates of deposit as funding sources. The average yield on interest earning assets increased by 70 basis points compared to an increase in the average cost of funds of 26 basis points.

         During both fiscal 1996 and 1995, non-performing assets were at low levels and changes in the level of average non-performing assets from fiscal 1995 to fiscal 1996 did not have a material effect on the change in net interest income.

         Provision for Loan Losses. From fiscal 1995 to fiscal 1996, the provision for loan losses was reduced by $5,500 from $29,000 to $23,500. The decrease in the provision resulted from management's assessment of the adequacy of the allowance for loan losses, the level of non-performing, delinquent and classified loans, and the Bank's historical experience. Throughout 1995 and 1996, the Bank had low levels of non-performing, delinquent and classified loans, and net charge-offs amounted to only $21,000 in fiscal 1995 and $15,000 in fiscal 1996. All charge-offs during both periods were on non-real estate secured consumer loans. More than 85% of the Bank's loans throughout fiscal 1995 and 1996 were secured by first mortgages on owner-occupied one-to-four family residences, which, when compared to unsecured loans or commercial mortgage loans, tend to have lower default rates and, even after default, tend to result in lower charge-offs as a percentage of total loan amount. Therefore, the provision for loan losses in both periods represented principally the replenishment of amounts charged against the allowance. See also "--Comparison of Operating Results for the Three Months Ended December 31, 1996 and December 31, 1995--Provision for Loan Losses."

         Provision for Nationar Losses. After Nationar was closed in February 1995, there was substantial uncertainty regarding the amounts which claimants would be able to recover as the Superintendent proceeded with the liquidation process. Various estimates of the ability to recover assets at Nationar circulated among government officials and others involved in the process. The Bank determined that the appropriate course, based upon information then available, was to create an allowance for losses on its Nationar claim by recognizing a provision for such losses. As a result, during fiscal 1995, the Bank recorded a $279,000 provision for losses on its Nationar claims.

         During fiscal 1996, the Superintendent began to make liquidating distributions on Nationar claims and the uncertainty regarding the recovery of the Bank's Nationar assets was alleviated. As a result, the Bank determined that its existing allowance exceeded the uncertainties associated with its remaining claim, and the Bank recovered $232,000 of the allowance. The remainder of the allowance in the amount of $47,000 is considered to be unrecoverable and represents the Nationar capital stock and capital debentures owned by the Bank.

         Non-interest Income. Non-interest income increased from $450,000 in fiscal 1995 to $489,000 in fiscal 1996. The principal cause of the increase was an increase in net gains on the sale of securities by $101,000 recognized when the Bank sold a portion of its investment in SLMA stock during fiscal 1996 at a gain of $120,000. Capital gain distributions decreased by $62,000 from fiscal 1995 to fiscal 1996 because of fluctuations in the realization of gains by IIMF. IIMF pays regular dividends and traditionally pays a capital gain dividend each year in December. The amount of the capital gain dividend depends upon the market value of the securities owned by IIMF and the timing of IIMF's securities trading activities, which, depending upon market conditions, result in realized gains which are distributed each December.

         Non-interest Expense. Non-interest expense, excluding the effect of the Nationar-related provision discussed above, declined by $77,000 from fiscal 1995 to fiscal 1996. The principal cause of the decline was a $132,000 decline in FDIC insurance premiums. During the quarter ended June 30, 1995, the BIF of the FDIC reached its required reserve ratio of 1.25% of insured deposits. As a result, FDIC insurance premiums for BIF-insured institutions, such as the Bank, were reduced beginning with the quarter ended September 30, 1995. Prior to the reduction in the premium rate, the Bank was paying deposit insurance premiums equal to 0.23% of deposits. During the quarter ended September 30, 1995, the rate was reduced to 0.04% and beginning January 1, 1996, the rate was reduced to the statutory minimum of $2,000 per year regardless of deposit levels.

         After Nationar was closed, and in anticipation of the adverse effects of having $2.7 million in non-earning assets frozen for an indefinite period of time while the Nationar liquidation was completed, the Bank undertook a program of cost containment to seek to mitigate the loss of interest income. As a result, other categories of non-interest expense remained relatively constant from fiscal 1995 to fiscal 1996, increasing $19,000, or 2.3%. Compensation and benefits expense increased 1.4% due to normal fluctuations in salary and benefit costs, while occupancy expense increased 7.8% due to normal increases in the cost of occupying the Bank's headquarters in Goshen. Other operating expenses, representing regular expenses of banking operations such as depreciation, insurance, data processing, advertising, stationary and postage, increased by $19,000 or 2.3% from fiscal 1995 to 1996. The largest increase was in advertising expense, which approximately doubled from $31,000 to $60,000 as the Bank aggressively advertised for new loans and increased general advertising in connection with its 125th anniversary.

         Effect of SFAS 106. SFAS 106, "Employer's Accounting for Post-retirement Benefits Other Than Pensions," issued in December 1990, requires that the cost of post-retirement benefits, other than pensions, be recognized on an accrual basis as employees perform the services which earn the post-retirement benefits. This departed from prior practice in which the costs of such benefits were recognized as and when paid. Prior to the adoption of SFAS 106, the Bank offered all its retired employees health, dental and life insurance coverage. After the adoption of SFAS 106, the Bank reduced post-retirement non-pension benefits for employees who are not yet retired so current employees are now entitled to post-retirement health and dental benefits only if they have 23 years of service and their age plus years of service equals at least 75. SFAS 106 permits employers to accrue the additional liability for pre-adoption service credit either in one lump sum or gradually over a period of years. During fiscal 1995, the Bank adopted SFAS 106 and elected to recognize its entire estimated accrued obligation for post-retirement non-pension benefits in one lump sum in the year of adoption. Therefore, in fiscal 1995, the Bank recognized a net expense of $394,000 as the cumulative effect of an accounting change, representing estimated accrued liability of $656,000, net of related taxes of $262,000. In fiscal 1996, the Bank recognized $108,000 as a component of compensation and benefits expense representing accrued liability for post-retirement benefits on account of services rendered during the year. See
Note 12 of Notes to Financial Statements.

         Income Tax Expense. Income tax expense increased from a tax benefit of $16,000 in fiscal 1995 to a tax expense of $351,000 in 1996. This increase was principally the result of the increase in the Bank's income before taxes and before the cumulative effect of accounting changes from a loss of $84,000 in fiscal 1995 to income of $909,000 in fiscal 1996. Most of the Bank's income is taxable under both federal and New York state income tax laws. Tax-exempt municipal bonds were not a material income producing factor in either year. The dividends the Bank receives on investments in equity securities is subject to a 70% dividend received deduction on common stock and 42% on preferred stock of public utilities, which amounted to $48,000 on dividends of $72,000 in 1995 and $42,000 on dividends of $60,000 in 1996.

Comparison of Operating Results for the Years Ended September 30, 1995 and September 30, 1994

         General. The Bank reported a net loss for the year ended September 30, 1995 of $462,000, compared to net income of $311,000 for the year ended September 30, 1994. The decline in net income resulted principally from the following factors. First, the Bank's spread decreased during a period of rising interest rates as the rates on the Bank's loans increased more slowly than its cost of funds, which adversely affected net interest income. Second, the Bank's excess of interest-earning assets over interest-bearing liabilities, representing interest-earning assets funded by demand deposits and capital, decreased, which also exerted downward pressure on net interest income. Finally, the closure of Nationar in February 1995 caused the Bank to record a provision for possible losses on its Nationar claims.

         Interest Income. Interest income declined $32,000, or 0.6%, from fiscal 1994 to fiscal 1995, despite generally rising market interest rates during calendar year 1994. The principal cause of the decline was a $2.7 million, or 2.9%, decline in average interest-earning assets, which was partially offset by a 15 basis point increase in average yield. The decline in average interest-earning assets was principally caused the $2.9 million of assets at Nationar which earned no interest for most of fiscal 1995.

         The average balance of loans increased by $7.4 million or 14.4%, from fiscal 1994 to fiscal 1995, while the average yield on those loans increased by 6 basis points. The yield did not increase more dramatically, despite the increase in market interest rates, because teaser rate ARMs continued to be originated through the end of fiscal 1994, and the rates on all such loans originated during fiscal 1994 did not adjust upward for the first time until July 1, 1995 or January 1, 1996.

         The average balance of investment securities declined by $11.2 million, or 27.6%, from fiscal 1994 to fiscal 1995, which decline exceeded the increase in loans. The decline in investment securities was caused by the Bank's desire to increase overall yields by increasing loans as a percentage of total assets. The reduction in interest income from the decline in the average balance of investment securities outweighed the increase caused by the increase in the average balance of loans. The yield on investment securities also declined 12 basis points, from 5.34% to 5.22%, despite higher market interest rate conditions, because of a temporary shift in new purchases of investment securities in favor of U.S. Government and agency securities and away from corporate debt securities with higher yields.

         Interest Expense. Interest expense increased $600,000, or 22.3%, from fiscal 1994 to fiscal 1995. The principal causes of the increase were increases in both the average balance and the rate on certificates of deposit resulting in an increase in the Bank's average cost of funds from 3.18% in fiscal 1994 to 3.91% in fiscal 1995. New certificates of deposit and those which rolled over during the period earned interest at increasing rates due to generally higher average market interest rate conditions as interest rates began to increase in approximately January 1994 and continued to increase until approximately January 1995. As market interest rates increased, customer preference is believed to have shifted towards certificates of deposit as the yields became more attractive. In addition, the Bank received $2.6 million of high rate certificates of deposit as the result of the deposit program offered after Nationar closed. Overall, the average cost of certificates of deposit increased from 3.51% in fiscal 1994 to 4.94% in fiscal 1995. Deposits in lower costing savings and money market accounts declined, which management believes resulted from the shift in depositor preference as certificates of deposit became more attractive.

         Net Interest Income. Net interest income before the provision for loan losses declined by $632,000, or 20.7%, from fiscal 1994 to fiscal 1995. The yields earned on interest-earning assets increased more slowly than the rates paid on interest-bearing liabilities, so the Bank's spread decreased by 58 basis points. In addition, as assets were tied up in connection with the Nationar liquidation, average interest-earning assets declined by $2.7 million, or 2.9%, while average interest-bearing liabilities declined by only $353,000 or 0.4%. The excess of interest-earning assets over interest-bearing liabilities thus declined by $2.4 million, which is estimated to have caused approximately a $147,000 reduction in net interest income, assuming that such $2.4 million of assets would have earned interest at a rate equal to 6.18%, the average yield on interest earning assets in fiscal 1995. Changes in the level of average non-performing assets from fiscal 1994 to fiscal 1995 did not have a material effect on the change in net interest income.

         Provision for Loan Losses. The provision for loan losses was $25,000 in fiscal 1994 and increased to $29,000 in fiscal 1995. Throughout both years, the Bank experienced low levels of non-performing, delinquent and classified loans, with net charge-offs totaling only $10,000 in fiscal 1994 and $21,000 in fiscal 1995. The provision for loan losses replenished the allowance after these charge-offs. See "Business of the Bank--Asset Quality."

         Provision for Nationar Losses. As described, the Bank recorded a $279,000 provision for losses on its Nationar claims during fiscal 1995 due to the uncertainties that existed regarding the liquidation of Nationar by the Superintendent.

         Non-interest Income. Non-interest income increased by $73,000 from $377,000 in fiscal 1994 to $450,000 in fiscal 1995. The increase was principally the result of $87,000 of losses on trading securities which were recorded in 1994. Prior to the adoption of SFAS 115, the Bank maintained a trading securities portfolio consisting principally of its IIMF and SLMA securities. Trading securities were reported at fair value, with unrealized gains and losses being recognized as a component of other income. The value of the Bank's trading securities portfolio declined during fiscal 1994 because of normal fluctuations in the value of the securities. When the Bank adopted SFAS 115 during fiscal 1994, the trading securities were classified as available for sale, so thereafter they were reported at fair value, with unrealized gains and losses, net of applicable taxes, being included as a separate component of retained earnings.

         In addition, service fees on deposits increased by $63,000 from $85,000 in fiscal 1994 to $148,000 in fiscal 1995. This increase resulted principally from an increase in fees on checking accounts. The increase was offset by reductions of $53,000 in other non-interest income principally because in 1994 the Bank earned income in 1994 in connection with the sale of mortgage loans and there were no sales of loans in 1995, and, to a lesser extent, small reductions in capital gain distributions and gains on the sale of securities.

         Non-interest Expense. Non-interest expense, excluding the effect of the Nationar provision, declined by $146,000 from fiscal 1994 to fiscal 1995. The principal cause of the decline was a $58,000 decline in FDIC insurance premiums because during the quarter ended

September 30, 1995, the Bank began paying reduced deposit insurance premiums at the rate of 0.4% of insured deposits instead of the 0.23% rate during fiscal 1994 and the rest of fiscal 1995. Compensation and benefits expense increased $30,000, or 2.1%, between the periods due to normal inflation-based raises while occupancy expense decreased by $36,000 and other operating expenses decreased by $82,000 due to the careful monitoring of expenses during fiscal 1995 as discussed above in relation to the Nationar matter.

         Effect of SFAS 106. As discussed above, in fiscal 1995, the Bank recognized its entire estimated accrued obligation for post-retirement non-pension benefits in one lump sum in the amount of $394,000 as the cumulative effect of an accounting change, representing estimated accrued liability of $656,000, net of related taxes of $262,000.

         Income Tax Expense. Income tax expense decreased from $301,000 in fiscal 1994 to a tax benefit of $16,000 in fiscal 1995. This decrease was principally the result of the decrease in the Bank's income before taxes from $612,000 in fiscal 1994 to a loss of $84,000 in fiscal 1995. Tax-exempt bond interest did not materially effect the Bank's combined effective tax rate in either year. The Bank was entitled to a dividend received deduction of $35,000 on dividends of $55,000 in 1994 and $48,000 on dividends of $72,000 in 1995.

Liquidity and Capital

           The Bank's primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage-backed and debt securities, capital gain distributions on its IIMF investment, and, during certain periods, proceeds from the sale of loans. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments and mortgage loan and securities sales are greatly influenced by general interest rates, economic conditions and competition.

           The primary investing activity of the Bank is the origination of residential one-to-four family mortgage loans and the purchase of mortgage-backed and debt securities. During the three months ended December 31, 1996 and the years ended September 30, 1996, 1995 and 1994, the Bank's loan originations totaled $3.8 million, $10.2 million, $7.8 million and $18.7 million, respectively. Loans, net, after payments and charge-offs, increased by $2.3 million, $823,000, $759,000 and $9.6 million during such periods, respectively, while investment and mortgage-backed securities, excluding the effect of unrealized gains and losses, declined by $2.5 million, $2.9 million, $4.9 million and $10.2 million, respectively, during the same periods. New loan and securities investments were funded primarily by principal repayments on loans, mortgage-backed and debt securities. Loan sales of $1.9 million provided additional liquidity to the Bank during fiscal 1994, but loan sales did not provide materials funds during fiscal 1995, and 1996 or the three months ended December 31, 1996.

           From September 30, 1994 to September 30, 1995, deposits and other interest-bearing funding sources increased $697,000, or 0.8%, from $88.4 million to $89.1 million, and then declined by $5.7 million, or 6.3%, from September 30, 1995 to September 30, 1996. Deposits increased from 1994 to 1995 only slightly, and less than the interest credited on deposits during the year, as customers sought non-bank investment vehicles when the equity markets improved and market interest rates rose. Deposits decreased from 1995 to 1996 as part of management's efforts to reduce the Bank's cost of funds. Deposit flows are also affected by the level of interest rates, the interest rates and products offered by the local competitors, the Bank and other factors.

           The Bank closely monitors its liquidity position on a regular basis. Excess short-term liquidity is invested in overnight federal funds sold. If the Bank requires funds beyond its ability to generate them internally, additional sources of funds are available through the use of borrowings. At December 31, 1996, the Bank had available lines of credit with the FHLBNY of $9.8 million. The Bank had outstanding borrowings of $1.0 million from the FHLBNY at December 31, 1996. The Bank decided to use such borrowings to satisfy funding needs at the time rather than increase the rates paid on new deposits, which could have had a greater adverse effect on the cost of funds. The Bank does not generally use borrowings as a major source of funds. After the closure of Nationar, the Bank borrowed funds on a short term basis from other financial institutions until it was able to generate additional deposits to satisfy liquidity needs.

           Loan commitments totaled $2.2 million at December 31, 1996, and the Bank had $1.2 million of unused home equity lines of credit and $180,000 of unused consumer overdraft checking lines of credit.

Management anticipates that the Bank will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1996 totaled $32.9 million. The Bank may elect to allow some of those deposits to leave the Bank if it can reduce its cost of funds by doing so without adversely affecting liquidity. However, management anticipates that the Bank will be able to retain substantially all of such deposits if the Bank needs to do so to fund loans and other investments.

           At December 31, 1996, the Bank exceeded all regulatory capital requirements of the FDIC then applicable to it, with a leverage capital level of $11.9 million, or 12.3% of adjusted assets; total risk-based capital of $12.0 million, or 21.85% of risk-weighted assets, and Tier 1 risk-based capital of $11.9 million, or 21.61% of risk-weighted assets. The Bank was classified as "well capitalized" at December 31, 1996 under FDIC regulations applicable to it on that date and its capital ratios were sufficient for it to be classified as "well capitalized" under OTS regulations had the Bank been a federal savings bank on that date. See "Regulatory Capital Compliance" and "Regulation--Regulation of Federal Savings Associations--Capital Requirements" for a discussion of the Bank's compliance with OTS capital requirements.

         Prior to its conversion to a federal savings bank on March 18, 1997, the Bank was not subject to any mandatory liquidity ratio requirements under the regulations of the FDIC or the New York State Banking Department. The Bank is now subject to the minimum liquidity ratio regulations of the OTS, which currently require that the Bank must maintain liquid assets equal to at least 5%, of its net withdrawable accounts plus short term borrowings, measured on a monthly basis. The Bank satisfies this OTS requirement. At December 31, 1996, the Bank's liquid assets totaled 29.3% of net withdrawable accounts plus short term borrowings.

Impact of  Inflation  and Changing Prices

           The Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principals ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services, although interest rates generally increase during periods when the rate of inflation is increasing and decrease during periods of decreasing inflation. See "--Management of Interest Rate Risk" for a discussion of the effect of changing interest rates on the Bank.

Impact of New Accounting Standards

         Accounting for Long Lived Assets. In 1995, the FASB issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of" ("SFAS 121"). This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement became effective for the Bank on October 1, 1996. Adoption of this Statement did not have a material impact on the earnings or financial statements of the Bank.

         Accounting for Stock-Based Compensation. In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting standards for stock-based employee compensation plans. SFAS 123 permits the Bank to choose either a new fair value based method or the current Accounting Principles Board ("APB") Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under APB Opinion 25. SFAS 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights). The statement also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years that begin after December 15, 1995. However, disclosure of the pro forma net earnings and earnings per share, as if the fair value method of accounting for stock-based compensation had been elected, is required for all awards granted in fiscal years beginning after December 31, 1994. Any effect that this statement will have on the Bank will be applicable upon the consummation of the Conversion.

         Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities, addressing, for example, the financial statement effect of transactions such as the sale of loans with full or partial recourse. After a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred. The entity ceases to recognize financial assets it no longer controls and liabilities that have been extinguished. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and may only be applied prospectively. The Company has not yet determined the impact that SFAS 125 will have on the Company's Financial Statements.

                             BUSINESS OF THE COMPANY

General


         The Company was organized as a Delaware corporation on March 17, 1997 at the direction of the Board of Directors of the Bank for the purpose acquiring all of the outstanding capital stock of the Bank upon consummation of the Conversion. Upon completion of the Conversion, the Company will become a unitary savings association holding company subject to regulation by the OTS. See "Regulation--Holding Company Regulation."

Business

         The Company is not an operating company. After the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Company expects that it will invest the net proceeds of the Offerings remaining after acquiring the stock of the Bank primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, deposits of or loans to the Bank, or a combination thereof. The Company also intends to make the ESOP Loan to enable the ESOP to purchase up to 8% of the Common Stock in the Conversion. In the future, the Company may acquire or organize other operating subsidiaries, including other financial institutions, or it may merge with or acquire other financial institutions and financial services related companies, although there are no current arrangements, understandings or agreements regarding any such expansion. See "Use of Proceeds." Initially, the Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Bank. The Company does not presently intend to employ any persons other than certain officers of the Bank who will not be separately compensated by the Company. The Company may utilize the support staff of the Bank from time to time, if needed. Additional employees may be hired as appropriate if the Company expands its business.

                              BUSINESS OF THE BANK

General

         The Bank's principal business consists of gathering deposits from the general public within its market area and investing those deposits primarily in one-to-four family residential first mortgage loans, debt obligations issued by the U.S. Government, its agencies, and business corporations, and mortgage-backed securities. To a lesser extent, the Bank makes home equity line of credit and other second mortgage loans on one-to-four family residential properties, commercial mortgage loans, construction loans and consumer loans. The Bank's revenues are derived principally from interest on mortgage loans and securities investments. The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans, mortgage-backed and investment securities and borrowings.

Market Area

         The Bank's market area is the Village of Goshen, New York and its surrounding communities to a distance of approximately 12 miles, representing most of Orange County, New York. The Village of Goshen is the county seat of Orange County and lies 60 miles northwest of New York City. Although predominantly rural with many small towns, many residents of the market area work in New York City and other communities to the south and east, commuting by train or automobile. They tend to reside in Orange County due to lower housing costs and the quieter, more rural atmosphere. Principal occupations of residents in the community include retail trades, manufacturing, professional services (including health, education and other professional fields) and government administration.

         The Bank's market area grew significantly in population during the 1980s as rising housing prices closer to New York City, coupled with an abundance of vacant land in Orange County, led to a boom in housing construction. As the economy throughout the region declined in the late 1980s and early 1990s, communities surrounding the Bank continued to experience growth, but more slowly. According to U.S. census data, approximately 18% of the residents of Goshen and its surrounding zip code area who were over 5 years of age resided outside Orange County only five years earlier. The conversion of Stewart International Airport, 12 miles to the northeast of Goshen, into a full-service commercial airport in 1990, gave the Bank's market area an additional boost. However, the health of the economy in the New York City metropolitan area has, and will continue to have, a direct effect on the economic well being of residents and businesses in the Bank's market area.

Competition

         The Bank's principal competitors for deposits are other savings banks, savings and loan associations, commercial banks and credit unions in the Bank's market area, money market mutual funds, insurance companies, brokerage firms and other financial institutions, many of which are substantially larger in size than the Bank. The Bank's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage bankers, finance companies and other institutional lenders. The Bank's principal methods of competition include loan and deposit pricing, maintaining close ties with its local community, advertising and marketing programs and the types of services provided.

         The Bank is subject to competition from other financial institutions which may have much greater financial and marketing resources. However, the Bank believes it benefits from its community bank orientation as well as its relatively high core deposit base. The relative economic stability of the Bank's lending area is reflected in the small number of mortgage delinquencies experienced by the Bank.

Lending Activities


         Loan Portfolio Composition. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by one-to-four family residences. At December 31, 1996, the Bank had total loans receivable of $61.2 million, of which $53.1 million, or 86.8%, were owner-occupied one-to-four family residential first mortgage loans. The remainder consisted of $4.3 million of commercial mortgage loans, or 7.1% of total loans (which include $2.2 million of loans secured by one-to-four family residential property used for rental purposes); $2.2 million of home equity lines of credit and other loans secured by junior liens on one-to-four family owner-occupied residential properties; or 3.6% of total loans; $708,000 of construction loans, or 1.2% of total loans; $807,000 of consumer loans which are not secured by real estate, or 1.3% of total loans; and $15,000 of other loans, or 0.02% of total loans.

         The Bank may originate loans as permitted by federal laws and regulations. Interest rates on loans are affected by the demand for loans, the supply of money available for lending and the rates offered by competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, and legislative tax policies. The Bank seeks to compete successfully for loan opportunities in its market area through hands-on local originations, community involvement, responsiveness to customer and community needs, competitive pricing, and low origination fees.

Loan Portfolio Composition Table

The following table sets forth the composition of the Bank's mortgage and other loan portfolios in dollar amounts and in percentages at the dates indicated.

                                           At December 31,                 At September 30,
                                       -------------------  -----------------------------------------
                                               1996                1996                 1995
                                       -------------------  -------------------   -------------------
                                                  Percent               Percent              Percent
                                       Amount    of Total   Amount     of Total   Amount     of Total
                                       ------    --------   ------     --------   ------     --------
                                                       (Dollars in Thousands)

Residential 1-4 family (1):
 Home purchase and refinance......    $ 53,074     86.77%  $ 50,377      85.57%   $ 49,552    85.36%
 Construction.....................         708      1.16%     1,003       1.71%        352     0.61%
 Home equity......................       2,219      3.63%     2,197       3.73%      2,122     3.66%
                                      --------     ------  --------      ------   --------    ------
   Total residential 1-4 family..       56,001     91.55%    53,577      91.01%     52,026    89.63%
Commercial real estate:
 1-4 family rental property......        2,178      3.56%     2,202       3.74%      2,465     4.25%
 Other commercial mortgages......        2,166      3.54%     2,255       3.83%      2,660     4.58%
                                      --------     ------  --------      ------   --------    ------
   Total commercial real estate..        4,344      7.10%     4,457       7.57%      5,125     8.83%
                                      --------     ------  --------      ------   --------    ------
     Total mortgage loans........       60,345     98.65%    58,034      98.58%     57,151    98.46%
Consumer and other loans:
 Savings account loans...........          144      0.24%       148       0.25%        209     0.36%
 Home improvement loans..........           85      0.14%       103       0.17%        100     0.17%
 Automobile loans................          120      0.20%       125       0.21%         92     0.16%
 Other consumer loans............          458      0.75%       447       0.76%        477     0.82%
 Commercial business loans.......           15      0.02%        15       0.03%         20     0.03%
                                      --------     ------  --------      ------   --------    ------
   Total non-real estate loans...          822      1.35%       838       1.42%        898     1.54%
                                      --------     ------  --------      ------   --------    ------
      Total loans................       61,167    100.00%    58,872     100.00%     58,049   100.00%
                                      --------    =======  --------     =======   --------   =======

Less:
 Deferred loan fees, net.........           21                   22                     16
 Allowance for loan losses.......          133                  123                    114
                                      --------             --------                --------
Total loans, net.................     $ 61,013             $ 58,727               $ 57,919
                                      ========             ========               =========

                                           At December 31,                 At September 30,
                                       -------------------  -----------------------------------------
                                               1994                1993                 1992
                                       -------------------  -------------------   -------------------
                                                  Percent               Percent              Percent
                                       Amount    of Total   Amount     of Total   Amount     of Total
                                       ------    --------   ------     --------   ------     --------
                                                       (Dollars in Thousands)
Residential 1-4 family (1):
 Home purchase and refinance......    $ 49,279    86.01%     $ 41,214    86.46%    $ 39,702     84.24%
 Construction.....................       1,316     2.30%           15     0.03%          64      0.14%
 Home equity......................       2,141     3.74%        2,542     5.33%       3,422      7.26%
                                      --------    ------     --------    ------    --------     ------
   Total residential 1-4 family..       52,736    92.05%       43,771    91.83%      43,188     91.63%
Commercial real estate:
 1-4 family rental property......        2,406     4.20%        2,052     4.30%       1,805      3.83%
 Other commercial mortgages......        1,402     2.45%        1,133     2.38%       1,321      2.80%
                                      --------    ------     --------    ------    --------     ------
   Total commercial real estate..        3,808     6.65%        3,185     6.68%       3,126      6.63%
                                      --------    ------     --------    ------    --------     ------
     Total mortgage loans........       56,544    98.70%       46,956    98.51%      46,314     98.26%

Consumer and other loans:
 Savings account loans...........          176     0.31%          215     0.45%         214      0.46%
 Home improvement loans..........           79     0.14%          116     0.24%          99      0.21%
 Automobile loans................           26     0.04%           42     0.09%          77      0.16%
 Other consumer loans............          439     0.77%          335     0.70%         417      0.89%
 Commercial business loans.......           26     0.04%            2     0.01%          11      0.02%
                                      --------    ------     --------    ------    --------     ------
   Total non-real estate loans...          746     1.30%          710     1.49%         818      1.74%
                                      --------    ------     --------    ------    --------     ------
      Total loans................       57,290   100.00%       47,666   100.00%      47,132    100.00%
                                      --------   =======     --------   =======    --------     ======

Less:

 Deferred loan fees, net.........           13                     14                   13
 Allowance for loan losses.......          106                     91                   92
                                      --------               --------             --------
Total loans, net.................     $ 57,171               $ 47,561             $ 47,027
                                      ========               ========             ========

(1) Includes owner-occupied one-to-four family residences. Loans secured by one-to four family residences which are used as rental property are classified as commercial real estate loans.

The following table presents the Bank's loan portfolios by fixed and adjustable rates at the dates indicated.

                                      At December 31,                    At September 30,
                                   ------------------        ------------------------------------------
                                          1996                     1996                   1995
                                   ------------------        ----------------      -----------------
                                              Percent                 Percent                Percent
                                   Amount    of Total        Amount  of Total       Amount  of Total
                                   ------    --------        ------  --------       ------  --------
                                                           (Dollars in  Thousands)
Fixed rate loans
Real estate:
  Residential 1-4 family .........$18,318     29.95%     $15,040     25.55%     $ 9,507     16.38%
  Home equity ....................    832      1.36%         717      1.22%         295      0.51%
  Commercial real estate .........  1,122      1.83%       1,125      1.91%         920      1.58%
  Construction ...................    708      1.16%       1,003      1.70%         352      0.61%
                                  -------     -----       ------     -----       ------     -----
    Total real estate loans ...... 20,980     34.30%      17,885     30.38%      11,074     19.08%
Consumer and other ...............    718      1.17%         737      1.25%         779      1.34%
                                  -------     -----       ------     -----       ------     -----
    Total fixed rate loans ....... 21,698     35.47%      18,622     31.63%      11,853     20.42%
Adjustable rate loans:
Real estate:
  Residential 1-4 family ......... 34,756     56.82%      35,337     60.03%      40,045     68.99%
  Home equity ....................  1,387      2.27%       1,480      2.51%       1,827      3.15%
  Commercial real estate .........  3,222      5.27%       3,332      5.66%       4,205      7.24%
                                  -------     -----       ------     -----       ------     -----
     Total real estate ........... 39,365     64.36%      40,149     68.20%      46,077     79.38%
Consumer and other ...............    104      0.17%         101      0.17%         119      0.20%
                                  -------     -----       ------     -----       ------     -----
     Total adjustable rate loans . 39,469     64.53%      40,250     68.37%      46,196     79.58%
                                  -------     -----       ------     -----       ------     -----
       Total loans ............... 61,167    100.00%      58,872    100.00%      58,049    100.00%
                                  -------    ======       ------    ======       ------    ======

Less:
  Deferred loan fees, net ........     21                     22                     16
  Allowance for loan losses ......    133                    123                    114
                                  -------               --------               --------
Total loans, net .................$61,013               $ 58,727               $ 57,919
                                  =======               ========               ========

                                RESTUBBED TABLE

                                                              At September 30,
                                   -------------------------------------------------------------------
                                             1994                   1993                 1992
                                    ---------------------   --------------------  --------------------
                                                 Percent                Percent                Percent
                                      Amount     of Total   Amount      of Total  Amount       of Total
                                      ------     --------   ------      --------  ---------     -----
                                                            (Dollars in  Thousands)
Fixed rate loans:
Real estate:
  Residential 1-4 family .........  $10,749      18.76%   $ 11,516      24.16%   $12,838       27.24%
  Home equity ....................        -       0.00%          -       0.00%         5        0.01%
  Commercial real estate .........      479       0.84%        572       1.20%       958        2.03%
  Construction ...................    1,316       2.30%         15       0.03%        64        0.14%
                                    -------      -----    --------      -----   --------       -----
    Total real estate loans ......   12,544      21.90%     12,103      25.39%    13,865       29.42%
Consumer and other ...............      656       1.14%        647       1.36%       755        1.60%
                                    -------      -----    --------      -----   --------       -----
    Total fixed rate loans .......   13,200      23.04%     12,750      26.75%    14,620       31.02%
Adjustable rate loans:
Real estate:
  Residential 1-4 family .........   38,530      67.25%     29,698      62.31%    26,864       57.00%
  Home equity ....................    2,141       3.74%      2,542       5.33%     3,417        7.25%
  Commercial real estate .........    3,329       5.81%      2,613       5.48%     2,168        4.60%
                                    -------      -----    --------      -----   --------       -----
     Total real estate ...........   44,000      76.80%     34,853      73.12%    32,449       68.85%
Consumer and other ...............       90       0.16%         63       0.13%        63        0.13%
                                    -------      -----    --------      -----   --------       -----
     Total adjustable rate loans .   44,090      76.96%     34,916      73.25%    32,512       68.98%
                                    -------      -----    --------      -----   --------       -----
       Total loans ...............   57,290     100.00%     47,666     100.00%    47,132      100.00%
                                    -------     ======    --------     ======   --------      ======
Less:
  Deferred loan fees, net ........       13                     14                    13
  Allowance for loan losses ......      106                     91                    92
                                   --------                -------                ------
Total loans, net ................. $ 57,171                $47,561              $ 47,027
                                   ========                =======              ========

         Residential Mortgage Loans. The primary focus of the Bank's lending activities are mortgage loans secured by first liens on one-to-four family owner-occupied residential real estate. At December 31, 1996, approximately $53.1 million, or 86.8% of the Bank's total loan portfolio, consisted of such loans. The Bank offers both ARMs and fixed-rate mortgage loans. The relative proportions of fixed-rate loans versus ARMs originated by the Bank depends principally upon current customer preference, which is generally driven by general economic and interest rate conditions and the pricing offered by the Bank's competitors. At December 31, 1996, approximately 65.5% of the Bank's residential one-to-four family owner-occupied first mortgage portfolio were ARMs and approximately 34.5% were fixed rate loans. The ARMs generally carry annual caps and life-of-the-loan ceilings which limit interest rate adjustments.

         The Bank's residential loan underwriting criteria are generally comparable to those required by the FNMA and other major secondary market loan purchasers. Generally, ARM credit risks are somewhat greater than fixed-rate loans primarily because, as interest rates rise, the borrowers' payments rise, increasing the potential for default. Although the Bank offers teaser rate ARMs with low initial interest rates that are not based upon the index plus the margin for determining future rate adjustments, the Bank underwrites such loans based on the payment due at the fully-indexed rate.

         In addition to verifying income and assets of borrowers, the Bank obtains independent appraisals on all residential first mortgage loans and title insurance is required at closing. Private mortgage insurance is required on all loans with a loan to value ratio in excess of 80% and the Bank requires real estate tax escrows on such loans. Real estate tax escrows are voluntary on residential mortgage loans with loan to value ratios of 80% or less.

         The Bank has offered ARMs since the early 1980s. In the early years, the Bank's ARMs provided for interest rate adjustments based upon the Contract Interest Rate Index, (the "CIRI") and the Monthly Median Cost of Funds Index, (the "COFI"), both as originally published by the Federal Home Loan Bank Board. These indexes have proved to be unsatisfactory because the COFI generally reacts slowly to interest rate changes and the CIRI no longer reflects the same spread against market interest rates due to changes in mortgage lending patterns. As a result, at December 31, 1996, the Bank had approximately $7.0 million of ARMs based upon the COFI and CIRI with current interest rates from 3.80% to 7.00%. ARMs originated in recent years have interest rates that adjust annually based upon the movement of the one year treasury bill constant maturity index, plus a margin of from 2% to 2.75%. These loans generally have a maximum interest rate adjustment of 2% per year, with a lifetime maximum interest rate adjustment, measured from the initial interest rate, of 5.5% or 6%.

         From approximately April 1993 to December 1994, the Bank originated teaser rate ARMs with discounted initial interest rates as low as 4.25%. During that period, it was also the Bank's policy to bunch the interest rate adjustments on its new ARMs so that the interest rate on loans originated from January through June did not first adjust until July 1 of the following year, while the interest rate on loans originated from July through December did not first adjust until January 1 of the second calendar year after origination. Because of the low initial interest rates and the increase in the one year treasury bill index throughout 1994, many of these loans did not adjust to a fully indexed interest rate until July 1996 or January 1997.

         Fixed-rate residential mortgage loans are generally originated by the Bank for terms of 15 or 30 years. Although 30 year fixed-rate mortgage loans may adversely affect the Bank's net interest income in periods of rising interest rates, the Bank originates such loans to satisfy customer demand. Such loans are generally originated at initial interest rates which exceed the fully indexed rate on ARMs offered at the same time. Fixed-rate residential mortgage loans originated by the Bank generally include due-on-sale clauses which permit the Bank to demand payment in full if the borrower sells the property without the Bank's consent. Due-on-sale clauses are an important means of adjusting the rates of the Bank's fixed-rate mortgage loan portfolio, and the Bank has generally exercised its rights under these clauses.

         After the Conversion, management intends to continue to emphasize the origination of mortgage loans secured by one-to-four family owner-occupied residences.

         Home Equity Loans. The Bank makes home equity loans, representing loans secured by second mortgages on one-to-four family owner-occupied residences. These loans are of two types. The Bank offers a home equity line of credit secured by a residential mortgage, normally a second lien. These loans have adjustable rates of interest and generally provide for an initial advance period of five or ten years, during which the borrower pays interest only, or interest plus a nominal principal amount, and can borrow, repay, and reborrow the principal balance. This is followed by a repayment period, generally ten years, during which the balance of the loan is repaid in principal and interest installments. The Bank also offers regular amortizing home equity loans. These loans are fully advanced at closing and repayable in monthly principal and interest installments over a period not to exceed 10 years. Second mortgage loans are limited to a maximum loan to value ratio, including prior liens, of not more than 80%. At December 31, 1996, the Bank had $1.4 million in outstanding advances on home equity lines of credit and $832,000 in regular amortizing home equity loans.

          Commercial Mortgage Loans. The Bank originates fixed and adjustable rate mortgage loans secured by office buildings, retail establishments, one-to-four family non-owner occupied residential real estate used for rental purposes, and other types of commercial property, almost always secured by property located in the Bank's market area. At December 31, 1996, the Bank's commercial mortgage loan portfolio was $4.3 million, or 7.1% of total loans. At December 31, 1996, the Bank's largest such loan was a participation loan with a local savings bank in which the Bank's participation was $489,000, or 44% of the total loan. The loan is secured by a mixed use office and retail center located in the Village of Goshen.

         The Bank makes commercial mortgage loans with loan to value ratios up to 75%, terms up to 15 years, and amortization periods up to 15 years. At December 31, 1996, $3.2 million of the Bank's commercial mortgage loans had adjustable rates and $1.1 million had fixed rates.

         Loans secured by commercial properties generally involve a greater degree of risk than one-to-four family residential mortgage loans. Because payments on such loans are often dependent on successful operation or management of the properties, repayment may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks through its underwriting policies. In reaching its decision on whether to make a commercial mortgage loan, the Bank considers the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the underlying property. The factors considered by the Bank include the net operating income of the mortgaged premises before debt service and depreciation; the debt coverage ratio (the ratio of net earnings to debt service); and the ratio of loan amount to appraised value.

         The Bank generally requires a debt service coverage ratio of a minimum of 120% and the personal guarantee of the borrower. The Bank also requires an appraisal on the property conducted by an independent appraiser and title insurance. When evaluating the qualifications of the borrower for a commercial mortgage loan, the Bank considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property and the Bank's lending experience with the borrower. The Bank's underwriting policies require that the borrower be able to demonstrate management skills and the ability to maintain the property from current rental income or from the borrower's operations on the property. The Bank's policy requires borrowers to present evidence of the ability to repay the mortgage and a history of making mortgage payments on a timely basis. In making its assessment of the creditworthiness of the borrower, the Bank generally reviews the financial statements and credit history of the borrower, as well as other related documentation.

         Construction Loans. The Bank offers residential single family construction loans to persons who intend to occupy the property upon completion of construction. Upon completion of construction, these loans are automatically converted into permanent residential mortgage loans and classified as such. The proceeds of the construction loan are advanced in stages on a percentage of completion basis as construction progresses. The loans generally provide for a construction period of not more than six months during which the borrower pays interest only. In recognition of the risks involved in such loans, the Bank carefully monitors construction through regular inspections and the borrower must qualify for the permanent mortgage loan before the construction loan is made. At December 31, 1996, the Bank had eight construction loans with an outstanding principal balance of $708,000. The Bank's delinquency experience with its construction loans has been favorable. At the end of each fiscal year since September 30, 1992, and at December 31, 1996, the Bank had no non-performing construction loans. See "--Asset Quality."

         Consumer Loans. The Bank also makes short-term fixed-rate consumer loans either unsecured or secured by savings accounts, automobiles or other consumer assets. Consumer loans, excluding these secured by real estate, totaled $807,000, or 1.3% of total loans, at December 31, 1996. These loans generally have an average term of not more than five years and have interest rates higher than mortgage loans. The shorter terms to maturity are helpful in managing the Bank's interest rate risk. These loans are generally underwritten based upon the borrower's ability to repay and the value of the collateral for the loan. Collateral value, except for loans secured by bank deposits or marketable securities, is a secondary consideration because personal property collateral generally rapidly depreciates in value, is difficult to repossess, and rarely generates close to full value at a forced sale.

         Origination of Loans. Loan originations come from a number of sources. Residential loan originations can be attributed to depositors, retail customers, telephone inquiries, advertising, the efforts of the Bank's loan officers, and referrals from other borrowers, real estate brokers and builders. The Bank originates loans through its own efforts and does not use mortgage brokers, mortgage bankers or other fee paid loan finders.

         All of the Bank's lending is subject to its written, nondiscriminatory underwriting standards and to loan origination procedures prescribed by the Bank's Board of Directors. Officers of the Bank have the authority to approve loans at differing levels established by the Board of Directors based upon the position and expertise of the officer. All loans up to $250,000 must be approved by at least two senior loan officers and all loans from $250,000 to $500,000 must be approved by Mr. Kelsey and Mr. Durland. Loans over $500,000, of which the Bank had none at December 31, 1996, must be approved in advance by the Bank's ad hoc loan review committee. All other mortgage loans are reviewed by the Bank's ad hoc loan committee after approval.

         As a federal savings bank, the aggregate amount of loans that the Bank is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At December 31, 1996, 15% of the Bank's capital and surplus was approximately $1.8 million. On that date, the Bank's largest aggregate loan relationship was $792,000, represented by three loans to affiliated borrowers. One of the three component loans, a participation loan with a balance owed to the Bank at December 31, 1996 of $489,000, is the Bank's largest loan and is secured by mixed use commercial property in Goshen. The two related loans include a residential mortgage loan on the primary residence of a principal of the commercial loan borrower and a mortgage loan on a small mixed-use commercial property to a related entity. The Bank had two other loan relationships at December 31, 1996 with balances in excess of $500,000. One relationship, in the amount of $668,000, included a commercial mortgage loan on medical offices in the amount of $424,000 and a residential mortgage loan to a principal of the commercial loan borrower. The other relationship, in the amount of $658,000, included the same mortgage loan on the medical facility, a residential mortgage loan on another principal's home, and a small overdraft checking line of credit. At December 31, 1996, the Bank had three loans outstanding with principal balances in excess of $250,000 and an additional 11 loans with principal balances from $200,000 to $250,000. None of these loans were past due 90 days or more on December 31, 1996 or otherwise classified as non-performing.

         The following table sets forth the Bank's loan originations, loan sales and principal repayments for the periods indicated. All loans sold were whole loans.

                                                   Three Months Ended
                                                       December 31,         Year Ended September 30,
                                                   ------------------   ------------------------------
                                                           1996            1996       1995       1994
                                                           ----            ----       ----       ----
                                                                       (In Thousands)
           Total loans, beginning of period............ $ 58,872        $ 58,049   $ 57,290    $47,666
                                                        --------        --------    --------   -------
           Loans originated:
           Residential 1 to 4 family...................    2,915           6,198       3,557    14,238
           Commercial real estate......................       17             334       1,195     1,649
           Construction loans..........................      453           1,652       1,271     1,489
           Consumer loans (1)..........................      408           2,030       1,780     1,317
                                                        --------        --------    --------   -------
               Total loans originated..................    3,793          10,214       7,803    18,693

           Loans purchased.............................        -               -           -         -

           Loans sold..................................        -               -           -    (1,903)

           Principal repayments........................   (1,498)         (9,373)     (7,022)   (7,152)
           Total charge-offs...........................        -             (18)        (22)      (14)
                                                        --------        --------    --------   -------
           Net loan activity...........................    2,295             823         759     9,624
                                                        --------        --------    --------   -------
             Total loans, end of period................ $ 61,167        $ 58,872    $ 58,049  $ 57,290
                                                        ========        ========    ========  ========

(1) Includes home equity loans secured by subordinate liens on one-to-four family owner-occupied residences.

         The Bank does not purchase loans. Prior to fiscal 1995, the Bank sold part of its fixed rate residential mortgage loan production to FNMA and retained the right to service those loans. At December 31, 1996, the Bank's portfolio of loans serviced for FNMA totaled $7.3 million. The Bank did not service loans for any other investors at that date. The Bank has never purchased loan servicing rights.

         Loan Maturity. The following table shows the contractual maturity of the Bank's loan portfolio at December 31, 1996. Loans are shown as due based on their contractual terms to maturity. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the final loan payment is due without regard to rate adjustments. The table does not reflect the effects of loan amortization, possible prepayments or enforcement of due-on-sale clauses. Non-performing loans are shown as being due based upon their contractual maturity without regard to acceleration due to default.

                                       Residential      Home
                                       1-4 Family      Equity       Consumer     Commercial  Construction     Total
                                       ----------      ------       --------     ----------  ------------     -----
                                                                     (In Thousands)
  Amounts due:
     Within 3 months.................  $     3       $     -          $146       $     -         $   -     $     149
     3 months to 1 year..............       17             -            70             5           708           800
     1 to 3 years....................      228             -           292            31             -           551
     3 to 5 years....................    1,246            88           246           719             -         2,299
     5 to 1O years...................    2,189           744            68           304             -         3,305
     10 to 20 years..................   16,460         1,387             -         3,285             -        21,132
     Over 20 years...................   32,931             -             -             -             -        32,931
                                        ------         -----           ---         -----           ---        ------
     Total loans.....................   53,074         2,219           822         4,344           708        61,167
  Less:
     Allowance for loan loss.........      112             -            21             -             -           133
     Deferred loan fees, net.........       21             -             -             -             -            21
                                        ------         -----           ---         -----           ---      --------
         Total loans, net............  $52,941       $ 2,219          $801        $4,344         $ 708      $ 61,013
                                       =======       =======          ====        ======         =====      ========

         The following table sets forth at December 31, 1996, the dollar amount of loans due after December 31, 1997, and whether such loans have fixed interest rates or adjustable interest rates.

                                                                          Floating or
                                                        Fixed Rates     Adjustable Rates      Total
                                                        -----------     ----------------      -----
                                                                       (In Thousands)
                            Residential 1-4 family..... $ 18,300            $34,754         $ 53,054
                            Home equity................      832              1,387            2,219
                            Commercial.................    1,120              3,219            4,339
                            Consumer...................      522                 84              606
                                                        --------            -------         --------
                                Total.................. $ 20,774            $39,444         $ 60,218
                                                        ========            =======         ========

Asset Quality

         Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Bank attempts to cause the deficiency to be cured by contacting the borrower. Late notices are sent when a payment is more than 15 days past due and a late charge is generally assessed at that time. The Bank attempts to contact personally any borrower who is more than 30 days past due. In most cases, deficiencies are cured promptly. All loans past due 60 days or more, and all loans in which the borrower is delinquent in the payment of real estate taxes regardless of payment status, are added to a watch list and a loan officer of the Bank contacts the borrower on a regular basis to seek to cure the delinquency. If a loan becomes past due 90 days, the Bank refers the matter to an attorney, who first seeks to obtain payment without litigation and, if unsuccessful, generally commences a foreclosure action or other appropriate legal action to collect the loan. A foreclosure action, if the default is not cured, generally leads to a judicial sale of the mortgaged real estate. The judicial sale is normally delayed if the borrower files a bankruptcy petition because the foreclosure action cannot be continued unless the Bank first obtains relief from the automatic stay provided by the Bankruptcy Code.

         If the Bank acquires the mortgaged property at foreclosure sale or accepts a voluntary deed in lieu of foreclosure, the acquired property is then classified as Real Estate Owned ("REO") until it is sold. At December 31, 1996, the Bank had no REO. When REO is acquired, the property is recorded at the lower of the principal balance of the loan or fair value less costs of sale of the property and any shortfall between the recorded value of the property and the carrying value of the loan is charged to the allowance for loan losses. Thereafter, changes in the value of the REO are reflected as a valuation allowance. The Bank is permitted to finance sales of REO by "loans to facilitate," which may involve a lower down payment or a longer repayment term or other more favorable features than generally would be granted under the Bank's underwriting guidelines. Currently, the Bank has no "loans to facilitate."

         The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at December 31, 1996.


                                              Loans Delinquent For:
                             -------------------------------------------------------
                                     60-89 Days                90 Days and Over               Total Loans Delinquent
                             --------------------------  ---------------------------   -----------------------------
                                               Percent                      Percent                           Percent
                                               of Loan                      of Loan                           of Loan
                             Number   Amount   Category  Number    Amount   Category     Number   Amount      Category
                             ------   ------   --------  ------    ------   --------     ------   ------      --------
                                                                 (Dollars in Thousands)
 Real estate loans:
   Residential 1-4 family....  11      $748      1.39%      -      $    -      0.00%      11      $ 748        1.39%
   Home equity ..............   1        42      1.89%      -           -      0.00%       1         42        1.89%
   Commercial................   -         -      0.00%      -           -      0.00%       -          -        0.00%
 Consumer and other loans....  18        12      1.46%      3           3      0.36%      21         15        1.82%
                               --      ----                 -      ------                 --      -----
        Total................  30      $802      1.31%      3      $    3     0.005%      33      $ 805        1.32%
                               ==      ====                 =      ======                 ==      =====




         The following table sets forth information with respect to the Bank's non-performing assets (which generally includes loans that are delinquent for 90 days or more and real estate owned) at the dates indicated. At December 31, 1996, there were no loans other than those included in the table below with regard to which management had information about possible credit problems of the borrower that caused management to seriously doubt the ability of the borrower to comply with present loan repayment terms.

                                                          At December 31,                    At September 30,
                                                                          -----------------------------------------------
                                                              1996        1996      1995       1994     1993         1992
                                                              ----        ----      ----       ----     ----         ----
                                                                                       (In Thousands)
        Non-accrual loans:
           Residential 1-4 family real estate..............  $   -        $ 16     $ 157      $  42     $   -       $  -
           Non-mortgage loans:.............................      -           -         -          -         -          -
                                                             -----        ----     -----      -----     -----       ----
             Total non-accrual loans.......................      -          16       157         42         -          -
                                                             =====        ====     =====      =====     =====       ====
        Accruing loans past due 90 days or more:
           Residential 1-4 family..........................      -           -        68        160       264         80
           Home equity.....................................      -           -         -         51         -          -
           Consumer........................................      3           -         -          4         5          -
                                                             -----        ----     -----      -----     -----       ----
               Total loans past due 90 days
                or more and still accruing.................      3           -        68        215       269         80
                                                             -----        ----     -----      -----     -----       ----
               Total non-performing loans..................      3          16       225        257       269         80
        Real estate owned..................................      -           -         -          -         -         65
        Other non-performing assets........................      -           -         -          -         -          -
                                                             -----        ----     -----      -----     -----       ----
        Total non-performing assets........................  $   3        $ 16     $ 225      $ 257     $ 269       $145
                                                             =====        ====     =====      =====     =====       ====
        Non-performing loans
           as a percent of total loans.....................  0.005%       0.03%     0.39%      0.45%     0.56%      0.17%
        Non-performing assets
           as a percent of total assets....................  0.003%       0.02%     0.22%      0.26%     0.27%      0.15%

         It is the Bank's policy to discontinue accruing interest on a loan when it becomes 90 days or more delinquent unless the Bank determines that the nature of the delinquency and the collateral are such that collection of the principal and interest on the loan in full is reasonably assured. Once the accrual of interest is discontinued, the Bank records interest as and when received until the loan is restored to accruing status.

         For the three months ended December 31, 1996 and the years ended September 30, 1996, 1995 and 1994, the amount of interest income that would have been recorded on non-accrual loans was $0, $1,400, $6,700 and $1,300, respectively, of which $0, $1,400, $0 and $0 was actually collected by the Bank and recorded as income during each such period. Interest earned on loans 90 days or more delinquent and still accruing interest amounted to $123, $0, $7,600 and $7,000 for such periods, respectively.

         Classified Assets. OTS regulations require that federal savings banks classify their assets on a regular basis and establish prudent valuation allowances based on such classifications. In addition, in connection with examinations of savings associations, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. FDIC and New York State Banking Department examiners had similar authority before the Bank converted to a federal savings bank. OTS regulations provide for three adverse classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high probability of loss. An asset classified Loss is considered uncollectible and of such little value that its continuance as an asset of the Bank is not warranted. The regulations have also created a Special Mention category, consisting of assets which do not currently expose the Bank to a sufficient degree of risk to warrant classifications, but do possess credit deficiencies or potential weaknesses deserving management's close attention.

         Assets classified as Substandard or Doubtful require the Bank to establish prudent valuation allowances. If an asset or portion thereof is classified as Loss, the Bank must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified Loss or charge off such amount. If an Bank does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS. On the basis of management's review of its loans at December 31, 1996, the Bank had no classified assets and no loans categorized by management as "Special Mention."

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the Bank's loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover loan losses which are deemed probable and can be estimated. The allowance is based upon a number of factors, including asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience and the Bank's underwriting policies. The Bank evaluates on a loan by loan basis each calendar quarter all loans which are at least sixty days past due or for which there are unpaid real estate taxes and considers whether the allowance should be adjusted to protect against risks associated with such loans. The analysis of the adequacy of the allowance is reported to and reviewed by the Board of Directors quarterly. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions and the Bank's actual experience differ substantially from the conditions and experience used in the assumptions upon which the initial determinations are based.

         While the Bank believes that it has established an adequate allowance for loan losses based upon its low level of prior charge-offs, there can be no assurance that regulators, in reviewing the Bank's loan portfolio as part of a future regulatory examination, will not request the Bank to materially increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings at that time. Moreover, no assurance can be made that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding existing loans, identification of additional problem loans and other factors, both within and outside of management's control. The directors of the Bank and the Company have reviewed the provision for loan losses and the allowance for loan losses and the assumptions utilized by management as to their reasonableness and adequacy.

         The following table analyzes activity in the Bank's allowance for loan losses during the fiscal years indicated.

                                     Three Months Ended
                                         December 31,               Year Ended September 30,
                                     ------------------  -------------------------------------------------
                                              1996       1996          1995      1994      1993       1992
                                                                   (Dollars in Thousands)
  Allowance, beginning of period...........  $123        $114          $106      $ 91      $ 92       $ 71
  Provision:
   Residential 1-4 family..................     -           -            15        20        10         40
   Commercial real estate..................     -           -             -         -         -          -
   Consumer................................     -          24            14         5         -          -
                                             ----        ----         -----      ----      ----       ----
     Total provision.......................     -          24            29        25        10         40
  Charge-offs:
   Residential 1-4 family..................     -           -             -         -        (6)       (25)
   Consumer................................     -         (18)          (22)      (14)       (7)        (7)
                                             ----        ----         -----      ----      ----       ----
     Total charge-offs ....................     -         (18)          (22)      (14)      (13)       (32)
                                             ----        ----         -----     ----      ----       ----
  Recoveries:
   Residential 1-4 family..................     -           -             -         -         2         13
   Consumer................................    10           3             1         4         -          -
                                             ----        ----         -----      ----      ----       ----
       Total recoveries ...................    l0           3             1         4         2         13
                                             ----        ----         -----      ----      ----       ----
  Net charge-offs (recoveries).............    10         (15)          (21)      (10)      (11)       (19)
                                             ----        ----         -----      ----      ----       ----
  Allowance, end of period.................  $133        $123         $ 114      $106      $ 91       $ 92
                                             ====        ====         =====      ====      ====       ====
  Allowance as a percent of total loans....  0.22%       0.21%         0.20%     0.19%     0.19%       0.20%

         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                     At December 31,                              At September 30,
                                    -----------------   -----------------------------------------------------------------

                                          1996                 1996                  1995                  1994
                                     ---------------    ------------------     -----------------    -------------------
                                              Percent                Percent              Percent                Percent
                                              of Loans               of Loans             of Loans               of Loans
                                              to Total               to Total             to Total               to Total
                                     Amount    Loans    Amount        Loans    Amount      Loans     Amount       Loans
                                     ------    -----    ------        -----    ------      -----     ------       -----
                                                            (Dollars in Thousands)

      Allowance allocated to:
      Residential 1-4 family......   $ 112      90.39%    $ 112        89.30%    $ 112      89.02%      $97        89.75%
      Commercial real estate......       -       7.10%        -         7.57%        -       8.83%        -         6.65%
      Construction................       -       1.16%        -         1.71%        -       0.61%        -         2.30%
      Consumer and other..........      21       1.35%       11         1.42%        2       1.54%        9         1.30%
                                     -----     ------     -----       ------     -----     ------     -----       ------
      Total allowance.............   $ 133     100.00%    $ 123       100.00%    $ 114     100.00%    $ 106       100.00%
                                     =====     ======     =====       ======     =====     ======     =====       ======


Environmental Issues

         The Bank encounters certain environmental risks in its lending activities. Under federal and state environmental laws, lenders may become liable for costs of cleaning up hazardous materials found on property securing their loans. In addition, the presence of hazardous materials may have a substantial adverse effect on the value of such property as collateral and may cause economic difficulties for the borrower, causing the loan to go into default. Although environmental risks are usually associated with loans secured by commercial real estate, risks also may exist for loans secured by residential real estate if, for example, there is nearby commercial contamination or if the residence was constructed on property formerly used for commercial purposes. The Bank attempts to control its risk by requiring a phase one environmental assessment by a Bank-approved engineer as part of its underwriting review for all mortgage loans other than those secured by one-to-three family residences.

         The Bank believes its procedures regarding the assessment of environmental risk are adequate and, as of December 31, 1996, the Bank was unaware of any environmental issues with respect to any of its mortgage loans which would subject it to any material liability at this time. However, no assurance can be given that the values of properties securing loans in the Bank's portfolio will not be adversely affected by unforeseen environmental risks. See "--Properties" for a discussion of environmental matters regarding the Bank's main office.

Investment Activities

         General. The investment policy of the Bank, which is approved by the Board of Directors, is based upon its asset/liability management goals and is designed primarily to provide satisfactory yields while maintaining adequate liquidity, a balance of high quality, diversified investments, and minimal risk. The investment policy is implemented by the Chief Executive Officer.

         As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of earnings. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities are classified as available-for-sale. Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, as a separate component of retained earnings. The Bank has not had a trading securities portfolio since 1994 and has no current plans to maintain such a portfolio in the future. At December 31, 1996, $21.0 million of investment securities were classified as available-for-sale and none were classified as held to maturity. At December 31, 1996, $6.2 million of mortgage-backed securities were classified as held-to-maturity with a fair value of $6.3 million, and none were classified as available for sale. In 1995, the FASB issued a special report allowing the transfer of securities from held-to-maturity to the available-for-sale classification during the period from November 15, 1995 to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. In December 1995, the Bank transferred investment securities held-to-maturity with an amortized cost of approximately $20.9 million to the available-for-sale classification. The gross unrealized gain related to the transferred securities was approximately $121,000.

         Investment Securities. The Bank's investment securities portfolio totaled $21.0 million at December 31, 1996. It is the policy of the Bank to invest in debt securities issued by the United States Government, its agencies, municipalities and corporations. In order to benefit from higher yields, the Bank concentrates its investment securities portfolio in corporate debt securities, which totaled $11.6 million, or 55.4% of investment securities, at December 31, 1996. Such securities have greater risks than U.S. Government securities, and to control these risks, the Bank limits its investment in corporate debt securities to those rated in the three highest grades by a nationally recognized rating organization. The Bank also invests in IIMF, a group of mutual funds all of whose investments would qualify as direct investments for a New York chartered savings bank. The only IIMF fund in which the Bank held investments at December 31, 1996 was the Institutional Investors Capital Appreciation Fund, Inc., which invests principally in common stocks of companies listed on the New York Stock Exchange that have paid regular dividends for at least ten consecutive fiscal years. At December 31, 1996, the Bank's investment in IIMF shares totaled $1.9 million.

         At December 31, 1996, the Bank had an investment of $599,000 in stock of the FHLBNY, which investment was necessary for the Bank to maintain its membership in the FHLBNY and to utilize FHLBNY borrowing facilities. If the Bank increases its FHLBNY borrowings, the Bank may have to increase its investment in FHLBNY stock because the Bank must own FHLBNY stock at least equal to 5% of its borrowings. The Bank's yield on FHLBNY stock was 5.90% for the fiscal year ended September 30, 1996 and was 6.61% (annualized) for the three months ended December 31, 1996.

         Mortgage-Backed Securities. The Bank invests in mortgage-backed securities to supplement the yields on it loan portfolio. At December 31, 1996, the Bank's mortgage-backed securities portfolio totaled $6.2 million, all of which was classified as held to maturity. At December 31, 1996, all of the Bank's mortgage-backed securities were issued or guaranteed by FNMA, FHLMC or GNMA and all were pass through securities. The Bank's mortgage-backed securities portfolio had a weighted average yield of 6.85% at December 31, 1996.

         Mortgage-backed securities generally have higher yields than investment securities because of the longer terms and the uncertainties associated with the timing of mortgage repayments. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Bank. However, these securities generally yield less than the loans that underlie them because of the cost of payment guarantees or credit enhancements that reduce credit risk. Mortgage-backed securities of the type held by the Bank are generally weighted at 20%, rather than the 50% weighting for performing residential one-to-four family mortgage loans, in determining risk-based capital ratios.

         While investment and mortgage-backed securities carry a reduced credit risk as compared to loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities. See "Risk Factors--Interest Rate Risk."

         The following table sets forth certain information regarding the amortized cost and fair value of the Bank's available for sale, held to maturity and trading securities portfolios at the dates indicated.

                                      At December 31,                                  At September 30,
                                   --------------------     -----------------------------------------------------------------------
                                             1996                    1996                     1995                      1994
                                   ---------------------    ---------------------   ------------------------  ---------------------
                                    Amortized     Fair       Amortized     Fair       Amortized     Fair        Amortized     Fair
                                      Cost        Value        Cost        Value        Cost        Value         Cost       Value
                                      ----        -----        ----        -----        ----        -----         ----       -----
Securities Available for Sale:
   U.S. Treasury securities...... $   3,012    $   3,023     $   4,718   $   4,714   $   2,051    $   2,054    $        -  $      -
   U.S. Government agencies......     2,972        3,015         2,967       2,984           -            -             -         -
   Corporate debt obligations....    11,570       11,649        12,043      12,075           -            -             -         -
   Other securities..............       506          506           506         505           -            -             -         -
                                     ------    ---------     ---------   ---------   ---------    ---------       -------   --------
      Total......................    18,060       18,193        20,234      20,278       2,051        2,054             -         -
                                     ------    ---------     ---------   ---------   ---------    ---------       -------   --------
   FHLBNY stock..................       599          599           599         599           -            -             -         -
   Corporate equity securities...     2,002        2,224         2,002       2,204       1,956        2,040             -         -
                                     ------    ---------     ---------   ---------   ---------    ---------       -------   --------
      Total equity securities....     2,601        2,823         2,601       2,803       1,956        2,040             -         -
                                     ------    ---------     ---------   ---------   ---------    ---------       -------   --------
        Total available for sale.    20,661       21,016        22,835      23,081       4,007        4,094             -         -
                                     ------    ---------     ---------   ---------   ---------    ---------       -------   --------

Securities Held to Maturity:
   U.S. Treasury.................        -            -             -           -        5,834        5,801         9,570      9,397
   U.S. Government agencies......        -            -             -           -        2,933        2,965           504        504
   Corporate debt obligations....        -            -             -           -       13,964       13,934        21,432     21,117
   Other.........................        -            -             -           -        1,019        1,011         1,036      1,001
   Mortgage-backed securities....     6,173        6,252         6,474       6,529       4,404        4,492         2,226      2,230
                                     ------    ---------     ---------   ---------   ---------    ---------      --------    -------
      Total held to maturity.....     6,173        6,252         6,474       6,529      28,154       28,203        34,768     34,249
                                     ------    ---------     ---------   ---------   ---------    ---------      --------   --------

Trading Account Securities:
   Equity securities.............        -           -            -            -           -             -         2,259      2,172
                                     ------    ---------     ---------   ---------   ---------    ---------      --------   --------

      Total Securities........... $  26,834    $  27,268     $  29,309   $  29,610   $  32,161    $  32,297     $  37,027  $  36,421
                                    =======    =========     =========   =========   =========    =========     =========  =========




         The table below sets forth certain information regarding the carrying value, weighted average yields and stated maturity of the Bank's securities at December 31, 1996. There were no securities (exclusive of obligations of the U.S. Government and any federal agencies) issued by any one entity with a total carrying value in excess of 10% of the Bank's equity at December 31, 1996, except that at December 31, 1996, the Bank's IIMF shares had a carrying value of $1.9 million. Securities with no stated maturity are shown as having a maturity of more than ten years.


                                                               At December 31, 1996
                             -----------------------------------------------------------------------------------------------------
                                   One Year           One to           Five to            More than                 Total
                                   or Less          Five Years        Ten Years           Ten Years               Securities
                             -----------------  -----------------  -----------------  -----------------  -------------------------
                             Carrying  Average  Carrying  Average  Carrying  Average  Carrying  Average  Carrying  Average  Market
                              Value     Yield    Value     Yield     Value    Yield    Value     Yield    Value     Yield    Value
                             --------  -------  --------  -------  --------  -------  --------  -------  --------  -------  -------
U.S. Treasury securities ..  $     -        -   $ 3,023    5.96%   $     -        -                        $ 3,023    5.96%  $ 3,023
Municipal obligations .....      101     5.00%        -       -          -        -                            101    5.00%      101
Corporate debt obligations.    5,793     6.30%    5,856    6.74%         -        -                         11,649    6.52%   11,649
Mortgage-backed securities.        -        -     2,858    6.35%       775     7.48%    2,540     7.21%      6,173    6.85%    6,252
Other debt securities .....      400     5.25%        5    5.50%         -        -                            405    5.25%      405
FHLBNY stock ..............        -        -         -       -                           599     6.61%        599    6.61%      599
Other equity securities ...        -        -         -       -                         2,224     6.98%      2,224    6.98%    2,224
                              ------            -------                                ------              -------           -------
  Total ...................   $6,294     6.24%  $14,757    6.52%   $   775     7.48%   $5,363     7.05%    $27,189    6.59%  $27,268
                              ======            =======            =======             ======              =======           =======

Sources of Funds

         General. The Bank's primary source of funds is deposits. In addition, the Bank derives funds for loans and investments from loan and security repayments and prepayments, from net revenues from operations and, to a lesser extent, from borrowings. Scheduled payments on loans and mortgage-backed and investment securities are a relatively stable source of funds, while savings inflows and outflows and loan and mortgage-backed and investment securities prepayments are significantly influenced by general interest rates and money market conditions. Borrowings are occasionally used to compensate for reductions in other sources of funds.

         Deposits. The Bank offers several types of deposit programs to its customers, including passbook and statement savings accounts, NOW accounts, money market deposit accounts, checking accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank's deposits are obtained predominantly from its Orange County market area. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these savings deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain savings deposits. The Bank does not pay premium rates for certificates of deposit in excess of $100,000 nor does the Bank use brokers to obtain deposits. At December 31, 1996, the Bank had $82.6 million of deposits outstanding.

         The Bank prices its deposit offerings based upon market and competitive conditions in its market area. During fiscal 1996 and the three months ended December 31, 1996, the Bank took steps to decrease its cost of funds by moderating the rates it offered on certificates of deposit accounts. Certificates of deposit as a percentage of total deposits decreased from 48.9% at September 30, 1995 to 45.9% at September 30, 1996 and remained at 46.0% at December 31, 1996. Due to declining market interest rates and the Bank's efforts to reduce its cost of funds, certificates of deposits with rates of 6.00% or more totaled $1.3 million, or 3.3%, of the Bank's certificates of deposit at December 31, 1996 compared to $15.8 million, or 36.8%, at September 30, 1995. Total deposits decreased by $5.2 million during the twelve months ended December 31, 1996, principally as a result of management's efforts to reduce the cost of funds. The deposit outflow was funded principally by a reduction in investment securities of $4.6 million, a reduction in federal funds sold of $1.6 million, and a reduction of $1.6 million in cash and due from banks. The reductions in cash and due from banks and federal funds sold was enabled by the receipt of a substantial portion of the Bank's Nationar claim.

         The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated. Interest rates shown for non-time accounts are the rates in effect at December 31, 1996.

                                         At December 31,                               At September 30,
                                       -------------------       --------------------------------------------------------------
                                              1996                      1996                  1995                 1994
                                              ----                      ----                  ----                 ----
                                                Percent of                Percent of            Percent of           Percent of
                                       Amount     Total          Amount     Total      Amount     Total     Amount     Total
                                       ------     -----          ------     -----      ------     -----     ------     -----
                                                                   (Dollars in Thousands)
Non-time accounts:
   Savings accounts (3.00%)......      $26,134     31.65%        $26,805    32.12%     $27,198    30.87%    $34,354     39.76%
   NOW accounts (2.50%)..........        4,025      4.87%          3,636     4.36%       3,308     3.76%      3,491      4.04%
   Checking accounts.............        3,878      4.70%          4,206     5.04%       3,796     4.31%      3,667      4.25%
   Money market accounts (3.00%).       10,587     12.82%         10,457    12.53%      10,756    12.21%     13,255     15.34%
                                       -------     -----         -------    -----      -------    -----     -------     -----
      Total non-time accounts....       44,624     54.04%         45,104    54.05%      45,058    51.15%     54,767     63.39%
                                       -------     -----         -------    -----      -------    -----     -------     -----
Time accounts:
   3.00-3.99%....................          346      0.42%            501     0.60%       1,759     2.00%     27,222     31.51%
   4.00-4.99%....................       24,569     29.75%         25,479    30.53%       4,595     5.22%      2,653      3.07%
   5.00-5.99%....................       11,785     14.27%          9,736    11.67%      20,853    23.67%      1,640      1.90%
   6.00-6.99%....................          923      1.12%          2,291     2.75%      15,517    17.61%        114      0.13%
   7.00-7.99%....................          336      0.40%            331     0.40%         311     0.35%          -      0.00%
                                       -------     -----         -------    -----      -------    -----     -------     -----
      Total time accounts........       37,959     45.96%         38,338    45.95%      43,035    48.85%     31,629     36.61%
                                       -------     -----         -------    -----      -------    -----     -------     -----
          Total deposits.........      $82,583     100.0%        $83,442    100.0$     $88,093    100.0%    $86,396     100.0%
                                       =======     =====         =======    =====      =======    =====     =======     =====


         The following table sets forth the deposit flows at the bank during the periods indicated.

                         Three Months Ended
                            December 31,          Year Ended September 30,
                          ----------------   ---------------------------------
                                1996         1996           1995        1994
                              -------       ------       --------      -------
                                               (In Thousands)
Net deposits (withdrawals)... $(1,623)     $(8,016)       $(1,563)     $(5,093)
Interest credited............     764        3,365          3,260        2,686
                              -------      -------        -------      -------
Net increase (decrease)
  in deposits ............... $  (859)     $(4,651)       $ 1,697      $(2,407)
                              =======      =======        =======      =======

         The following table sets forth the amount of certificates of deposit outstanding and the remaining period to maturity of such deposits at December 31, 1996.

                                           Amount Due During the              Due After
                                       Twelve Months Ended December 31,      December 31,
                                -----------------------------------------    ------------
  Interest Rate                    1997          1998                1999        1999           Total
  -------------                    ----          ----                ----        ----           -----
                                                         (In Thousands)
  3.00-3.99%................    $    346       $     -            $      -     $     -       $     346
  4.00-4.99%................      22,984         1,527                  27          31          24,569
  5.00-5.99%................       8,967         2,035                 642         141          11,785
  6.00-6.99%................         640            45                 222          16             923
  7.00-7.99%................           -             -                  51         285             336
                                --------       -------            --------     -------        --------
  Total.....................    $ 32,937       $ 3,607            $    942     $   473        $ 37,959
                                ========       =======            ========     =======        ========

         At December 31, 1996, the Bank had $1.7 million in certificates of deposit with balances of $100,000 or more ("jumbo deposits"), representing 2.09% of all deposits, as follows:

         Original                Minimum            Interest                     Percentage of   Percentage of
           Term                  Balance            Rate (1)          Balance   Total Deposits  Jumbo Deposits
           ----                  -------            --------          -------   --------------  --------------
                                                           (In Thousands)
1-3 months..................    $100,000              3.60%             $334        0.40%          19.33%
4-6 months..................    $100,000              4.90%              301        0.37%          17.42%
6-12 months.................    $100,000              5.10%              670        0.81%          38.77%
Over twelve months..........    $100,000              5.10%              423        0.51%          24.48%
                                                                      ------        ----          ------
                   Total  .................................           $1,728        2.09%         100.00%
                                                                      ======        ====          ======

(1) Interest rate offered as of December 31, 1996.

         Borrowings. Although deposits are the primary source of funds for the Bank's lending and investment activities and for its general business purposes, the Bank has in the past relied upon borrowed funds or repurchase agreements to supplement its available funds. The Bank has borrowed funds, either through direct borrowings or through the sale of securities under agreements to repurchase, on an infrequent basis when the cost of borrowings were attractive when compared to the rate required to be paid on deposits plus the deposit insurance premium required to be paid. Furthermore, immediately after the closure of Nationar, the Bank availed itself of borrowed funds for a short time to satisfy its immediate liquidity needs until it was able to replace its funds at Nationar with the proceeds of new deposits. In the future, the Bank may use borrowings to provide funds in order to assist in the leveraging of the additional capital anticipated to be received in the Conversion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital."


         Total borrowings at December 31, 1996 were $1.0 million, represented by an advance from the FHLBNY. The Bank undertook this borrowing in order to provide needed funds at a time when the Bank did not want to increase the rates paid on certificates of deposit to attract funds. At no time have the Bank's short term borrowings exceeded 30% of equity.

Subsidiary Activities

         As a federal savings bank, the Bank may invest up to 2% of its assets in subsidiaries, with an additional investment of 1% of assets if the investment serves primarily community, inner city and community development. The may also invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings bank may engage in directly. The Bank does not have any subsidiaries.

Properties

         The Bank conducts its business through its headquarters in Goshen, a nearby public accommodation drive-up facility, and a branch opened in March 1997 at an elder care facility in Goshen, as shown in the following table. The elder care facility is operated by a non-profit corporation of which Mr. Kelsey is a director. The following table sets forth certain information regarding the Bank's deposit-taking offices.


                                                                             Approximate        Net Book
Location                         Date acquired             Owned/Leased       Square Feet         Value
                                                                                              (In Thousands)


One South Church Street              1971                     Owned             10,680           $2,003
Goshen, NY 10924 with
adjacent drive-up facility
at 50 South Church Street

214 Harriman Drive                  March 1997                Leased                105          N/A
Goshen, NY 10924

         In late 1996, an underground petroleum tank on property adjoining the Bank's main office was discovered to be leaking and the leakage seeped underground to the property on which the Bank's headquarters office is located. This contamination is being remediated by the adjoining land owner and the Bank does not believe that it poses any continuing risks. The Bank has agreed to share in the cost of remediation. The Bank estimates that its share of the cost will be approximately $50,000, which amount was recorded as an expense during the quarter ended March 31, 1997. See "Summary of Recent Developments -- Comparison of Operating Results for the Three Months Ended March 31, 1997 and March 31, 1996 -- Non-interest Expense."

Personnel

         At December 31, 1996, the Bank employed 31 full-time and 1 part-time employees. The employees are not represented by a collective bargaining unit, and the Bank considers its relationship with its employees to be good. See "Management of the Bank--Benefits" for a description of certain compensation and benefit programs offered to the Bank's employees.

Legal Proceedings

         In the ordinary course of its operations, the Bank is a party to routine litigation involving claims incidental to the savings bank business. Management believes that no current litigation, threatened or pending, to which the Bank or its assets is or may become a party, poses a substantial likelihood of potential loss or exposure which would have a material adverse effect on the financial condition or results of operations of the Bank or the Company.

                                   REGULATION

         Set forth below is a brief summary of certain laws which relate to the regulation and supervision of the Bank. The Bank became a federally chartered savings bank on March 18, 1997 and prior to that date was, as a New York-chartered mutual savings bank, subject to the rules and regulations of the New York State Banking Department and the FDIC.

General

         The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank's deposit accounts are insured up to applicable limits by the BIF of the FDIC, and the Bank is a member of the FHLBNY. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS and the FDIC have the authority to conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. Prior to becoming a federal savings bank, these examinations were conducted by the New York State Banking Department and the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which a savings association (which term includes federal savings banks such as the Bank) can engage and is intended primarily for the protection of the FDIC insurance fund and depositors. For a discussion of the Bank's history, see "Goshen Savings Bank." The Company, as a savings association holding company, will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the SEC under the federal securities laws.

         The OTS and the FDIC have discretion in their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank and the operations of both.

         The following discussion is intended to be a summary of the material statutes and regulations applicable to savings associations and their holding companies, and it does not purport to be a comprehensive description of all such statutes and regulations.

Regulation of Federal Savings Associations

         Business Activities. The Bank's lending and investment powers come from the Home Owners' Loan Act, as amended (the "HOLA"), and the regulations of the OTS. Under these laws and regulations, the Bank may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. The Bank may also establish service corporations that may engage in activities not otherwise permissible for the Bank, including certain real estate equity investments and securities and insurance brokerage. The Bank's powers are subject to limits, including, among others, (a) a prohibition against acquiring any corporate debt security that is not rated in one of the four highest rating categories; (b) a limit of 400% of capital that can be invested in loans secured by non-residential real estate property; (c) a limit of 10% of assets that can be invested in commercial loans; (d) a limit of 35% of assets that can be invested in consumer loans and acquisitions of certain debt securities; (e) a limit of 5% of assets which can be invested in non-conforming loans (loans in excess of the specific limitations of the HOLA); and (f) a limit of the greater of 5% of assets or an association's capital which can be invested in certain construction loans made for the purpose of financing what is or is expected to become residential property.

         Loans to One Borrower. Under the HOLA, savings associations are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Up to an additional 10% of unimpaired capital and surplus can be lent if the additional amount is fully secured by readily-marketable collateral. Such collateral may consist of cash, certain debt and equity securities and bullion but generally does not include real estate. If the Bank had been a federal savings bank at December 31, 1996, its regulatory limit on loans to one borrower would have been in excess of $1.8 million. At December 31, 1996, the Bank's largest aggregate loans to one borrower was $792,000. The Bank is in compliance with all applicable limitations on loans to one borrower.

         QTL Test. The HOLA requires a savings association to meet a qualified thrift lender, or "QTL" test. Under the QTL test, a savings association must maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" means, in general, total assets less (a) specified liquid assets up to 20% of total assets, (b) certain intangibles, including goodwill and credit card and purchased mortgage servicing rights, and (c) the value of property used to conduct the association's business. "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, such as certain mortgage-backed securities, education, small business and credit card loans, and consumer loans and certain other loans and investments up to, in the aggregate, 20% of portfolio assets. At December 31, 1996, more than 85% of the Bank's assets were qualified thrift investments, and the Bank would have satisfied the QTL test at that date had it been subject to such requirement.

         A savings association that fails the QTL test must either restrict its activities or convert to a bank charter. The initial restrictions include prohibitions against (a) engaging in any new activity not permissible for a national bank, (b) paying dividends not permissible under national bank regulations, (c) obtaining new advances from any Federal Home Loan Bank and (d) establishing any new branch office in a location not permissible for a national bank in the association's home state. In addition, within one year after a savings association ceases to meet the QTL test, any company controlling the association must register under, and become subject to the requirements of, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). If the savings association does not requalify under the QTL test within three years after it fails the QTL test, it must terminate any activity and dispose of any investment not permissible for a national bank and must repay as promptly as possible any outstanding advances from a Federal Home Loan Bank. A savings association that has failed the QTL test may requalify under the QTL test and be free of such limitations, but it may do so only once.

         Capital Requirements. OTS regulations require savings associations to maintain tangible capital equal to 1.5% of total assets as adjusted under the OTS regulations, a core capital equal to 3% of such adjusted total assets and a total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets. Tangible capital is defined, generally, as common stockholders' equity (including the Bank's equity as a mutual institution), certain noncumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain purchased mortgage servicing rights) and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. The Bank's tangible capital at December 31, 1996 was $11.9 million. Core capital is equal to tangible capital plus certain qualifying supervisory goodwill and certain purchased credit card relationships. At December 31, 1996, the Bank had no core capital which was not also tangible capital.

         In determining compliance with the risk-based capital requirement, a savings association computes its risk-weighted assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as established by the OTS based on the perceived risks inherent in the type of asset. Supplementary capital for determining compliance with the risk-based capital requirement includes cumulative and other perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. The allowance for loan and lease losses includable in supplementary capital is limited to 1.25% of risk-weighted assets, and supplementary capital cannot exceed the amount of core capital. The Bank has no supplementary capital except for its allowance for loan losses, which totaled $133,000 at December 31, 1996, and which did not exceed the 1.25% limit.

         The OTS has adopted but deferred enforcement of a regulation that requires a savings association with "above normal" interest rate risk to hold additional capital to account for such risk when determining compliance with the risk-based capital requirements. The regulation does not apply to institutions, such as the Bank, which have risk-based capital ratios in excess of 12% and have total assets less than $300,000,000. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., generally, the difference between the present value of payments to be received on its assets and the present value of payments to be made on its liabilities. If a savings association's interest rate risk exposure exceeds 2% of the economic value of its assets (calculated in the same manner), it would be considered to have "above normal" risk. The additional capital required would equal one-half of the difference between the association's measured interest rate risk and 2%, multiplied by the economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement.

         Due to the Bank's recent conversion to a federal savings bank, the OTS has not calculated the Bank's interest rate risk under the model described above. Management believes that if the regulation is implemented in its current form by the OTS, and even if the exemption for small institutions is deleted, there will be no material effect on the ability of the Bank to be classified as "well capitalized" for regulatory purposes. See "Regulatory Capital Compliance."

         Limitations on Capital Distributions. OTS regulations impose limits on capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. These regulations apply to distributions by the Bank, but not to distributions by the Company. At least 30-days written notice must be given to the OTS of a proposed capital distribution by a savings association, and capital distributions in excess of specified earnings or by certain institutions must first be approved by the OTS. An association such as the Bank that satisfies all regulatory capital requirements and that is not otherwise restricted in making capital distributions, may, after notifying the OTS, and provided that the capital distribution will not cause the association to fail to meet any regulatory capital requirement, make capital distributions during a calendar year equal to the greater of (a) 100% of its net earnings during the current calendar year plus the amount that would reduce by one-half the excess of its capital over its capital requirements at the beginning of the calendar year, or
(b) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. The OTS can prohibit a proposed capital distribution if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution would constitute an unsafe or unsound practice. Furthermore, the Bank would be prohibited from making any capital distribution if, after the distribution, the Bank failed to meet its minimum capital requirements. See "--Prompt Corrective Action."

         The OTS has proposed to simplify its capital distribution rules. Under the proposal, the approval of the OTS would be required only for capital distributions by associations that are deemed to be in troubled condition or that are undercapitalized or would be undercapitalized after the capital distribution. If the proposal is adopted, the Bank, as a subsidiary of a savings association holding company, would still be required to give the OTS notice of a proposed capital distribution. See "--Prompt Corrective Action" for the definition of undercapitalized.

         Liquidity. The Bank must maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of a percentage of its net withdrawable deposit accounts plus short-term borrowings. The applicable percentage, currently 5%, may be changed from time to time by the OTS within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions. OTS regulations also require each savings association (other than mutual savings banks such as the Bank prior to the Conversion) to maintain an average daily balance of short-term liquid assets at a percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. These requirements did not apply to the Bank prior to becoming a federal savings bank in March 1997. However, the Bank's liquidity and short term liquidity ratios, at December 31, 1996, calculated in accordance with OTS regulations, were 29.3% and 10.3%, respectively.

         Assessments. Savings associations must pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries. The Bank was not subject to the assessment prior to January 1, 1997, because it was not a federal savings bank until March 18, 1997. The Bank estimates that its pro forma annual assessment based upon assets at December 31, 1996, would be approximately $42,000, compared to $21,600 paid to the New York State Banking Department during calendar year 1996.

         Branching. The Bank is permitted to open branches throughout New York State. Subject to certain limitations, the Bank may also establish branches in any state of the United States if either (a) the state expressly authorizes branches of savings associations located in another state or (b) the Bank satisfies certain requirements under




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

the Internal Revenue Code of 1986 similar to those for a "qualified thrift lender" under the HOLA. See "--QTL Test." This authority preempts any state law purporting to regulate branching by federal savings associations. The Bank has no present plans to open a branch outside New York State.

         Community Reinvestment. Under the Community Reinvestment Act (the "CRA"), a savings association must, consistent with its safe and sound operation, help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop products and services that it believes are best suited to its particular community. The OTS, in connection with its examination of a savings association, must assess the association's record of meeting the credit needs of its community and must take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to make public disclosure of their CRA ratings. Prior to becoming a federal savings bank, the Bank was subject to comparable CRA regulations implemented by the FDIC and the Bank received a "Satisfactory" CRA rating in its most recent FDIC examination.

         In April 1995, the OTS and the other federal banking agencies amended their CRA regulations. Among other things, the amended CRA regulations substitute a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the new system focuses on three tests: (a) a lending test, to evaluate the institution's record of making loans in its assessment areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The amended CRA regulations also clarify how an institution's CRA performance would be considered in the application process. The Bank has not been examined for CRA compliance under the amended regulations.

         Transactions With Related Parties. The Bank's authority to engage in transactions with its "affiliates" is limited by the OTS regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). In general, an affiliate of the Bank is any company that controls the Bank or any other company that is controlled by a company that controls the Bank, excluding the Bank's subsidiaries other than those that are insured depository institutions. OTS regulations prohibit a savings association (a) from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the BHC Act and (b) from purchasing the securities of any affiliate other than a subsidiary. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings association and also limits the aggregate amount of transactions with all affiliates to 20% of the savings association's capital and surplus. Extensions of credit to affiliates must be secured by certain specified collateral, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are at least as favorable to the association as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies.

         The Bank's authority to extend credit to its directors, executive officers, and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the association's capital. In addition, extensions of credit in excess of certain limits must be approved by the association's board of directors. However, recent legislation permits the Bank to make loans to executive officers, directors and principal shareholders ("insiders") on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program of the Bank that is widely available to employees of the Bank or its affiliates and does not give preference to any insider over other employees of the Bank or affiliate. The Bank has no such benefit or compensation programs. It is the Bank's policy not to make loans to directors, officers and employees.


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

         Enforcement. The OTS has primary enforcement responsibility over savings associations and has the authority to bring enforcement action against all "institution-affiliated parties," including any controlling stockholder or any stockholder, attorney, appraiser or accountant who knowingly or recklessly participates in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause more than a minimal loss or other significant adverse effect on an insured savings association. Civil penalties range from $5,000 for each day during which violations of law, regulations, orders, and certain written agreements and conditions continue, up to $1 million per day for such violations if the person obtained a substantial pecuniary gain as a result of such violation or knowingly or recklessly caused a substantial loss to the institution. Criminal penalties for certain financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators may take enforcement action against an institution that fails to comply with its regulatory requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship, or the termination of deposit insurance. The FDIC may recommend to the OTS that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances.

         Standards for Safety and Soundness. The OTS, together with the other federal bank regulatory agencies, has prescribed guidelines, effective August 9, 1995, which establish minimal general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. Effective October 1, 1996, these guidelines were expanded to cover asset quality and earnings evaluation and monitoring as well. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the OTS may order an institution that has been given notice by the OTS that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If an institution then fails to submit an acceptable plan or fails in any material respect to implement an accepted compliance plan, the OTS must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" requirements described below. If an institution fails to comply with such an order, the OTS may seek enforcement in judicial proceedings and civil money penalties. The OTS and the federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards which have not yet been adopted.

         Prompt Corrective Action. Under federal law, the OTS is required to take prompt action to correct deficiencies in undercapitalized savings associations. A savings association is categorized as "well capitalized" or "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 10.0% or 8.0%, respectively, its ratio of core capital to risk-weighted assets is at least 6.0% or 4.0%, respectively, its ratio of core capital to total assets is at least 5.0% or 4.0% (3.0% if the institution has the best supervisory rating), respectively, and it is not subject to any order or directive by the OTS to meet a specific capital level. Savings associations that do not meet these standards are classified as "undercapitalized." A savings association with a total risk-based capital ratio of less than 6.0% or a core capital ratio of less than 3.0% is considered to be "significantly undercapitalized." A savings association with a tangible capital to assets ratio of 2% or less is deemed to be "critically undercapitalized." See "--Capital Requirements."

         Dividends, other capital distributions or the payment of management fees to any controlling person are prohibited if, following such distribution or payment, an association would be undercapitalized. An undercapitalized association must file a plan to restore its capital within 45 days after being notified that it is undercapitalized. Undercapitalized, significantly undercapitalized and critically undercapitalized institutions are subject to increasing prohibitions on permitted activities, and increasing levels of regulatory supervision, based upon the severity of their capital problems. The OTS is required to monitor closely the condition of an undercapitalized association. Enforcement action taken by the OTS can escalate to the appointment of a conservator or receiver of a critically undercapitalized institution. When appropriate, the OTS can also require corrective action by a savings association holding company under the "prompt corrective action" requirements.

         Based upon its existing capital ratios and regulatory classification, the Bank qualifies as "well capitalized" and the OTS prompt corrective action regulations are not expected to have a material effect on the Bank or the Company.

         Insurance of Deposit Accounts. The Bank is a member of the BIF, and the Bank pays its deposit insurance assessments to the BIF. The FDIC also maintains another insurance fund, the SAIF, which primarily insures the deposits of savings and loan associations and certain other federal savings banks.

         Deposit insurance premiums payable to the FDIC are based upon a system which categorizes insured institutions based upon their perceived risks to the FDIC insurance fund. The FDIC assigns an institution to one of three capital categories: (a) well capitalized, (b) adequately capitalized or (c) undercapitalized. The FDIC also assigns an institution to one of three supervisory categories based on an evaluation by the institution's primary federal regulator and information that the FDIC considers relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Deposit insurance premiums depend on an institution's capital and supervisory categories.

         During May 1995, the amount of the BIF reserve reached 1.25% of total deposits insured by the BIF. As a result, the FDIC reduced BIF assessment rates. The rate for "well capitalized" institutions without any significant supervisory concerns, such as the Bank, was $2,000 per year beginning with the first half of 1996, and the rates for higher risk institutions range upwards to 0.27% of deposits. In September 1996, the $2,000 minimum was abolished and the Bank now pays no deposit insurance premium. If the Bank maintains its regulatory and capital status and the BIF reserve does not fall below 1.25%, the Bank would continue to pay no FDIC deposit insurance premiums under current law.

         However, effective January 1, 1997, institutions with BIF-insured deposits will be required to pay a share of the cost of the bonds (the "FICO bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, institutions with BIF-assessable deposits, such as the Bank, will be subject to a FICO bond premium equal to one-fifth of the rate on SAIF-assessable deposits. It has been estimated that the FICO bonds premium will be approximately 1.3 basis points (1.3 cents per $100 of insured deposits) for BIF-assessable deposits and approximately 6.5 basis points for SAIF-assessable deposits.

         FDIC insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

         Federal Home Loan Bank System. The Bank is a member of the FHLBNY, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank acts as a central credit facility for its member institutions. At December 31, 1996, the Bank had $1.0 million of advances (borrowings) from the FHLBNY. The Bank must own shares of capital stock in the FHLBNY at least equal to the greater of 1% of the principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year or 5% of its advances from the FHLBNY. At December 31, 1996, the Bank held $599,000 of capital stock of the FHLBNY, which satisfied this requirement. During the twelve months ended December 31, 1996, the FHLBNY paid a 6.47% dividend on its capital stock. If the Bank materially increases its residential mortgage loans, or obtains significant advances from the FHLBNY, the Bank would be required to increase its investment in FHLBNY capital stock. Advances from the FHLBNY must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

         The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the FHLBNY can pay as dividends to its members and could also result in the FHLBNY imposing a higher rate of interest on advances. Further, there can be no assurance that the impact of current or future federal laws on the FHLBNY will not also cause a decrease in the value of FHLBNY capital stock.

         The Federal Reserve System. The Bank is required, under the regulations of the Federal Reserve Board ("FRB"), to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). Reserves must be maintained in the amount of 3% of the first $52.0 million of transaction accounts.

Transaction accounts in excess of $52.0 million are subject to a 10% reserve requirement, which the FRB may adjust between 8% and 12%. The first $4.3 million of transaction accounts are exempt from the reserve requirements, which exemption is adjusted by the FRB at the end of each year. The Bank is in compliance with these reserve requirements. Because required reserves must be either vault cash or certain non-interest-bearing accounts, the reserve requirement reduces interest-earning assets. The balances maintained to meet the reserve requirements may be used to satisfy liquidity requirements imposed by the OTS. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve "discount window," but FRB regulations require such institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

Holding Company Regulation.

         The Company will be a unitary savings association holding company. As such, the Company must register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness, or stability of a subsidiary savings association.

         A savings association holding company may not, directly or indirectly, or through one or more subsidiaries, acquire another savings association or holding company thereof without prior written approval of the OTS; acquire or retain, with certain exceptions, more than 5% of a savings association or holding company that is not a subsidiary, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquire or retain control of a depository institution that is not insured by the FDIC. In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

         As a unitary savings association holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to satisfy the QTL test. See "--Regulation of Federal Savings Associations--QTL Test" for a discussion of the QTL requirements. If the Company acquires another savings association as a separate subsidiary (except for certain supervisory acquisitions of troubled institutions), the Company would become a multiple savings association holding company and would be subject to limits on its business activities. The activities of a multiple savings association holding company and its non-insured association subsidiaries are limited primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

         A multiple savings association holding company may not acquire savings associations in more than one state, except (a) in a supervisory transaction or
(b) if the laws of the state of the association to be acquired specifically permit such acquisitions. The conditions imposed by the various states on interstate acquisitions vary. The Company has no present plans to engage in the acquisition of a savings association outside New York State.

Federal Securities Laws

         Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

         Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of the Company or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                                    TAXATION

General

         The following is a discussion of material tax matters and does not purport to be a comprehensive description of the federal and state income tax rules applicable to the Bank or the Company. For a discussion of the tax consequences of the Conversion, see "The Conversion--Effects of Conversion on Depositors and Borrowers -- Tax Effects."

Federal Taxation

         General. The Bank is taxed for federal income tax purposes in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), in substantially the same manner as all other business corporations, subject to certain special provisions applicable to financial institutions. The Bank files its federal tax returns on a calendar year basis. The Bank has not been audited by the Internal Revenue Service ("IRS") during the last five years. For federal income tax purposes, after the Conversion, the Company and the Bank may file consolidated income tax returns and report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations, but generally subject, as to the Bank, to the same special provisions applicable to financial institutions filing tax returns on an unconsolidated basis.

         Bad Debt Deduction. In 1996, the Internal Revenue Code (the "Code") was amended, effective for tax years beginning in 1996, to change the method by which the Bank may take tax deductions for bad debts. Under previous law, the Bank was permitted, subject to the satisfaction of various standards and requirements, to elect between a number of different methods for accounting for its bad debts for tax purposes. One method, the percentage of taxable income method, or PTI method, permitted the Bank to establish a reserve for bad debts and make additions to the reserve based upon a percentage of its taxable income, regardless of whether it actually experienced losses from bad debts equal to the amount of the deduction. Additions to the bad debt reserve were deductible in determining federal income tax. The PTI method has been abolished for tax years beginning in 1996.

         As a result of the abolition of the PTI method, the Bank will now be required, for federal income tax purposes, to use the experience method in determining its tax bad debt deduction, which method generally permits tax deductions for bad debts based upon a six year moving average of actual loan loss experience. Furthermore, the 1996 amendment to the Code provides that institutions which had previously used the PTI method must recapture (i.e., treat as taxable income) a part of the institution's existing tax bad debt reserve. For the Bank, the amount required to be recaptured is $207,000, representing the excess of its tax bad debt reserve at December 31, 1995 over the level of the reserve at December 31, 1987, referred to as the "excess reserve." This amount must be recaptured over a period of from six to eight years, beginning with calendar year 1996. However, in accordance with the requirements of SFAS 109 regarding the establishment of deferred tax assets and liabilities for financial statement purposes, the Bank had already established a deferred tax liability representing the tax effect of the recapture of its excess reserve. See Note 13 of Notes to Financial Statements. Therefore, the recapture is not expected to have a material effect on the Bank's financial condition or results of operations.

         Distributions. If the Bank makes certain types of distributions ("non-dividend distributions") to the Company which are not in the nature of dividends, such distributions will be considered to have been made first from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987 which are not part of excess reserves). An amount based on the non-dividend distribution will be included in the Bank's income for tax purposes. Non-dividend distributions subject to this rule include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits are not subject to this rule.

         The amount of additional taxable income caused by a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such non-dividend distribution would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. The Company and the Bank do not anticipate that the Bank will pay any non-dividend distributions to the Company after the Conversion. See "Regulation" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

         Corporate Alternative Minimum Tax. The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). The Bank does not expect to be subject to the AMT.

         Dividends Received. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from domestic corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company and the Bank own more than 20% of the stock of a corporation paying a dividend. Under pending legislative proposals, the 70% dividends received deduction would be reduced to 50% with respect to dividends paid after enactment of such legislation.

New York State Taxation

         The Bank is subject to the New York State Franchise Tax on Banking Corporations in an annual amount equal to the greater of (i) 9% of the Bank's "entire net income" allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) .01% of the value of the Bank's assets allocable to New York State with certain modifications, (b) 3% of the Bank's "alternative entire net income" allocable to New York State or (c) $250. Entire net income is similar to federal taxable income, subject to certain modifications (including that net operating losses cannot be carried back or carried forward) and alternative entire net income is equal to entire net income without certain deductions. In addition, New York also imposed a tax surcharge at the rate of 2.5% on the Bank's New York State Franchise Tax which surcharge expired at the end of 1996.

         In 1996, New York tax laws were amended, after the PTI method was abolished for federal income tax purposes, to retain the PTI method for determining tax bad debt deductions for New York State income tax purposes for certain qualifying thrift institutions, such as the Bank. As a result, provided that the Bank continues to satisfy the qualification requirements under New York law, the Bank will be permitted to continue to use the PTI method for determining its state tax bad debt deduction. The amendment to New York law also prevented the recapture of any excess reserve created for New York state tax purposes. As a result of this provision, the Bank has reduced its deferred tax liability for financial reporting purposes under SFAS 109 as it relates to the tax bad debt reserve for state purposes. Therefore, during the three months ended December 31, 1996, the Bank's income tax expense for financial reporting purposes was reduced by $60,000 to recognize the reduction in the deferred tax liability.

         The Bank's state income tax returns have not been audited for at least the past five years.

Delaware State Taxation

         As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware Corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The minimum tax is generally equal to $5,000 for each 1,000,000 shares of authorized capital stock, regardless of whether such stock has been issued.



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


                            MANAGEMENT OF THE COMPANY

Directors and Executive Officers

         The Board of Directors of the Company currently consists of seven members, each of whom is also a director of the Bank. Each director of the Company has served as such since the Company's incorporation in March 1997. The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors are elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of directors Gengel and Guarino, has a term of office expiring at the first annual meeting of stockholders; a second class, consisting of directors Durland and Hopkins has a term of office expiring at the second annual meeting of stockholders; and a third class, consisting of directors Kelsey, Mueller and Lippincott, has a term of office expiring at the third annual meeting of stockholders. See "Management of the Bank--Directors."

         The executive officers of the Company are Mr. Clifford E. Kelsey, Jr. President and Chief Executive Officer and Mr. Richard C. Durland, Executive Vice President and Treasurer, who are directors of the Company, and Mr. Stephen W. Dederick, Chief Financial Officer, Ms. Diane D. King, Senior Vice President and Assistant Treasurer, and Ms. Jenny M. Ford, Vice President and Secretary. See "Management of the Bank--Executive Officers." The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Bank--Biographical Information."

Committees of  The Company

         The Company has established or plans to establish the following committees of its Board of Directors:

         The Compensation Committee. The Compensation Committee, consisting of directors Kelsey, Mueller and Lippincott, will review and make recommendations to the Board regarding compensation of the executive officers and employees of the Company.

         The Audit Committee. The Audit Committee, consisting of directors Mueller, Gengel and Guarino, will meet periodically with the Company's independent Certified Public Accountants to arrange for the Company's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Audit Committee will also review and approve the internal auditing procedures of the Company.

         The Stock Plans Committee. The Stock Plans Committee, not yet established, will be responsible for administering and making grants or awards under the Stock Option Plan and the ISAP. The Stock Plans Committee will also oversee the Company's activities related to the ESOP.

         No decision has been made as to whether a nominating committee will be established or the procedure for submitting stockholder suggestions for nominations. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws--Certain Bylaw Provisions."


Directors' Compensation

         It is anticipated that directors of the Company who are not employees of the Company or the Bank or any of their subsidiaries shall receive an attendance fee of $500 for each Board of Directors meeting and $300 for each committee meeting, other than meetings which are joint or contemporaneous meetings with the Board or Committees of the Bank, for which separate compensation will not be paid. Directors will also be eligible for participation in the Stock Option Plan and ISAP expected to be implemented by the Company. See "Management of the Bank--Benefits--Stock Option Plan" and "--Incentive Stock Award Plan."

Executive Compensation

         Since the formation of the Company, none of the officers of the Company have received remuneration from the Company. It is currently expected that, unless and until the Company becomes actively involved in business activities separate from those conducted by the Bank, no separate compensation will be paid to the officers of the

Company. However, the Company has entered into employment contracts with four of its executive officers. See "Management of the Bank-Employment Contracts." Decisions regarding the Company's executive compensation will be made by the Company's Board of Directors, acting upon the recommendations of the Compensation Committee. Executive Officers of the Company who are directors will not vote on their own compensation.

Indemnification and Liability of Directors

         The certificate of incorporation of the Company provides that a director of the Company shall be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his or her activities as a director or officer of the Company or as a director or officer of another company, if the director or officer held such position at the request of the Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his or her conduct was unlawful.

         The certificate of incorporation of the Company and Delaware law also provide that the indemnification provisions of such certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the certificate of incorporation or bylaws of the Company, agreement, vote of stockholders or disinterested directors, or otherwise. The certificate of incorporation of the Company also provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for breaches of duty of loyalty, acts or omissions in bad faith or involving intentional misconduct or violation of law, liability for the unlawful payment of dividends or unlawful stock purchase or receptions or transactions where the director derives improper personal benefit.

         These provisions may have the effect of deterring stockholder derivative actions, since the Company may ultimately be responsible for expenses for both parties to the action.

         In addition, the certificate of incorporation of the Company and Delaware law also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Company intends to obtain such insurance.

                             MANAGEMENT OF THE BANK

Directors

         The following table sets forth certain information regarding the Board of Directors of the Bank. Ages are as of May 1, 1997. The service of directors includes their service as trustees of the Bank prior to its conversion from a state mutual savings bank to a federal mutual savings bank.


                                                                                Director         Term
Name                       Age              Position(s) Held with the Bank      Since            Expires
----                       ---              ------------------------------      -----            -------

Clifford E. Kelsey, Jr.     64              President & Chief Executive
                                            Officer, Director                   1973             2000
Richard C. Durland          53              Executive Vice President
                                             & Treasurer, Director              1980             1999
Herbert C. Mueller          70              Director                            1973             2000
Roy L. Lippincott           56              Director                            1978             2000
Stephen O. Hopkins          58              Director                            1980             1999
Gene J. Gengel              55              Director                            1995             1998
Thomas V. Guarino           43              Director                            1996             1998


Executive Officers

         The following table sets forth certain information regarding the executive officers of the Bank. Ages are as of May 1, 1997.

Name                                Age     Position(s) Held with the Bank
----                                ---     ------------------------------


Clifford E. Kelsey, Jr.             64      President, Chief Executive Officer and Director
Richard C. Durland                  53      Executive Vice President, Treasurer and Director
Stephen W. Dederick                 40      Chief Financial Officer
Diane D. King                       47      Senior Vice President, Assistant Treasurer and Head Teller
Jenny M. Ford                       48      Vice President and Secretary


         Each of the executive officers of the Bank is expected to retain his and her office after the Conversion until the next annual meeting of the Board of Directors of the Bank and their successors are elected and qualified or until they are removed or replaced. Officers are re-elected by the Board of Directors annually.

Biographical Information

         The following biographical information is provided for the directors and executive officers of the Bank. Professional background and employment history are provided for at least the past five years.

Directors

         CLIFFORD E. KELSEY, JR. serves as the President, Chief Executive Officer and a director of the Bank. Mr. Kelsey has been involved in the financial institutions industry for more than 30 years and has served as President, Chief Executive Officer and director of the Bank since 1973. He also has served as a director of the Institutional Investors Capital Appreciation Fund, Inc. (an IIMF mutual fund), the Arden Hill Hospital, the Arden Hill Life Care Center and the Arden Hill Life Care Retirement Community since 1994.

         RICHARD C. DURLAND serves as the Executive Vice President, Treasurer and a director of the Bank. Mr. Durland joined the Bank in 1970 and has served as the Executive Vice President, Treasurer and a director since 1980. He is presently the Treasurer of the Goshen Rotary Club.

         HERBERT C. MUELLER has been a director of the Bank since 1973. Dr. Mueller is a retired veterinarian, past owner of the Orange County Veterinary Hospital and past president of the Hudson Valley Veterinary Association. He also serves as the Treasurer and director of the Black Meadow Club, a local hunting club. Dr. Mueller served in the 11th Airborne Division from 1946 to 1947.

         ROY L. LIPPINCOTT has been a director of the Bank since 1978. Mr. Lippincott is the President of Lippincott Funeral Chapel, Inc. in Goshen, New York and of Lippincott Funeral Home Inc., in Chester, New York. From 1968 until 1996, Mr. Lippincott was President of Ralston Lippincott Hasbrouck Ingrasia Funeral Home, Inc. located in Middletown, New York. Mr. Lippincott served as the Orange County Coroner from 1971 until 1985.

         STEPHEN O. HOPKINS has been a director of the Bank since 1980. Mr. Hopkins has been the regional representative for the Sutphen Corporation and S.V.I. Trucks since 1992, supplying fire and rescue apparatus to fire stations. From 1981 to 1983, Mr. Hopkins served as the President of the Cataract Engine & Hose Co. Mr. Hopkins presently serves on the Board of Directors for the Goshen Historic Track and has served is this capacity since its inception. He has been the Town Supervisor for the Town of Goshen since 1996. Mr. Hopkins served as the Mayor of the Village of Goshen from 1983 until 1989 and as the Chief of the Goshen Fire District from 1975 to 1978.

         GENE J. GENGEL has been a director of the Bank since 1995. Mr. Gengel is the Executive Director of the Orange County Cerebral Palsy Association Rehabilitation Center, a position he has held since 1992. From 1971 to 1992, Mr. Gengel held various management positions, culminating in General Manager, of the Highland Telephone Company. Mr. Gengel is a member of the Goshen Rotary Club and the Elks Club and has served as the Chairperson of the Human Resource Committee of the New York State Telephone Association.

         THOMAS V. GUARINO has been a director of the Bank since 1996. Mr. Guarino is the President and Senior Portfolio Manager of the Hudson Valley Investment Advisors, Inc., an investment management and advisory company, since 1995. Prior to that, he had been a Vice President of Fleet Investment Advisors, Inc., since 1988 and was Vice President in charge of investments of Norstar Bank of the Hudson Valley from 1981 to 1988. Mr. Guarino was an Adjunct Assistant Professor of finance for the Orange County Community College from 1983 until 1995. He has served as the past president of the Goshen Rotary Club, the Mid-Hudson Chapter of the American Institute of Banking and the Hudson Valley Estate Planning Council. Mr. Guarino also serves as a trustee of the Goshen Rotary Scholarship Foundation, Inc.

Executive Officers Who Are Not Directors

         STEPHEN W. DEDERICK joined the Bank in February 1997 as its Chief Financial Officer. Prior to joining the Bank, he was the Vice President and Controller of MSB Bank, where he also served on the Asset/Liability Committee and the Investment Committee. Mr. Dederick joined MSB Bank in 1985. He is active in scouting and is a member and past treasurer of the Pine Bush Lions Club.

         DIANE D. KING has served as the Bank's Senior Vice President and Assistant Treasurer since January 1997. Ms. King has been with the Bank for 29 years and has served in various positions, including as the Bank's Head Teller beginning in 1977, Assistant Treasurer since 1984 and Secretary from 1986 through 1996.

         JENNY M. FORD has served as the Bank's Vice President and Secretary since January 1997. Ms. Ford joined the Bank in 1972 and has served in various capacities since that time including bookkeeper, administrative assistant and Assistant Secretary.

Committees and Meetings of the Board of Directors of the Bank

         The Board of Directors of the Bank meets on a monthly basis and may have additional special meetings from time to time. During the fiscal year ended September 30, 1996, the Board of Directors met 12 times. No current director attended fewer than 75% of the total number of Board meetings and meeting of committees of which such director was a member during fiscal 1996.

         The Bank has established the following committees of its Board of
Directors:

         The Executive and Finance Committee consists of Messrs. Kelsey, Durland, Mueller, Hopkins and Lippincott. The Executive and Finance Committee meets as necessary between meetings of the full Board of Directors and generally has the full authority of the Board of Directors. The Executive and Finance Committee did not meet during fiscal 1996.

         The Examining Committee consists of Messrs. Mueller, Gengel and Guarino. The Examining Committee meets periodically with the Bank's independent Certified Public Accountants to arrange for the Bank's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Examining Committee also reviews the regulatory reports of examination and reviews and approves the Bank's internal auditing procedures. The Examining Committee met four times during fiscal 1996.

         The Salary Committee consists of Messrs. Kelsey, Mueller and Lippincott. The Salary Committee reviews and makes recommendations to the Board regarding the compensation of the executive officers and employees of the Bank. The Salary Committee met twice in fiscal 1996.

         The Real Estate Appraisal Committee consists of Messrs. Mueller and Lippincott. The members of the committee conduct drive-by re-appraisals of the real estate collateral for existing loans. The Appraisal Committee met once in fiscal 1996.

         The Ad Hoc Loan Review Committee consists of two directors on a rotating basis and meets as need to review mortgage loans approved by officers of the Bank. The Ad Hoc Loan Review Committee met 31 times in fiscal 1996.

Directors' Compensation

         Each director of the Bank who is not an employee of the Company or the Bank or any of their subsidiaries, receives an attendance fee of $500 for each Board of Directors meeting, $300 for each committee meeting and an appraisal fee of $250 for a half day and $475 for a full day of collateral re-appraisals. The aggregate amount of fees paid to all directors for the year ended September 30, 1996 was approximately $49,875. Directors may defer the receipt of their fees until retirement or reaching a specified age. The deferrals are unfunded and when due are paid either in a lump sum or installments. Interest accrues on the deferred fees until paid. The deferral plan will also apply to fees earned by directors of the Company. It is anticipated that directors will also receive benefits under the Stock Option Plan and ISAP expected to be implemented by the Company. See "--Benefits--Stock Option Plan" and "--Incentive Stock Award Plan."

Executive Compensation

         Decisions regarding the Bank's executive compensation are made by the Bank's Board of Directors, upon the recommendations made by the Salary Committee. Executive officers of the Bank who are directors do not vote on their own compensation.

         The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the fiscal year ended September 30, 1996, to the Chief Executive Officer and all executive officers of the Bank who received compensation in excess of $100,000 (the "Named Executive Officers").


---------------------------------------------------------------------------------------------------------------------
                                                     Summary Compensation Table
---------------------------------------------------------------------------------------------------------------------

                                                                      Annual Compensation (1)
                                         ----------------------------------------------------------------------------
                                                                                  Other Annual             All Other
      Name and Principal Position        Year     Salary($)      Bonus($)        Compensation($)         Compensation
=====================================================================================================================
Clifford E. Kelsey, Jr., President       1996     $123,610         $---               $---                   4,717
and Chief Executive Officer
---------------------------------------------------------------------------------------------------------------------


(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the SEC, as informally interpreted by the SEC's Staff, Summary Compensation information is excluded for the fiscal years ended September 30, 1995 and 1994 because neither the Bank nor the Company were public companies during such years. For 1996 there were no: (a) perquisites with an aggregate value in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock. For 1996, the Bank had no restricted stock or stock related plans in existence. All other compensation includes life insurance premiums of $1,023 and matching contributions under the 401(k) plan of $3,694.


Transactions With Certain Related Persons

         The directors and executive officers of the Bank maintain normal deposit account relationships with the bank on terms and conditions no more favorable than those available to the general public. The Bank does not make loans to directors, officers and employees. If a lending relationship exists when a person becomes a director or officer, the Bank makes arrangements to sell such loans to another financial institution when the individual joins the Bank.

         Mr. Kelsey is a member of the board of directors of the non-profit elder care facility where the Bank maintains its recently-opened branch office. Mr. Kelsey has no ownership interest in the facility. Mr. Kelsey is also a member of the board of directors of IIMF, the mutual fund in which the Bank invests. IIMF was established as a mutual fund to invest in securities in which a savings bank is permitted to invest and the board of directors consists principally of chief executive officers of savings institutions.

Employment Contracts

         The Company and (subject to non-objection by the OTS) the Bank have entered into employment agreements (the "Employment Contracts") with Mr. Kelsey, Mr. Durland, Ms. King and Ms. Ford (each a "Senior Executive" and collectively the "Senior Executives"). The Employment Contracts establish the respective duties and compensation of each Senior Executive and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of the Senior Executives.

         The Employment Contracts provide for three-year terms beginning on April 1, 1997. Each of the Employment Contracts provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may, provided that the Senior Executive does not object, extend the applicable Employment Contract for an additional year, so that the remaining term shall be three years, after conducting a performance evaluation of the Senior Executive. The Employment Contracts provide that the Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by the Salary Committee of the Bank and the Compensation Committee of the Company, and approved by non-employee members of the Board. The base salary for Mr. Kelsey as of April 1, 1997 is $128,622, which was his salary as set by the Board of Directors effective January 1, 1997. The Employment Contracts also provide for, among other things, entitlement to participation in such stock, retirement and welfare benefit plans as the Bank may maintain from time to time. The Employment Contracts provide for termination by the Bank or the Company at any time for cause as defined in the Employment Contracts.

         If the Bank or the Company terminates the Senior Executive's employment for reasons other than for cause, or if the Senior Executive resigns from the Bank and the Company for certain specified reasons, the Senior Executive would be entitled to a lump sum cash payment in an amount equal to the sum of (a) the present value of the remaining cash compensation (salary plus bonus at the highest rate at which bonuses had been paid during the five year period prior to such termination) due to the Senior Executive, (b) the additional contributions or benefits that would have been earned under any employee benefit plans of the Bank or the Company during the remaining term of the Employment Contract and (c) payments that would have been made under any incentive compensation plan during the remaining term of the Employment Contracts. If permitted by applicable law, provision will also be made for the cash out of stock options, appreciation rights or restricted stock as if the Senior Executive was fully vested. The Bank and the Company would also continue the Senior Executive's life, health and any disability insurance or other benefit plan coverage for specified periods. Reasons specified as grounds for resignation for purposes of the Employment Contracts include, in general, material breach by the Company or the Bank or adverse change in salary or other compensation and benefits, function, title or working conditions, or, in the event of a change in control (as defined in the Employment Contracts), the failure to provide such stock-based compensation and benefits as are at least as favorable as those usually and customarily provided to similarly situated officers. In general, for purposes of the Employment Contracts and the plans maintained by the Company or the Bank, a "change in control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or the Bank, upon stockholder approval of a merger or consolidation unless certain conditions are met, or a change of the majority of the Board of Directors of the Company or the Bank or upon liquidation or sale of substantially all the assets of the Company or the Bank. Based on current compensation and benefit costs, cash payments to be made in the event of a change in control of the Bank or the Company pursuant to the terms of the Employment Contracts would approximately $460,000 payable to Mr. Kelsey and $816,000 to the other three executive officers in the aggregate. However, the actual amount that may be paid cannot be estimated at this time, because the actual amount will be based on the compensation and benefit costs applicable to these individuals and other factors existing at the time of the change in control which cannot be determined at this time.

         Payments to the Senior Executives under the Bank's Employment Contracts will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Contracts would be made by the Company. To the extent that payments under the Company's Employment Contracts and the Bank's Employment Contracts are duplicative, payments due under the Company's Employment Contracts would be offset by amounts actually paid by the Bank. Senior Executives would be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Contracts.

         Cash and benefits paid to a Senior Executive under the Employment Contracts together with payments under other benefit plans following a "change in control" of the Bank or the Company may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Company's Employment Contracts include a provision indemnifying each Senior Executive on an after-tax basis for any such excise taxes.

Employee Retention Agreements

         Effective upon the Conversion, the Bank (subject to the non-objection of the OTS) and the Company intend to enter into Retention Agreements with four key employees (the "Other Officers"). The purpose of the Retention Agreements is to secure the Other Officers' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a corporate change in control. The Retention Agreements do not impose an immediate obligation on the Bank to continue the Other Officers' employment but provide for a period of assured employment ("Assurance Period") following a change in control of the Bank or Company. The Retention Agreements provide for an initial Assurance Period of three years commencing on the date of a change in control. In general, the applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is given by the Bank or the Other Officer, in which case an Assurance Period would end on the third anniversary of the date such notice is given.

         If, upon a change in control, or within 12 months of, and in connection with, a change of control, an Other Officer is discharged without "cause" (as defined in the Retention Agreements) or the Other Officer voluntarily resigns within one year following a material adverse change in such employee's position, duties, salary or due to a material breach of the Retention Agreement by the Bank or Company, the Other Officer (or, in the event of such employee's death, such employee's estate) would be entitled to a lump sum cash payment equal to the present value of the remaining base salary due during the Assurance Period plus any additional contributions and benefits that the Other Officer would have earned under the Bank's or Company's employee benefit plans during the Assurance Period. Each Other Officer's life, health and disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Other Officer under the Retention Agreements is limited to three times the Other Officer's average total compensation for the prior five calendar years. Payments to the Other Officers under their respective Retention Agreements will be guaranteed by the Company to the extent that the required payments are not made by the Bank. Based on current compensation and benefit costs applicable to the Other Officers expected to be covered by the Retention Agreements, cash payments to be made in the event of a change in control of the Bank or the Company would be approximately $533,000. However, the actual amount that may be paid under the Retention Agreements in the event in a change of control of the Bank or the Company cannot be estimated at this time because it will be based on the compensation and benefit costs applicable to the Other Officers and other factors existing at the time of the change in control which cannot be determined at this time.

Benefits

         Pension Plan. The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the "Pension Plan") for eligible employees. All employees and officers with more than 1,000 hours of service per year who have attained age 21 and completed one year of service are eligible to participate in the Pension Plan. The Pension Plan provides a benefit for each participant. The annual benefit is equal to 2% of the participant's average annual compensation multiplied by the participant's number of years of service. A participant is entitled to a maximum of 30 years of service under the Pension Plan.

         Average annual compensation is the average annual compensation for the three years prior to retirement. A participant is fully vested in his or her pension after five years of service. The Pension Plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the Pension Plan trustee. The following table illustrates the annual benefit payable upon normal retirement at age 65 in the normal form of benefit under the Pension Plan at various levels of average annual compensation and years of service under the Pension Plan. The amounts in the table are subject to social security benefit offset allowance. For the plan year ended September 30, 1996, the maximum permitted average annual compensation for determining pension benefits under the Bank's Pension Plan was $150,000 and the maximum annual pension benefit was $90,000.

                                  Pension Plan Table
          -------------------------------------------------------------------------------
                                                Years of Credited Service
                              -----------------------------------------------------------
          Remuneration            15                20               25                30
          ------------         ------            ------           ------            ------
            $75,000           $22,500           $30,000          $37,500           $45,000
            -------           -------           -------          -------           -------
            100,000            30,000            40,000           50,000            60,000
            -------            ------            ------           ------            ------
            125,000            37,500            50,000           62,500            75,000
            -------            ------            ------           ------            ------
            150,000            45,000            60,000           75,000            90,000
            -------            ------            ------           ------            ------
            175,000            45,000            60,000           75,000            90,000
            -------            ------            ------           ------            ------
            200,000            45,000            60,000           75,000            90,000
            -------            ------            ------           ------            ------
            225,000            45,000            60,000           75,000            90,000
            -------            ------            ------           ------            ------

         At December 31, 1996, Mr. Kelsey had 30 years of credited service under the Pension Plan and Mr. Durland had 26 years of credited service.

         401(k) Plan. The Bank maintains a tax-qualified savings and profit sharing plan under Section 401(k) of the Code (the "401(k) Plan"). Salaried employees with at least one year of service may make pretax salary deferrals and after tax contributions under the 401(k) Plan. Salary deferrals are made by election and are limited to 10% of compensation up to $150,000 (for 1996), or to a limit imposed under the Code ($9,500 for 1996). The Bank makes matching contributions equal to 100% of the amount of salary contributions, up to 3% of salary. Employees are fully vested in their salary deferrals and after tax contributions, and become incrementally vested in the Bank's contribution after one year and fully vested in the Bank's contributions after five years.

         Employee Stock Ownership Plan. The Company has established, and the Bank has adopted, an ESOP and related trust to become effective upon completion of the Conversion. Substantially all employees of the Bank or the Company who have attained age 21 and have completed one year of service are eligible to become participants in the ESOP. The ESOP intends to purchase eight percent (8%) of the Common Stock issued in the Conversion using the proceeds of the ESOP Loan from the Company. Although contributions to the ESOP will be discretionary, the Company and the Bank intend to make annual contributions to the ESOP in an aggregate amount at least equal to the payments due under the ESOP Loan. It is expected that this loan will be for a term of up to ten years, will bear interest at the rate of 7.75% per annum and will call for level annual payments of principal and interest designed to amortize the loan over its term. It is anticipated that the loan will also permit optional pre-payment. The Company and the Bank may contribute amounts to the ESOP in excess of the amounts necessary to service the ESOP Loan.

         Shares purchased by the ESOP will initially be pledged as collateral for the ESOP Loan and will be allocated among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares, and any subsequently acquired shares that are not pledged to secure a loan, will be allocated among ESOP participants on the basis of the participant's total taxable compensation for the year of allocation. Benefits generally become vested at the rate of 20% per year beginning after the participant's first year of service, with 100% vesting after five years of service.

Employees will receive credit for service prior to the Conversion for vesting purposes. Participants also become immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. Forfeitures (shares allocated to an employee which are not yet vested when such employee's employment terminates) will be reallocated among remaining participating employees, in the same proportion as contributions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or termination of employment.

         A corporate trustee for the ESOP not affiliated with the Bank or the Company will be appointed prior to the Conversion and will continue thereafter. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP and all allocated shares for which no instructions have been received in accordance with the voting instructions received with respect to allocated shares. Under the ESOP, shares not yet allocated to ESOP participants will be voted generally in the same proportion as allocated shares for which voting instructions are received.

         The ESOP may purchase additional shares of Common Stock in the future, in the open market or otherwise, and may do so either on with borrowed funds or with cash dividends, periodic employer contributions or other cash flow.

         Stock Option Plan. Following the Conversion, the Board of Directors of the Company intends to adopt the Stock Option and Incentive Plan (the "Stock Option Plan"). If implemented prior to the first anniversary of the Conversion, OTS regulations require that the adoption of the Stock Option Plan be subject to stockholder approval obtained at a meeting of stockholders to be held no earlier than six months after the completion of the Conversion. An amount of shares of Common Stock equal to 10% of the shares of Common Stock to be issued in the Conversion is expected to be reserved for issuance under the Stock Option Plan. No determinations have been made by the Board of Directors as to the specific terms of the Stock Option Plan or the amount of awards thereunder. However, OTS regulations provide that no individual officer or employee may receive more than 25% of the options granted and that non-employee directors may not receive more than 5% individually or more than 30% in the aggregate of the options granted, under option plans implemented within one year after the Conversion.

         The purpose of the anticipated adoption of the Stock Option Plan will be to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and its subsidiaries and reward directors, officers and key employees for outstanding performance. Although the terms of the Stock Option Plan have not yet been determined, it is expected that the Stock Option Plan will provide for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights (discussed below) which will be exercisable only upon a change of control of the Bank or the Company. Unless sooner terminated, the Stock Option Plan is expected to be in effect for a period of 10 years. All options granted to non-employee directors will be Non-Statutory Stock Options. If implemented, the Company currently intends to grant to President and Chief Executive Officer Clifford E. Kelsey, Jr., the maximum number of options so permitted (options for from 36,125 to 56,206 shares at the minimum and 15% above the maximum of the Valuation Range) and also to grant to each non-employee director (five persons) the maximum permitted number of options (options for from 7,225 to 11,241 shares at the minimum and 15% above the maximum of the Valuation Range, respectively). However, a final determination of the amount of options to be granted to such persons has not been made. No determination regarding the amount of options which may be granted to other officers and employees of the Bank has been made and such determination is not currently expected to be made until just prior to the solicitation of proxies for the anticipated stockholders' meeting at which the Stock Option Plan is expected to be presented for approval.

         The Stock Option Plan will be administered by a Committee of the Board of Directors (the "Stock Plans Committee"), and such committee will determine which officers and employees will be granted options and Limited Rights, whether such options will be Incentive Stock Options or Non-Statutory Stock Options, the number of shares subject to each option, the exercise price of each Non-Statutory Stock Option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. It is expected that the Stock Option Plan will permit options to be granted for terms of up to 10 years (5 years in the case of Incentive Stock Options granted to employees who are 10% stockholders) and at exercise prices no less than the fair market value at date of grant (110% of fair market value in the case of Incentive Stock Options granted to employees who are 10% stockholders).

         The Stock Option Plan is expected to provide for the exercisability and vesting of options granted thereunder in the manner specified by the Stock Plans Committee. OTS regulations generally require that options granted under plans implemented within one year after the Conversion begin vesting no earlier than one year from the date of stockholder approval of the plan and thereafter vest at a rate of no more than 20% per year. It is also expected that, in the event of death or disability, grants would be 100% vested, and options would terminate upon or within a fixed period after termination of employment of an officer or employee, or upon termination of service as a director.

         It is anticipated that the Stock Option Plan, to the extent permitted by OTS regulations, and subject to applicable OTS vesting requirements, will also provide for Limited Rights which, upon a change of control, will allow the holder to exercise such Limited Rights and thereby be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option.

         An employee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option; unless shares received through the exercise of such option are disposed of within one year after the date the stock is received in connection with the option exercise or within two years after the date of grant of the option. No compensation deduction may be taken by the Company as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option may be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise, the option holder would be required to include the amount paid to him or her upon exercise in his or her gross income for federal income tax purposes in the year in which the payment is made and the Company may be entitled to a deduction for federal income tax purposes of the amount paid.

         Incentive Stock Award Plan (the "ISAP"). Following the Conversion, the Company also intends to establish the Incentive Stock Award Plan as a method of providing officers, employees and non-employee directors of the Bank and Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank and the Company at no cost to the recipients of such awards. The ISAP will provide for the award of shares of Common Stock ("ISAP Shares"), the full ownership of which will gradually vest in the person to whom the shares are awarded over a five year period. If implemented prior to the first anniversary of the Conversion, OTS regulations require that the adoption of the ISAP and awards thereunder be subject to stockholder approval obtained at a meeting of stockholders held no earlier than six months after the completion of the Conversion.

         If the ISAP is implemented, the Company expects to make available Common Stock in an amount up to 4% of the shares of Common Stock issued in the Conversion to fund awards under the ISAP. These shares be acquired through open market purchases, if permitted, or from authorized but unissued shares. No determinations have been made as to the specific terms of the ISAP or the amount of awards thereunder. Although no specific award determinations have been made, the Company anticipates that, if the ISAP is implemented, the Company will provide awards to eligible officers, employees and directors to the extent permitted by applicable regulations. Current OTS regulations provide that no individual employee may receive more than 25% of the shares of any plan and that non-employee directors may not receive more than 5% of the shares individually or 30% in the aggregate for all directors, in the case of plans implemented within one year following the Conversion. If implemented, the Company currently intends to award to President and Chief Executive Officer Clifford E. Kelsey, Jr., the maximum number of shares so permitted (from 14,450 to 22,482 shares at the minimum and 15% above the maximum of the Valuation Range) and also to award to each non-employee director (five persons) the maximum permitted (from 2,890 to 4,496 shares at the minimum and 15% above the maximum of the Valuation Range, respectively). Based upon the $10.00 Purchase Price, the aggregate market value of the restricted stock intended to be awarded under the ISAP to Mr. Kelsey and the five non-employee directors is from $289,000 to $449,620 at the minimum and 15% above the maximum of the Valuation Range, respectively. However, a final determination of the amount of shares to be awarded to such persons has not been made. No determination regarding the amount of awards which may be made to other officers and employees of the Bank has been made and such determination is not currently expected to be made until just prior to the solicitation of proxies for the anticipated stockholders' meeting at which the ISAP is expected to be presented for approval.


         Any ISAP adopted shall be administered by the Stock Plans Committee. Awards of ISAP Shares to non-employee directors are expected to be self-executing. The ISAP is expected to provide for the vesting of awards granted thereunder in the manner specified by the Stock Plans Committee and consistent with OTS regulations, which currently require that awards under plans implemented within one year following the Conversion begin vesting no earlier than one year from the date of stockholder approval and thereafter vest at a rate of no more than 20% per year. It is also expected that, in the event of death or disability, grants would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director.


         When ISAP Shares become vested in accordance with the ISAP, the participants will recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants may be a deductible expense for tax purposes for the Company. For financial reporting purposes, the Company will record compensation expense on account of the ISAP during the periods in which awards vest in an amount equal to the fair market value of the stock on the date of vesting. If the fair market value on that date is greater than the Purchase Price in the Offerings, compensation expense will increase correspondingly. Prior to vesting, dividends paid by the Company on any ISAP Shares will be held pending the vesting of the shares on which the dividends were paid. The participants will receive payment of such dividends as and when ISAP Shares vest. Subject to limitations which may be imposed by the OTS, persons awarded shares under the ISAP will be permitted to vote those shares prior to the vesting of the shares.


         If authorized but unissued shares are used to fund the ISAP after the Conversion, the interests of existing stockholders will be diluted. See "Pro Forma Data."

                                 THE CONVERSION

         The Board of Directors of the Bank and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion. Certain terms used in the following summary of the pertinent aspects of the Conversion are defined in the Plan of Conversion, a copy of which may be obtained from the Bank.

General

         On February 6, 1997 the Board of Directors of the Bank adopted the Plan, pursuant to which the Bank would be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of the Company. It is currently intended that all of the capital stock of the Bank will be held by the Company. The OTS has approved the Plan subject to its approval by the members of the Bank entitled to vote at the Special Meeting to be held on June _____, 1997 and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

         The OTS has approved the Company's application to become a savings and loan holding company and to acquire all of the Common Stock of the Bank, which will become a wholly owned subsidiary of the Company. Pursuant to such OTS approval, the Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the issued and outstanding capital stock of the Bank.

         The Conversion will be accomplished through adoption of the proposed federal stock charter which will authorize the issuance of capital stock by the Bank. The Conversion will be accounted for as a pooling of interests. Under the Plan, the Common Stock is being offered for sale by the Company. As part of the Conversion, the Company is conducting a Subscription Offering of the Common Stock for holders of subscription rights. Subscription rights have been granted to Eligible Account Holders (depositors on December 31, 1995), the Tax-Qualified Employee Benefit Plans of the Bank or the Company, Supplemental Eligible Account Holders (depositors on March 31, 1997, who are not Eligible Account Holders) and Other Members (depositors of the Bank on __________, 1997). Depending upon market conditions at or near the completion of the Subscription Offering, the Company may also conduct a Public Offering through Capital Resources. The Plan also allows the Bank to conduct a Community Offering with preference given to natural person rending in Orange County, New York. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the depositors of the Bank. See "--Risk of Delayed Offering."

Reasons for the Conversion


         The Bank has several business purposes for the Conversion. The sale of the Company's Common Stock will provide the Bank with additional equity capital to support its existing operations, subject to applicable regulatory restrictions. At December 31, 1996, the Bank had core and tangible capital equal to 12.30% of applicable assets and risk-based capital equal to 21.85% of risk-weighted assets. See "Regulatory Capital Compliance" for discussion of the pro forma effects of the Offering on the Bank's capital ratios. The sale of the Common Stock is the most effective means of increasing the Bank's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of the net proceeds of the sale of Common Stock is expected to provide additional operating income to further increase the Bank's capital on a continuing basis.

         The Conversion will structure the Bank in the stock form used in the United States by all commercial banks, most major business corporations and the majority of savings institutions. The Conversion will give many of the Bank's depositors the opportunity to become stockholders of the Company, thereby allowing them to own stock in the financial organization in which they maintain deposit accounts. Such ownership should encourage depositors who become stockholders to promote the Bank to others, thereby further contributing to the Bank's earnings potential. The Bank also expects that the ESOP, the Stock Option Plan and the ISAP will assist it in attracting and retaining qualified personnel and successfully competing with other financial institutions in its principal market area. If the Stock Option Plan and the ISAP which the Board of Directors of the Company intends to adopt are implemented within one year after the Conversion, which is presently intended, then such plans must first be approved at a meeting of the Company's stockholders to be held no earlier than six months after the Conversion. See "Management of the Bank-Benefit Plans--Stock Option Plan" and "-Incentive Stock Award Plan."

         The Board of Directors of the Bank believes that the holding company structure will facilitate the diversification of the Bank's business activities and the acquisition of other savings institutions as well as other companies. The holding company structure will enable an acquired savings institution to operate on a more autonomous basis as a wholly-owned subsidiary of the Company, rather than as a division of the Bank. For example, the acquired savings institution could retain its own directors, officers and corporate name as well as have representation on the Board of Directors of the Company. As of the date hereof, the Company has no plans or understandings to acquire any other institution or engage in any activities other than holding the Bank's stock.

Effects of Conversion on Depositors and Borrowers

         Voting Rights. Upon Conversion, the Bank's depositors will have no voting rights in the Bank and will therefore not be able to elect directors or to otherwise participate in the conduct of the affairs of the Bank or the Company unless they own Common Stock. Currently, these rights are accorded to the Bank's depositors. Following the Conversion, the Bank will become a wholly-owned subsidiary of the Company, which will hold all voting rights in the Bank. Voting rights in the Company will be held exclusively by the Company's stockholders. Stockholders will be entitled to vote on any matter to be considered by the stockholders of the Company and will generally be entitled to one vote for each share of the Common Stock owned. See "Restrictions on Acquisition of the Company and the Bank-Restrictions in the Company's Certificate of Incorporation and Bylaws-Limitations on Voting Rights" for a discussion of limitations applicable to the voting rights of the Company's stockholders.

         Deposit Accounts and Loans. The Bank's deposit accounts, balances of the individual accounts, and the existing FDIC insurance coverage of deposit accounts will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances owed, or the obligations of the borrowers under their individual contractual arrangements with the Bank.

         Tax Effects. The Bank has received an opinion from its counsel, Serchuk & Zelermyer, LLP, covering those tax matters that are material to the Conversion and stating that the Conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Code. Among other things, the opinion, filed as an exhibit to the registration statement of which this prospectus is a part, provides that: (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank in either its mutual form or its stock form, or by the Company, by reason of the proposed Conversion; (ii) no gain or loss will be recognized by the Bank upon the receipt of money from the Company for stock of the Bank, and no gain or loss will be recognized by the Company upon the receipt of money for the Common Stock; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to the Conversion; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable deposit accounts in the Bank after the Conversion in the same dollar amount as their savings accounts in the Bank plus an interest in the liquidation account of the Bank after the Conversion in exchange for their savings accounts in the Bank prior to the Conversion; (vi) the receipt by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of nontransferable subscription rights to purchase shares of the Common Stock under the Plan is taxable to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members to the extent the subscription rights have value; (vii) the basis of each account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion, decreased by the fair market value of the non-transferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) the Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank, in its mutual form, as of the date of Conversion; (xi) the Bank, immediately after Conversion, will succeed to the bad debt reserve accounts of the Bank, in its mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on the Bank's taxable income, deductions, or addition to reserve for bad debts either in its mutual or stock form.

         The opinion of Serchuk & Zelermyer, LLP is based in part on the assumption that the exercise price of the subscription rights to purchase Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the subscription rights, the Bank has received an opinion of CRG, which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a Public Offering or other purchase arrangement takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value, which will be the same price at which shares of Common Stock for which no subscription right is received in the Subscription Offering may be offered in the Public Offering. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and the Bank could recognize gain on the distribution of subscription rights.

         The Bank is subject to New York taxation and has received the opinion of Serchuk & Zelermyer, LLP that the Conversion will be treated for New York state tax purposes similar to the Conversion's treatment for federal tax purposes.

         Unlike a private letter ruling, the opinions of Serchuk & Zelermyer, LLP and CRG have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New York tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

         Liquidation Rights. The Bank has no plans to liquidate. However, if there is ever a complete liquidation of the Bank, either before or after the Conversion, deposit account holders will receive the protection of FDIC insurance up to applicable limits. Additional liquidation rights before and after the Conversion are described below.

         In the event of a complete liquidation prior to the Conversion, each holder of a deposit account in the Bank in its present mutual form would receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Bank at the time of liquidation.

         After the Conversion, each deposit account holder, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of the Bank. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the value of the Bank above that amount.

         The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the latest practicable date prior to the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest in such liquidation account for each deposit account held in the Bank on the applicable record date. An Eligible Account Holder's and Supplemental Eligible Account Holder's interest as to each deposit account will be in the same proportion to the total liquidation account as the balance in his or her account on the Eligibility Record Date (December 31, 1995) and the Supplemental Eligibility Record Date (March 31, 1997), respectively, was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such date. However, if the amount in any Eligible Account Holder's or Supplemental Eligible Account Holder's deposit account at the close of business on any annual closing date of the Bank is less than the lowest amount in such account on the Eligibility Record Date and/or the Supplemental Eligibility Record Date, as the case may be or at the close of business on any previous annual closing date after the Eligibility Record Date and/or the Supplemental Eligibility Record Date, then the account holder's interest in the liquidation account will be reduced by an amount proportionate to any such reduction. The interest of an account holder in the liquidation account will never increase despite any increase in the balance of the account holder's related accounts after the Conversion. The account holder's interest will cease to exist if such deposit account is closed. Certificates of deposit will be deemed closed when they mature.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Bank, as converted, or another insured savings institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent required by regulations of the OTS as then in effect.

Subscription Offering.

         In accordance with OTS regulations, nontransferable Subscription Rights have been granted under the Plan to the following persons and entities in the following order of priority: (i) Eligible Account Holders; (ii) Employee Plans;
(iii) Supplemental Eligible Account Holders; and (iv) Other Members. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan. The subscription priority categories are more fully described below.

         First Priority: Eligible Account Holders. Each Eligible Account Holder (depositors of the Bank on December 31, 1995) will receive non-transferable subscription rights on a priority basis to purchase that number of shares of Common Stock which is equal to the greater of (i) 15,000 shares ($150,000), (ii) one-tenth of one percent (0.10%) of the total offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, subject to the $150,000 maximum and 25 share minimum purchase limitations specified in the Plan. If Eligible Account Holders exercise subscription rights for more shares of Common Stock than the total number of shares available, shares of Common Stock shall be allocated to permit each subscribing Eligible Account Holder, to the extent possible, to purchase 100 shares of Common Stock or the total amount of his or her subscription, whichever is less. Any shares of Common Stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all subscribing Eligible Account Holders. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in the Bank in the one-year period preceding December 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders.

         Second Priority: Employee Plans. Tax-qualified employee benefit plans of the Bank or the Company have been granted subscription rights to purchase up to 10% of the total shares issued in the Conversion. The ESOP is an Employee Plan and intends to purchase up to 8% of the Common Stork issued in the Conversion.

         The right of Employee Plans to purchase the Common Stock is subordinate to the right of the Eligible Account Holders to purchase the Common Stock. However, if the maximum of the Valuation Range is increased by up to 15%, the Employee Plans have a first priority right to fill their subscription out of any additional shares sold as a result of such increase. The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the Conversion in the open market or, if approved by the OTS, out of authorized but unissued shares.

         Third Priority: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder (depositors of the Bank on March 31, 1997 who are not Eligible Account Holders) will receive non-transferable subscription rights to purchase that number of shares of Common Stock which is equal to the greater of 15,000 shares ($150,000) sold in the Conversion, one tenth of one percent (0.10%) of the total offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders subject to the $150,000 maximum and 25 share minimum purchase limitations specified in the Plan. If Supplemental Eligible Account Holders exercise subscription rights for more shares of Common Stock than the total number of shares remaining after satisfying higher priority subscription rights, shares of Common Stock shall be allocated to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to 100 shares of Common Stock or the total amount of his or her subscription, whichever is less. Any shares of Common Stock not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders.

         The rights of Supplemental Eligible Account Holders to subscribe for the Common Stock are subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for the Common Stock.

         Fourth Priority: Other Members. Other Members (depositors who are entitled to vote at the Special Meeting who are not Eligible Account Holders or Supplemental Eligible Account Holders) will receive non-transferable subscription rights to purchase up to the greater of 15,000 shares ($150,000), or one tenth of one percent (0.10%) of the total offering, subject to the $150,000 maximum and 25 share minimum purchase limitations specified in the Plan to the extent such stock is available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. If the allocation made pursuant to this paragraph results in an oversubscription when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the Employee Plans, and the Supplemental Account Holders, the shares available will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to 100 shares of Common Stock or the total number of shares covered by the subscription of the Other Member. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

         Subscription Offering Expiration Date. The Subscription Offering will expire at 5:00 p.m., Eastern Time, on June ____, 1997, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Subscription Offering Expiration Date"). Subscription rights will become void if not exercised on or prior to the Subscription Offering Expiration Date. See "Purchasing Common Stock" for a description of how to subscribe for Common Stock.

Public Offering

         To the extent that shares remain available, and subject to market conditions at or near the completion of the Subscription Offering, the Company may offer shares of Common Stock pursuant to the Plan, to selected persons in a Public Offering on a best-efforts basis through Capital Resources in such a manner as to promote a wide distribution of the Common Stock. Orders received in connection with the Public Offering, if held, will receive a lower priority than orders properly made in the Subscription Offering by persons exercising subscription rights. Common Stock sold in the Public Offering will be sold at $10.00 per share, the same price as all other shares sold in the Conversion.

         Depending on market conditions, Capital Resources may utilize selected broker-dealers for the sale of Common Stock in the Public Offering. If selected broker-dealers are used, the Bank will pay the selling commissions of such selected broker-dealers and the fee payable to Capital Resources on account of shares sold by such selected broker-dealers shall be reduced to 1.0% of the amount so sold.

         No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than 15,000 shares or $150,000 of Common Stock in the Public Offering. The date by which orders must be received in the Public Offering ("Public Offering Expiration Date") will be set by the Company at the time of commencement of the Public Offering; provided however, if the Public Offering is extended beyond ___________, 1997, each subscriber in the Public Offering will have the opportunity to maintain, modify, or rescind his or her order. All funds received in the Public Offering will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise in the event of such a resolicitation.

         In the event the Company determines to conduct a Public Offering, persons to whom a Prospectus is delivered may order shares of Common Stock by submitting a completed stock order and an executed certification along with payment in immediately available funds or a duly executed withdrawal authorization from an existing brokerage account to Capital Resources by not later than the Public Offering Expiration Date. Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, Capital Resources will forward such funds to the Bank to be deposited in a subscription escrow account.

         If an order in the Public Offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to Capital Resources as nominee for the beneficial owner. In the event that an order is not accepted or the Conversion is not consummated, the Bank will promptly refund with interest the funds received to Capital Resources, which will then return the funds to the subscriber.

         If a Public Offering is held, the opportunity to order shares of Common Stock in the Public Offering is subject to the right of the Bank and the Company, in their sole discretion, to accept or reject any such orders in whole or in part at the time of receipt of an order or as soon as practicable following the Public Offering Expiration Date.

Community Offering

         The Plan of Conversion provides that the Company may offer Common Stock remaining after the Subscription Offering in a Community Offering with a preference given to natural persons residing in Orange County, New York. Any order received in the Community Offering, if held, will receive a lower priority than orders in the Subscription Offering by persons exercising Subscription Rights. If a Community Offering is held, Common Stock sold in the Community Offering will be sold at the same price as shares sold in the Subscription Offering. The Company and the Bank have the right to reject, in whole or in part, in their sole discretion, any orders for Common Stock in a Community Offering.

Additional Purchase Restrictions

         The Plan provides for certain additional limitations on the purchase of the Common Stock by eligible subscribers and others in the Conversion. Each purchaser must purchase a minimum of 25 shares. No person (or persons through a single account), together with any associate or group of persons acting in concert, may subscribe for or purchase more than 15,000 shares of Common Stock ($150,000), except for the Employee Plans which may purchase up to 10% of the Common Stock issued in the Conversion, but currently intend to purchase 8% of the Common Stock issued in the Conversion. Depending on market conditions and the results of the Offerings, the Board of Directors, in its sole discretion, may increase or decrease the purchase limitation without the approval of the depositors of the Bank and without resoliciting subscribers except as described below, provided that the maximum purchase limitation may not be increased to a percentage in excess of 5%. The maximum purchase limitation can be further increased to 9.99% if the amount by which subscriptions exceed 5% does not, in the aggregate, exceed 10%. If the maximum purchase limit is increased, subscribers who submit orders for $150,000 of Common Stock will be resolicited and given an opportunity to increase their orders.

         The OTS regulations governing the Conversion limit the number of shares that officers and directors and their associates may purchase. In the aggregate, the officers and directors of the Bank or their associates may not purchase more than 34% of the shares of the Common Stock issued in the Conversion. The directors and officers of the Bank and the Company are not deemed to be acting in concert solely by reason of their being directors and officers of the Bank or the Company.

         In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Valuation Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares; (ii)to satisfy other unfilled subscriptions in the order of priority set forth above.

         The term "associate" of a person is defined in the Plan to mean (i) any corporation or organization (other than the Bank, the Company or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by senior officers and directors of the Bank or the Company, the term "Associate" does not include any tax-qualified employee benefit plan or non-tax-qualified employee benefit plan), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank or the Company, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

         Each person purchasing shares of the Common Stock in the Conversion will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. In the event that such purchase limitation is violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), the Company will have the right to purchase from such person at the Purchase Price per share all shares acquired by such person in excess of such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the Purchase Price per share paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Company to purchase such excess shares will be assignable by the Company.

         Common Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Bank. For certain restrictions on the Common Stock purchased by directors and officers, see "--Restrictions on Transferability of Subscription Rights and Common Stock." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Purchasing Common Stock

         In order to exercise subscription rights in the Subscription Offering, an eligible subscriber must deliver to the Bank, on or prior to the Subscription Offering Expiration Date, (i) a Subscription Offering stock order form (a "Subscription Order Form") fully completed and signed, (ii) a certification form properly signed, and (iii) payment in full as described below. See "--Payment for Shares". In order to subscribe in the Public Offering, if held, subscribers must deliver to the Bank, on or prior to the Public Offering Expiration Date,
(i) a Public Offering stock order form (a "Public Order Form" and together with the "Subscription Order Form, an "Order Form") with an account withdrawal authorization, if applicable, and (ii) payment in full as described below. See "--Payment for Shares." The Employee Plans will not be required to pay for the shares at the time they subscribe in the Subscription Offering but rather may pay for the shares upon consummation of the Conversion. All subscription rights under the Plan will expire on the Subscription Offering Expiration Date, whether or not the Bank has been able to locate each person entitled to such subscription rights. The Bank and Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Public Offering without payment in full. Once tendered, subscription orders cannot be revoked without the consent of the Bank and the Company unless the Conversion is not completed within 45 days after the Subscription Offering Expiration Date.

         If a Subscription Order Form (i) is not delivered to the addressee by the United States Postal Service or the Bank is otherwise unable to locate the addressee; (ii) is not received by the Bank or is received after the Subscription Offering Expiration Date; (iii) is defectively completed or executed; (iv) is not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate of deposit balance from which withdrawal is authorized is insufficient to fund the amount of such required payment, but excluding subscriptions by the Employee Plans) or, in the case of an institutional investor in the Public Offering, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the completion of the Conversion; or (v) is not mailed pursuant to a "no mail" order placed in effect by the account holder, then in any such event the related subscription rights will lapse as though the person holding such rights failed to return the completed Subscription Order Form within the time period specified. The Company may, but will not be required to, waive any irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Company may otherwise specify. The waiver of an irregularity on an Order Form in no way obligates the Company to waive any other irregularity on any other Order Form. Waivers will be considered on a case by case basis. The Bank and the Company reserve the right in their sole discretion to accept or reject orders received on photocopies or facsimile Order Forms, or whose payment is to be made by wire transfer or payment from private third parties. The interpretation by the Bank or Company of the terms and conditions of the Plan and of the acceptability of the Order Forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a Prospectus at least 48 hours before the Subscription Offering Expiration Date or, if applicable, the Public Offering Expiration Date, in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of an Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a Prospectus.

         For subscriptions to be valid, payment for all subscribed shares, at $10.00 per share, will be required to accompany all properly completed Order Forms, on or prior to the applicable expiration date, unless such date is extended by the Bank or the Company. Employee Plans subscribing for shares in the Subscription Offering may pay for such shares upon consummation of the Conversion. Payment for shares of Common Stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) for shares of Common Stock subscribed for in the Subscription Offering, by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Bank. For orders or subscriptions of $25,000 or more, payments must be made by bank check, money order or withdrawal authorization, if applicable, from an account with sufficient collected funds. Payments made in cash or by check or money order will be placed in a segregated account and interest will be paid by the Bank at the passbook savings account rate as of the date of this prospectus, from the date payment is received until the Conversion is completed or terminated. An executed Order Form, once received by the Company, may not be modified, amended, or rescinded without the consent of the Bank, unless the Conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Offerings will be promptly refunded with interest as described above.

        Appropriate means by which withdrawals from deposit accounts may be authorized are provided in the Subscription Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the Common Stock for which a subscription has been made until the Conversion has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings or certificates of deposit, all sums authorized for withdrawal will continue to earn interest at the contract rate until the Conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificates of deposit will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate of deposit with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal.

        Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Offerings, provided that such IRAs are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offerings. Instructions on how to transfer self-directed IRAs maintained at the Bank can be obtained from the Stock Center located at the Bank's main office.

        Federal regulations prohibit the Bank from lending funds or extending credit to any person to purchase the Common Stock in the Conversion.

        Delivery of Stock Certificates. Certificates representing Common Stock issued in the Conversion will be mailed to the persons entitled thereto at the address noted on the Order Form, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Marketing Arrangements

        The Company and the Bank have retained Capital Resources, a broker-dealer registered with the SEC and a member of the NASD to consult with and advise the Company and the Bank and to assist, on a best efforts basis, in the distribution of the Common Stock in the Conversion. The services Capital Resources will perform include: (i) training and educating the Company's and the Bank's employees regarding the mechanics and regulatory requirements of the stock conversion process; (ii) conducting information meetings for potential subscribers, if necessary; (iii) managing the sales efforts in the Offerings;
(iv) assisting in the collection of proxies from depositors for use at the Special Meeting; and (v) keeping records of subscriptions and orders for Common Stock. Capital Resources will receive for its services a fee of 2.0% of the total dollar amount of Common Stock sold in the Offerings, excluding purchases by directors, officers and employees of the Bank and the Company and their immediate family members, and the ESOP. Capital Resources will also be reimbursed for its legal fees and for reasonable out-of-pocket expenses. The Bank and the Company have agreed to indemnify Capital Resources, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Capital Resources has received fees totaling $45,000 for consulting and advisory services relating to the Conversion, which fees will be credited against marketing fees payable to Capital Resources. See "Pro Forma Data" for further information regarding expenses of the Conversion. Capital Resources is affiliated with CRG.

        The Common Stock will be offered in the Offerings principally by the distribution of this prospectus and through activities conducted at a Stock Center located at the Bank's main office, in an area that is not publicly accessible. The Stock Center is expected to operate during normal business hours throughout the Offerings. It is expected that a registered representative employed by Capital Resources will be working at, and supervising the operation of, the Stock Center. Capital Resources will be responsible for overseeing the mailing of materials relating to the Offerings, responding to questions regarding the Conversion and the Offerings and processing Order Forms. It is expected that Bank and Company personnel will be present in the Stock Center to assist Capital Resources with clerical matters and to answer questions related solely to the business of the Bank.

        Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock in jurisdictions where such participation is not prohibited. Other employees of the Company and the Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers of the Company or registered representatives of Capital Resources. The Company will rely on Rule 3a4-1 promulgated under the Exchange Act, and sales of Common Stock will be conducted in accordance with Rule 3a4-1, so as to permit officers, directors, and employees to participate in the sale of Common Stock. No officer, director, or employee of the Company or the Bank will be compensated in connection with such person's solicitations or other participation in the Offerings by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Common Stock.

        The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides (a) in a foreign country or (b) in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state;
(ii) the granting of subscription rights or offer or sale of shares of Common Stock to such persons would require the Bank, the Company, or its employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

Participation by the Board and Senior Management

        The following table sets forth certain information as to the intended purchases of Common Stock by each director and executive officer of the Bank and by all directors and executive officers as a group, including their "associates." The directors and executive officers of the Bank have expressed their intentions to purchase an aggregate of approximately $576,450 of Common Stock in the Subscription Offering, representing 3.99% and 2.56% at the minimum and 15% above the maximum of the Valuation Range, respectively. For purposes of the following table, it has been assumed that 1,700,000 shares (the midpoint of the Valuation Range) of the Common Stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories. Shares purchased by the ESOP which may be allocated to executive officers are excluded.


                                                            Number            Aggregate
                                                             of               Purchase          Percent
Name                         Position                       Shares              Price          of Shares
----                         --------                       ---------        ---------         ---------
Clifford E. Kelsey, Jr.      President, Chief Executive        10,000          $100,000          0.59%
                             Officer and Director
Richard C. Durland           Executive Vice President           5,000            50,000          0.29%
                             and Director
Gene J. Gengel               Director                          10,000           100,000          0.59%
Thomas V. Guarino            Director                          12,000           120,000          0.70%
Stephen O. Hopkins           Director                           2,000            20,000          0.12%
Roy L. Lippincott            Director                          10,000           100,000          0.59%
Herbert C. Mueller           Director                           7,500            75,000          0.44%
Stephen W. Dederick          Chief Financial Officer               25               250             -
Diane D. King                Senior Vice President              1,000            10,000          0.06%
Jenny M. Ford                Vice President and Secretary         120             1,200          0.01%
                                                             --------        ------------        -----

Total executive officers
and directors (10 persons)                                     57,645          $576,450          3.39%
                                                               ======          ========          ====



Risk of Delay in Consummating the Conversion.

         The completion of the sale of the Common Stock will be dependent, in part, upon the Bank's operating results and market conditions at the time of the Offerings. Under the Plan, all shares offered in the Conversion must be sold and the Conversion be completed within 24 months after the date of the Special Meeting. While the Bank and the Company anticipate completing the Conversion within this period, if the Boards of Directors of the Bank and the Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make undesirable a sale of the Common Stock, then the Offerings may be delayed until such conditions improve.

         A material delay in the completion of the sale of shares with an aggregate purchase price equal to at least the minimum of Valuation Range may result in a significant increase in the costs of completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the

Conversion is not consummated within 24 months after the date of the Special Meeting, the Bank would charge accrued Conversion costs to then current period operations.

Stock Pricing and Number of Shares to be Issued

         Capital Resources Group, Inc. ("CRG") a financial consulting and appraisal firm that is experienced in the evaluation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Bank to prepare an appraisal (the "Appraisal") of the estimated pro forma market value of the Common Stock to be sold pursuant to the Conversion. CRG will receive a fee of $30,000 for its appraisal and to assist in the preparation of other material and will be reimbursed for reasonable out-of-pocket expenses, up to $5,000. CRG will receive a fee of $5,000 for any appraisal update. In addition, CRG will receive a fee of $30,000 plus up to an additional $10,000 in expenses for its assistance with record management and proxy solicitation services in connection with the Conversion. The Bank has agreed to indemnify CRG under certain circumstances against liabilities and expenses (including certain legal fees) arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Bank to CRG, except where CRG is determined to have been negligent or failed to exercise due diligence in the preparation of the appraisal. CRG is independent of the Company and the Bank but is affiliated with Capital Resources.

         The Appraisal contains an analysis of a number of factors including, but not limited to, the Bank's financial condition and operating trends, the competitive environment within which the Bank operates, operating trends of certain thrift institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the State of New York which affect the operations of thrift institutions, and stock market values of certain institutions. In addition, CRG has advised the Bank that it has considered and will consider the effect of the additional capital raised by the sale of the Common Stock on the estimated aggregate pro forma market value of such shares. The Board of Directors has reviewed the Appraisal, including the stated methodology of CRG and the assumptions used in the preparation of the Appraisal. The Board of Directors is relying upon the expertise, experience and independence of CRG and is not qualified to determine the appropriateness of the assumptions or the methodology. The Appraisal has been filed as an exhibit to the registration statement of which this prospectus is a part. See "Additional Information."

         On the basis of the above, CRG has determined, in its opinion, that as of March 14, 1997 the estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion was within the Valuation Range of from $14,450,000 to $19,550,000 with a midpoint of $17,000,000. The Company has determined to offer the shares in the Conversion at a price of $10.00 per share. Therefore, the Company expects to issue, and is offering in the Offerings, from 1,445,000 to 1,955,000 shares of Common Stock, subject to increase to up to 2,248,250 shares of Common Stock as described below.

         CRG will update the Appraisal prior to consummation of the Conversion. If the final estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion is between $19,550,000 (the maximum of the Valuation Range) and $22,482,500 (15% above the maximum of the Valuation Range), the total number of shares being offered will be adjusted and a new Valuation Range may be established without resolicitation of subscribers and without a new vote of Bank's depositors, unless required by the OTS. Any adjustments to the Valuation Range as a result of market and financial conditions would be subject to OTS review. If the final estimated value is less than $14,450,000 or more than $22,482,500, then subscribers will be resolicited and, unless the OTS permits otherwise, a new vote of the Bank's depositors to approve the Conversion will be required. No sale of the shares will take place unless prior thereto CRG confirms to the OTS that, to the best of CRG's knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the aggregate Purchase Price of all shares to be sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of the Common Stock at the time of the sale.

         The Appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the Common Stock. In preparing the Appraisal, CRG has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank. CRG did not independently verify the financial statements and other information provided by the Bank, nor did CRG value independently the assets and liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the Common Stock will thereafter be able to sell such shares at prices within the estimated range at the time of the Offerings.

         An increase in the total number of shares to be issued in the Conversion would decrease both a subscriber's ownership interest and the pro forma equity and net income on a per share basis while increasing the pro forma equity and net income on an aggregate basis. In the event of a material reduction in the valuation, the Bank may decrease the number of shares to reflect the reduced valuation. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the pro forma equity on a per share basis while decreasing equity on an aggregate basis.

Restrictions on Repurchase of Stock

         Generally, within one year following the Conversion, the Company may not repurchase Common Stock, and in the second and third year following the Conversion, the Company may only repurchase Common Stock as part of an open-market stock repurchase program in an amount up to 5% of the outstanding stock during each of those two years, provided the repurchase does not cause the Bank to become undercapitalized and at least 10 days prior notice of the repurchase is provided to the OTS. The OTS may disapprove the repurchase program upon a determination that (1) the repurchase program would adversely affect the financial condition of the Bank, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the Regional Director of the OTS, on a case by case basis, may permit repurchases after six months following the Conversion and may permit additional repurchases during the second and third year. In addition, SEC rules also restrict the method, time, price, and number of shares of Common Stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

Restrictions on Transferability of Subscription Rights and Common Stock

         The OTS conversion regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         The Bank and the Company will pursue any and all legal and equitable remedies if they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Shares of the Common Stock purchased by directors and officers of the Company shall be subject to the restriction that said shares shall not be sold for a period of one year following completion of the Conversion, except for a disposition of shares in the event of the death of the stockholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Company approved by the regulatory authorities. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the foregoing restriction, and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction relating to the transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

         For a period of three years following the Conversion, no director or officer of the Bank, the Company or their associates may, without the prior approval of the OTS, purchase any shares of Common Stock other than from or through a broker or dealer registered with the SEC unless the purchase involves more than 1% of the outstanding shares of Common Stock through an arm's length transaction.

Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by the Board of Directors of the Bank will be final, however, such interpretations shall have no binding effect on the OTS. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors as a result of comments from the OTS or otherwise, prior to the solicitation of proxies from the Bank's depositors and at any time thereafter with the concurrence of the OTS, except that in the event that the regulations under which the Plan was adopted are liberalized subsequent to the approval of the Plan by the OTS and the Bank's depositors at the Special Meeting, the Board of Directors may amend the Plan to conform to the regulations without further approval of the OTS or the depositors of the Bank to the extent permitted by law. An amendment to the Plan that would result in a material adverse change in the terms of the Conversion would require a resolicitation.

Conditions and Termination

         Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes of the depositors of the Bank eligible to be cast at the Special Meeting and the sale of all shares of Common Stock within 24 months following such approval of the Plan. If these conditions are not satisfied, the Plan will be terminated and the Bank will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the OTS, by the Board of Directors at any time thereafter.

Other

         All statements made in this prospectus are qualified by the contents of the Plan, the material terms of which are set forth in this prospectus. The Plan (without exhibits) is attached to the Proxy Statement distributed in connection with the Special Meeting. Copies of the Plan are also available from the Bank and it should be consulted for further information.

         Adoption of the Plan by the Bank's depositors authorizes the Board of Directors to amend or terminate the Plan.




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


             RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

General

         Certain provisions in the Company's certificate of incorporation and bylaws and in its management remuneration provided for in the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, the Bank's stock charter and bylaws and management remuneration provided for in the Conversion may have anti-takeover effects as described below. Finally, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

Restrictions in the Company's Certificate of Incorporation and Bylaws

         General. The following discussion is a general summary of certain provisions of the Company's certificate of incorporation and bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the certificate of incorporation and bylaws of the Company is necessarily general and reference should be made in each case to such certificate of incorporation and bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

         Limitation on Voting Rights. The certificate of incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the certificate of incorporation), shares which such person or his affiliates have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which such person and his affiliates have sole or shared voting or investment power, but shall not include shares that are subject to a publicly solicited revocable proxy and that are not otherwise deemed to be beneficially owned by such person and his affiliates. No Director or officer (or any affiliate thereof) of the Company shall, solely by acting in such capacity, be deemed to beneficially own any shares beneficially owned by any other Director or officer (or affiliate thereof) nor will the ESOP or any similar plan of the Company or the Bank or any trustee with respect thereto (solely by reason of such trustee's capacity) be deemed to beneficially own any shares held under any such plan. The certificate of incorporation of the Company further provides that the provisions limiting voting rights may only be amended upon the vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon (after giving effect to the provision limiting voting rights).

         Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of Directors being elected each year. The Company's certificate of incorporation and bylaws provide that the size of the Board shall be determined by a majority of the total number of authorized directorships, whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption (referred to as the "Whole Board"). The certificate of incorporation and the bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of Directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the Directors then in office. The division of the Board into three classes is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Directors




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may be removed by the stockholders only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon.

         In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holder's choice.

         Cumulative Voting, Special Meetings and Action by Written Consent. The certificate of incorporation expressly provides that there shall not be cumulative voting, which makes it more difficult for stockholders with a minority interest in the Company to obtain representation on the Board of Directors. Moreover, special meetings of stockholders of the Company may be called only by a resolution adopted by a majority of the Whole Board of Directors. The certificate of incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

         Authorized Shares. The certificate of incorporation authorizes the issuance of 4,500,000 shares of Common Stock and 500,000 shares of preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of shares in the Conversion and the issuance of additional shares upon exercise of stock options or to fund the ISAP if the ISAP is not funded through the purchase of shares on the open market.

         Stockholder Vote Required to Approve Business Combinations with Interested Stockholders. The certificate of incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" with an "Interested Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of the Company and any other affected class of stock. Under the certificate of incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any business combination involving an Interested Stockholder (as defined below) unless (i) the proposed transaction has been approved by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were Directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) the proposed transaction meets certain conditions which are designed to afford the stockholders a fair price in consideration for their shares. The term "Interested Stockholder" is defined to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than the Company or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of the Company. This provision of the certificate of incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with any Interested Stockholder or Affiliate (as defined in the certificate of incorporation ) of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities,




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

recapitalization, merger or consolidation of the Company with any of its subsidiaries which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company or subsidiary owned directly or indirectly, by an Interested Stockholder or Affiliate thereof.

         Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary (including the Bank) may consider in evaluating any action that may result in a change or potential change of control of such subsidiary, and the social and economic effects of acceptance of such offer on: the Company's present and future customers and employees and those of its subsidiaries (including the Bank); the communities in which the Company and the Bank operate or are located; the ability of the Company to fulfill its corporate objectives as a savings and loan holding company; and the ability of the Bank to fulfill the objectives of a stock savings bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

         Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation of must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation of the Company, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of Directors, Director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by a majority of the Whole Board of Directors, or by a vote of the holders of at least 80% (after giving effect to the provision limiting voting rights) of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or who intends to bring on any business to be conducted at an annual stockholders' meeting to give at least 90 days' advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise such business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a Director must provide the Company with certain information concerning the nominee and the proposing stockholder.

Anti-takeover Effects of Management Compensation Arrangements

         The Company and the Bank have entered into agreements with key officers which will provide such officers with additional payments and benefits on the officer's termination in connection with a change in control of the Company or the Bank. See "Management of the Bank--Employment Contracts," and "--Retention Agreements." Furthermore, in the future, the Stock Option Plan and ISAP may provide for accelerated benefits to participants in the event of a change in control of the Company or the Bank or a tender or exchange offer for their stock but such provisions are currently not permitted under OTS regulations. See "Management of the Bank--Benefit Plans--Stock Option Plan," and "--Benefit Plans--Incentive Stock Award Plan." These provisions may make it more difficult for companies or persons to acquire control of the Bank. Additionally, the provisions could deter offers to acquire the outstanding shares of the Company which might be viewed by stockholders to be in their best interests.

         The Directors and executive officers of the Bank intend to purchase in the aggregate approximately 3.99% or 2.56% of the shares of the Common Stock based on the minimum and 15% above the maximum, respectively, of the Valuation Range. In addition, the ESOP intends to purchase 8% of the Common Stock issued in the Conversion. The



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

Company anticipates that it will acquire 4% of the Common
Stock issued in the Conversion to fund the ISAP and expects to grant options to purchase shares equal to 10% of the Common Stock issued in the Conversion under the Stock Option Plan to Directors and executive officers. As a result, assuming that the ISAP awards and stock options are satisfied out of shares repurchased by the Company, Directors, executive officers and employees have the potential to control the voting of approximately 25.99% of the Company's Common Stock at the minimum and 24.56% at 15% above the maximum of the Valuation Range, thereby enabling them to prevent transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described above.

         The Company's Board of Directors believes that the provisions of the Certificate of Incorporation and Bylaws are in the best interest of the Company and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts.

Delaware Corporate Law

         Business Combinations. In general, Section 203 of the Delaware General Corporation Law ("Section 203") provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, excluding, for purposes of determining the number of shares outstanding, shares owned by the corporation's directors who are also officers and certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

Restrictions in the Bank's Stock Charter and New Bylaws

         Although the Board of Directors of the Bank is not aware of any effort that might be made to obtain control of the Bank after Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions to protect the interests of the converted Bank and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See "Risk Factors--Certain Anti-takeover Provisions."

         The Bank's Stock Charter will contain a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), other than the Company or a tax-qualified employee benefit plan such as the ESOP, either directly or through an affiliate thereof, will be prohibited for a period of three years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of the charter provision will not be counted as outstanding for voting purposes. If holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to




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approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Stock Charter against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Stock Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company.

Regulatory Restrictions

         The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

         For three years following the Conversion, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Bank or the Company; or (iii) offers which are not opposed by the Board of Directors of the Bank and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions, (b) would be manipulative or deceptive, (c) would subvert the fairness of the conversion, (d) would be likely to result in injury to the savings institution, (e) would not be consistent with economical home financing, (f) would otherwise violate law or regulation, or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. If any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

         In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, directly or indirectly through control of its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved by the OTS if it is determined, among other things, that (i) the acquisition would substantially lessen competition;
(ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of Company stock are not limited to three years after the Conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

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                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

         The Company is authorized to issue 4,500,000 shares of Common Stock having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to 1,955,000 shares of Common Stock (based on the maximum of the Valuation Range, or 2,248,250 shares in the event of an increase of 15% in the maximum of the Valuation Range) and no shares of Preferred Stock in the Conversion. Except for shares issued in connection with the Conversion, the Company presently does not have plans to issue Common Stock, except for shares that may be issued upon the exercise of stock options which may be granted pursuant to the Stock Option Plan. The Company may also elect to fund awards under the ISAP with authorized but unissued Common Stock. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

         The Common Stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

         Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Voting Rights. Upon the Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share. Stockholders will not have any right to cumulate votes in the election of Directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote (after giving effect to the provision limiting voting rights). See "Restrictions on Acquisition of the Company and the Bank."

         As a federal mutual savings bank, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the liquidation account (see "The Conversion--Effects of Conversion on Depositors and Borrowers--Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

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         Preemptive Rights; Redemption. Holders of the Common Stock of the
Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

         Indemnification and Limit on Liability. The Company's Certificate of Incorporation contains provisions which limit the liability of directors, officers and employees of the Company and indemnify such individuals. See "Management of the Company--Indemnification and Liability of Directors."

Preferred Stock

         None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Company presently does not have plans to issue Preferred Stock.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

General

         The Federal Stock Charter of the Bank, to be effective upon the Conversion authorizes the issuance of capital stock consisting of 4,500,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share, which Preferred Stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of common stock of the Bank up to the amount authorized by the Federal Stock Charter without the approval of the Bank's stockholders, except to the extent that such approval is required by governing law. All of the issued and outstanding common stock of the Bank (which is currently expected to be 1,000 shares) will be held by the Company as the Bank's sole stockholder. The capital stock of the Bank will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

         Dividends. The Company as the holder of the Bank's common stock will be entitled to receive such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation--Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

         Voting Rights. Immediately after the Conversion, the Company as the holder of the Bank's common stock, will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held. Stockholders of the Bank will not be permitted to cumulate votes for the election of directors. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws."

         Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of its common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the liquidation account, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

         Preemptive Rights and Redemption. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

Preferred Stock

         None of the shares of the Bank's authorized preferred stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

                                     EXPERTS

         The consolidated financial statements of the Bank and its subsidiaries as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996, have been included herein in reliance upon the report of Nugent & Haeussler, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Such report includes an explanatory paragraph relating to changes in accounting principles.

         CRG has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and Company by Serchuk & Zelermyer, LLP, White Plains, New York, counsel to the Bank and Company. Certain legal matters will be passed upon for Capital Resources by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http: //www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The Conversion Valuation Appraisal Report may also be inspected by Eligible Account Holders and Supplemental Eligible Account Holders at the offices of the Bank during normal business hours. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Bank has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 10 Exchange Place, Jersey City, New Jersey 07302.

         In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         Copies of the Certificate of Incorporation and the Bylaws of the Company and the Federal Stock Charter and Bylaws of the Bank are available without charge from the Bank upon written or oral request.

                               GOSHEN SAVINGS BANK

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report .................................................   F-2

Balance Sheets at September 30, 1995 and 1996
     and at December 31, 1996 ................................................   F-3

Statements of Income for the Years Ended September 30, 1994, 1995 and 1996 and
     for the three months ended December 31, 1995 and 1996 ...................    29

Statements of Equity for the Years Ended September 30, 1994, 1995 and 1996
     and the three months ended December 31, 1996 ............................   F-4

Statements of Cash Flows for the Years Ended September 30, 1994, 1995 and 1996
     and the three months ended December 31, 1995 and 1996 ...................   F-5

Notes to Financial Statements ................................................   F-9

All data as of and for the three month periods ended December 31, 1995 and 1996 are unaudited

All schedules are omitted because the required information is not applicable or is included in the Financial Statements and related Notes.

The Financial Statements of the Holding Company have been omitted because the Holding Company has not yet issued any stock, has no assets, no liabilities and has not conducted any business other than of an organizational nature.

                              INDEPENDENT AUDITOR'S REPORT


Examining Committee
Goshen Savings Bank
1 South Church Street
Goshen, New York  10924


         We have audited the accompanying balance sheets of the Goshen Savings Bank (the "Bank") as of September 30, 1996 and 1995, and the related statements of income, changes in equity and cash flows for each of the years in the three-year period ended September 30, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Goshen Savings Bank at September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three year period ended September 30,1996 in conformity with generally accepted accounting principles.

Respectfully submitted,



/s/ Nugent & Haeussler, P.C.
---------------------------------
      NUGENT & HAEUSSLER, P. C.

December 13, 1996
Newburgh, New York

                               GOSHEN SAVINGS BANK
                                 BALANCE SHEETS



                                          (Unaudited)
                                          December 31             September 30,
                                              1996            1996           1995
                                           ------------   ------------   ------------
                Assets
                ------

Cash and due from banks (net of Nationar
  loss reserve of $232,223 at
  September 30, 1995)                      $  2,078,800   $  2,963,955   $  3,394,554
Federal funds sold                            3,400,000      1,720,000      3,800,000
                                           ------------   ------------   ------------
Cash and cash equivalents                     5,478,800      4,683,955      7,194,554
Investment securities:
  Held to maturity (approximate market
     value of $23,710,629 at
     September 30, 1995) (Note 2)                     0              0     23,749,441
  Available for sale (Notes 3 and 4)         21,015,886     23,080,708      4,094,239
Mortgage backed securities, held to
 maturity (approximate market value of
  $6,252,401 at December 31, 1996 and
  $6,529,210 in 1996 and
  $4,492,219 in 1995) (Note 5)                6,173,152      6,473,727      4,403,974
Loans receivable, net (Notes 6 and 7)        61,013,334     58,726,543     57,919,411
Banking house and equipment (Note 8)          2,226,595      2,261,456      2,325,766
Accrued income (Note 9)                         647,381        664,818        803,078
Prepaid expenses and other assets               411,285        432,282        550,473
                                           ------------   ------------   ------------
    Total Assets                           $ 96,966,433   $ 96,323,489   $101,040,936
                                           ============   ============   ============

   Liabilities and Equity
   ----------------------

Liabilities:
  Deposits (Note 10)                       $ 82,583,319   $ 83,441,831   $ 88,092,701
  Advance payments by borrowers                 132,645         53,863         98,584
  Accrued expenses and other liabilities      1,144,277      1,080,614        752,626
  Other borrowings (Note 11)                  1,000,000              0      1,000,000
                                           ------------   ------------   ------------
    Total Liabilities                        84,860,241     84,576,308     89,943,911
                                           ------------   ------------   ------------

  Commitments and Contingent Liabilities
  (Note 15)

Equity:
  Retained earnings                          11,899,037     11,603,735     11,045,778
  Net unrealized gain on securities
  available for sale (net of tax)               207,155        143,446         51,247
                                           ------------   ------------   ------------
    Total Equity                             12,106,192     11,747,181     11,097,025
                                           ------------   ------------   ------------
    Total Liabilities and Equity           $ 96,966,433   $ 96,323,489   $101,040,936
                                           ============   ============   ============


                 See accompanying notes to financial statements.

                               GOSHEN SAVINGS BANK
                              STATEMENTS OF EQUITY


                                                           Unrealized Gain
                                                            On Investment
                                             Retained    Securities Available
                                             Earnings       For Sale, Net        Total
                                             --------       -------------        -----

    Balance, October 1, 1993               $11,196,877        $      0        $11,196,877
      Net income                               310,873               0            310,873
                                           -----------        --------        -----------

    Balance, September 30, 1994             11,507,750               0         11,507,750

      Effect of adoption of SFAS 115                 0          51,247             51,247
      Net (loss)                              (461,972)              0           (461,972)
                                           -----------        --------        -----------

    Balance, September 30, 1995             11,045,778          51,247         11,097,025
      Net income                               557,957               0            557,957
      Net change in unrealized gain
        on investment securities
        available for sale, net of                  0           92,199             92,199
                                           ----------         --------        -----------
        income taxes

    Balance, September 30, 1996             11,603,735         143,446         11,747,181
      Net income (unaudited)                   295,302               0            295,302
      Net change in unrealized gain
        on investment securities
        available for sale, net of
        income taxes (unaudited)                     0          63,709             63,709
                                           -----------        --------        -----------

    Balance, December 31, 1996             $11,899,037        $207,155        $12,106,192
                                           ===========        ========        ===========


















                 See accompanying notes to financial statements.

                               GOSHEN SAVINGS BANK
                             STATEMENTS OF CASH FLOWS


                                                       Years Ended September 30,

                                               1996             1995             1994
                                            ----------       ----------       ----------


Cash flows from operating activities:
Net income                                 $    557,957    $   (461,972)   $    310,873
Adjustments to reconcile
 net income to net cash provided
 by operating activities:
     Depreciation                               142,406         141,884         147,928
     Provision for loan losses                   23,500          29,000          25,000
     Provision for Nationar
      loss contingency                         (232,223)        232,223               0
     Write-down on Nationar stock
      and debentures                                  0          46,400               0
     Net gain on sale of other
      real estate owned                          (4,579)         (2,614)              0
     Gain on sale of investment
      securities                               (114,681)        (13,861)        (19,727)
     Unrealized loss on trading
      securities                                      0               0          86,672
     Other assets                               256,451         (23,211)        129,564
     Net amortization on investment
      securities                                222,033         559,935         842,684
     Net amortization (accretion) on
      mortgage-backed securities                  1,977          (4,787)         (1,195)
     Increase (decrease) in accrued
      expenses and other liabilities            261,606         496,675         (27,040)
     Increase (decrease) in advances
      from borrowers for taxes
      and insurance                             (44,721)            442          55,302
                                           ------------    ------------    ------------

          Net cash provided by operating
           activities                         1,069,726       1,000,114       1,550,061
                                           ------------    ------------    ------------

Cash flows from investing activities:
Purchases of mortgage-backed
 securities                                  (3,652,592)     (2,578,114)       (982,881)
Proceeds from principal
 paydowns of mortgage-backed
 securities                                   1,580,861         404,739         511,090
Proceeds from maturity and
 redemption of investment securities         11,510,633      14,319,522      16,555,000
Purchase of investment securities            (7,400,887)     (8,990,519)    (10,215,774)
Proceeds from sale of investment
 securities                                     701,456       1,035,509       3,553,460
Net increase (decrease) in loans               (988,053)       (819,600)     (9,635,438)
Capital expenditures                            (78,096)        (56,777)       (265,371)
Proceeds from sale of other
 real estate owned                              165,000          45,000               0
                                           ------------    ------------    ------------
          Net cash provided by
           investing activities               1,838,322       3,359,760        (479,914)
                                           ------------    ------------    ------------

                 See accompanying notes to financial statements.

                               GOSHEN SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                                   (continued)



                                                                               Years Ended September 30,

                                                                        1996                      1995                  1994
                                                                     ----------                ----------            ----------


Cash flow from financing activities:
Net increase (decrease) in demand,
 statement passbook, money market and
 NOW deposit accounts                                                     (4,650,870)      1,696,678      (2,407,369)

Net increase (decrease) in
 other borrowings                                                         (1,000,000)     (1,000,000)      2,000,000
                                                                        ------------    ------------    ------------
          Net cash provided by (used in)
           financing activities                                           (5,650,870)        696,678        (407,369)
                                                                        ------------    ------------    ------------

Net increase (decrease) in cash
 and cash equivalents                                                     (2,742,822)      5,056,552         662,778
Cash and cash equivalents at
 beginning of year                                                         7,426,777       2,370,225       1,707,447
                                                                        ------------    ------------    ------------
Cash and cash equivalents
 and end of year                                                        $  4,683,955    $  7,426,777    $  2,370,225
                                                                        ============    ============    ============

Additional Disclosures:

     Supplemental disclosures of cash flows information-cash
       paid during year for:
          Interest on other borrowings                                  $     82,900    $     28,443    $      3,193

          Income taxes                                                       119,523         (56,629)        370,537

     Supplemental schedule of non-cash investing activities:

          Reduction in loans receivable
           resulting from the transfer
           to real estate owned                                              157,421          42,386               0

          Transfers of equity investment
           securities to investment
           securities trading portfolio                                            0               0       2,259,097

          Transfers of investment
           securities - held to maturity
           to investment securities -
           available for sale                                             20,912,562               0               0

          Transfers of investment securities
           - trading portfolio to investment
           securities - available for sale                                         0       2,172,009               0

          Change in unrealized gains
           in investment securities -
           available for sale                                                 92,199          51,247               0


                 See accompanying notes to financial statements.

                               GOSHEN SAVINGS BANK
                            STATEMENTS OF CASH FLOWS

                                                     (Unaudited)
                                                  Three Months Ended
                                                     December 31,

                                                  1996            1995
                                              -----------    -----------

Cash flows from operating activities:
Net income                                    $   295,302    $    98,060
Adjustments to reconcile
 net income to net cash provided
 by operating activities:
     Depreciation                                  38,060         36,567
     Provision for loan losses                          0         13,500
     Provision for Nationar
      loss contingency                                  0              0
     Write-down on Nationar stock
      and debentures                                    0              0
     Net gain on sale of other
      real estate owned                                 0         (4,579)
     Gain on sale of investment
      securities                                        0              0
     Unrealized loss on trading
      securities                                        0              0
     Other assets                                  38,434        250,250
     Net accretion on investment
      securities                                   21,295         82,236
     Net accretion on mortgage-backed
      securities                                   (2,353)        (3,947)
     Increase (decrease) in accrued
      expenses and other liabilities               18,125         (9,441)
     Increase (decrease) in advances
      from borrowers for taxes
      and insurance                                78,782         63,121
                                              -----------    -----------

          Net cash provided by operating
           activities                             487,645        525,767
                                              -----------    -----------

Cash flows from investing activities:
Purchases of mortgage-backed securities                 0     (1,107,534)
Proceeds from principal paydowns of
 mortgage-backed securities                       302,930        199,833
Proceeds from maturity and
 redemption of investment securities            3,234,638      3,299,587
Purchase of investment securities              (1,081,866)    (1,108,220)
Proceeds from sale of investment securities             0              0
Net increase (decrease) in loans               (2,286,791)      (388,011)
Capital expenditures                               (3,199)          (957)
Proceeds from sale of other
 real estate owned                                      0        165,000
                                              -----------    -----------
          Net cash provided by
           investing activities                   165,712      1,059,698
                                              -----------    -----------

                 See accompanying notes to financial statements.

                               GOSHEN SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                                   (continued)

                                                                                     (Unaudited)
                                                                                  Three Months Ended
                                                                                     December 31,

                                                                                  1996           1995
                                                                             ------------    ------------
Cash flow from financing activities:
Net increase (decrease in
 demand, statement, passbook,
 money market and NOW
 deposit accounts                                                                (858,512)       (312,729)

Net increase (decrease) in
 other borrowings                                                               1,000,000               0
                                                                             ------------    ------------
          Net cash provided by (used in)
           financing activities                                                   141,488        (312,729)
                                                                             ------------    ------------

Net increase (decrease) in cash
 and cash equivalents                                                             794,845       1,272,736
Cash and cash equivalents at
 beginning of year                                                              4,683,955       7,426,777
                                                                             ------------    ------------
Cash and cash equivalents
 and end of year                                                             $  5,478,800    $  8,699,513
                                                                             ============    ============

Additional Disclosures:

     Supplemental disclosures of cash flows information-cash paid during year for:
          Interest on other borrowings                                       $     15,888    $          0

          Income taxes                                                             39,050               0

     Supplemental schedule of non-cash investing activities

          Reduction in loans receivable
           resulting from the transfer
           to real estate owned                                                         0         157,421

          Transfers of equity investment securities
           to investment securities
           trading portfolio                                                            0               0

          Transfers of investment
           securities-held to maturity to
           investment securities - available for sale                                   0      20,912,562

          Transfers of investment securities-trading
           portfolio to investment securities-
           available for sale                                                           0       2,172,009

          Change in unrealized gains in investment
           securities available for sale                                           63,709          45,386


                 See accompanying notes to financial statements.

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS


    NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

            A.  Organization
                The Goshen Savings Bank (the "Bank"), is a mutual thrift. The Bank is chartered under the laws of the State of New York. The Bank provides banking services to individual and corporate customers, with its business activities concentrated in Orange County, New York.

                A substantial portion of the Bank's loans are secured by real estate located in Orange County in New York State. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is dependent upon market conditions in these market areas. In addition, other real estate owned, if any, is also generally located in Orange County in New York State.

            B.  Basis of Financial Statement Presentation
                The accounting and reporting policies of the Bank conform in all material respects to generally accepted accounting principles and to general practice within the thrift industry.

                The balance sheet as of December 31, 1996 and the related statements of income and cash flows for the three month periods ended December 31, 1996 and 1995 and changes in equity for the three month period ended December 31, 1996 are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation as of December 31, 1996 and for the results for the unaudited periods have been made.

            C.  Use of Estimates
                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans in connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS


    NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

            C.  Use of Estimates  (Continued)
                While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans and foreclosed real estate may change materially in the near term.

            D.  Cash and Cash Equivalents
                For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and in banks, interest-earning deposits and Federal funds sold with original maturities of ninety days or less.

            E.  Investment Securities

                Securities Held to Maturity
                Government, Federal Agency, and Corporate debt securities that management has the positive intent and ability to "hold until maturity" are stated at cost, adjusted for premium amortization and discount accretion, computed on a basis which approximates the interest method over the period to maturity.

                Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

                Securities Available for Sale
                Securities to be held for indefinite periods of time including securities that management intends to use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as "available for sale" and are recorded at fair value with the unrealized appreciation or depreciation, net of taxes reported separately as a component of equity.

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS


    NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

            E.  Investment Securities

                Trading Securities
                The third classification are "trading securities" which include debt securities and equity securities purchased in connection with the Bank's trading activities and as such are expected to be sold in the near term. There are no investments in trading securities on the books of the Bank at December 31, 1996, September 30, 1996 and 1995.

                Gains and losses on the sale of securities are determined using the specific identification method.

            F.  Reclassification of Investment Securities
                In November 1995, the Financial Accounting Standards Board released its special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". This special report contained a provision that allowed entities to, as of November 15, 1995, but no later than December 31, 1995, to reassess the appropriateness of the classifications of all securities held at that time. At the Board of Trustees meeting December 14, 1995, approval was granted to management to reclassify "all" investment securities as available for sale.

            G.  Loans Receivable and Allowance for Loan Losses
                Loans receivable are stated at the amount of unpaid principal, less net deferred loan fees and the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

                Accrual of interest is discontinued on a loan when management believes that the borrowers' financial condition is such that collection of interest is doubtful. This generally occurs when payment of principal or interest is past due three months or more and there is no insurance or guaranty as to payment.

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS


    NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

            G. Loans Receivable and Allowance for Loan Losses (Continued) Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan. "Under the provision of SFAS No 114, a loan is considered impaired when based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize an impairment by recording a valuation allowance with a corresponding charge to bad debt expense. This statement also applies to restructured loans and eliminates the requirement to classify loans that are in-substance foreclosures as foreclosed assets except for loans where the creditor has physical possession of the underlying collateral, but not legal title. Effective January 1, 1996, the Bank also adopted SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. SFAS No. 114 is applicable to all loans that are identified for evaluation of impairment, except for, among other, large groups of smaller-balance homogenous loans, such as residential mortgage loans and consumer installment loans, that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or fair value.

                An insignificant payment delay, which is defined by the Bank as up to 90 days, will not cause a loan to be classified as impaired. In addition, a loan is not considered impaired when payments are delayed but the Bank expects to collect all amounts due, including accrued interest for the period of delay. All loans identified as impaired are evaluated independently. The Bank does not aggregate impaired loans for evaluation purposes.

                Payments received on impaired loans are applied first to accrued interest, if any, and then to principal.

            H.  Banking House and Equipment
                Land is carried at cost. Banking house, furniture, fixtures and equipment are stated at cost, less depreciation. Depreciation is calculated using the straight-line method based upon the estimated life of the related assets.

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS



    NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

            I.  Investments in Real Estate (Real Estate Owned)
                Real estate investments include properties acquired through legal foreclosure and the properties secured by loans classified as in-substance foreclosures. These properties are initially recorded at the lower of cost or the fair value of the property less estimated selling cost. Any resulting write-downs are charged to the allowance for loan losses. Thereafter, these properties are carried at the lower of cost or estimated fair value less estimated selling cost, with any adjustments recorded in a valuation allowance. There are no investments in real estate on the books of the Bank at December 31, 1996, September 30, 1996 and 1995.

            J.  Income Taxes
                In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect of deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

                Effective September 30, 1994, the Bank implemented Statement No. 109 with no material effects to the financial condition. The Bank did not need to report any cumulative effect concerning this change in the method of accounting.

            K.  Reclassifications
                Amounts in the prior periods' financial statements are reclassified whenever necessary to conform to current period presentations.

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS

    NOTE 2. INVESTMENT SECURITIES - HELD TO MATURITY.

             As a result of the Board of Trustees resolution dated December 14, 1995, the Bank has no investment securities held to maturity at December 31, 1996 or September 30, 1996. A summary comparison of securities held to maturity by type as of September 30, 1995 is as follows:

                                                September 30, 1995
                                                ------------------
                                                  Gross        Gross        Estimated
                                               Unrealized    Unrealized       Fair
          Description             Cost            Gains        Losses         Value
          -----------         -----------      ----------    ----------   ---------
   United States Treasury     $ 5,833,552      $      561    $   33,214   $ 5,800,899
   United States Government
    Agencies                    2,933,346          31,545             0     2,964,891
   Corporate Debt
   Obligations                 13,963,912          45,417        75,451    13,933,878
   Other                        1,018,631           2,433        10,103     1,010,961
                              -----------      ----------    ----------   -----------
                              $23,749,441      $   79,956    $  118,768   $23,710,629
                              ===========      ==========    ==========   ===========


            On the basis of estimated market values at September 30, 1995, there is a net depreciation of $38,812 in investment securities.

            The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1995, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         September 30, 1995
                                                         ------------------
                                                     Amortized       Approximate
                                                       Cost          Fair Value
                                                    -----------     -----------
            Due within one year                     $ 9,469,074     $ 9,666,468
            Due one year to five years               14,280,367      14,044,161
                                                    -----------     -----------
                                                    $23,749,441     $23,710,629
                                                    ===========     ===========

    NOTE 3. INVESTMENT SECURITIES - AVAILABLE FOR SALE.

            A summary comparison of securities available for sale as of December 31, 1996, September 30, 1996 and 1995 is as follows:


                                          December 31, 1996 (Unaudited)
                              -----------------------------------------------------
                                Carrying        Gross        Gross       Estimated
                                  Value       Unrealized   Unrealized      Fair
          Description            (Cost)         Gains        Losses        Value
          -----------         -----------    -----------   ----------    ---------
   United States Treasury     $ 3,012,178    $    10,741   $       99   $ 3,022,820
   United States Government
     Agencies                   2,972,372         42,243            0     3,014,615
   Corporate Debt Obligations  11,569,417         87,105        6,828    11,649,694
   Other Debt Obligations         505,473            128            0       505,601
   Equity Securities            2,601,119        222,037            0     2,823,156
                              -----------    -----------   -----------  -----------
                              $20,660,559    $   362,254   $    6,927   $21,015,886
                              ===========    ===========   ==========   ===========

                                      F-14

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS


    NOTE 3. INVESTMENT SECURITIES - AVAILABLE FOR SALE.  (Continued)


                                                September 30, 1996
                                                ------------------
                                Carrying         Gross        Gross        Estimated
                                  Value       Unrealized    Unrealized       Fair
          Description            (Cost)         Gains         Losses         Value
          -----------         -----------     ----------    ----------   ---------
   United States Treasury     $ 4,717,714     $    4,808    $    8,335   $ 4,714,187
   United States Government
     Agencies                   2,967,353         18,507         2,120     2,983,740
   Corporate Debt Obligations  12,042,427         47,229        14,750    12,074,906
   Other Debt Obligations         506,046          1,451         2,937       504,560
   Equity Securities            2,601,119        202,196             0     2,803,315
                              -----------     ----------    ----------   -----------
                              $22,834,659     $  274,191    $   28,142   $23,080,708
                              ===========     ==========    ==========   ===========


                                                September 30, 1995
                                                ------------------
                                Carrying         Gross        Gross        Estimated
                                  Value       Unrealized    Unrealized       Fair
          Description            (Cost)          Gains        Losses         Value
          -----------         -----------    -----------    ----------   ---------
   United States Treasury     $ 2,050,796    $     4,366    $    1,332   $ 2,053,830
   Corporate Equity Securities  1,956,584        116,697        32,872     2,040,409
                              -----------    -----------    ----------   -----------
                              $ 4,007,380    $   121,063    $   34,204   $ 4,094,239
                              ===========    ===========    ==========   ===========



            The amortized cost and approximate fair value of securities available for sale at December 31, 1996, September 30, 1996 and 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        (Unaudited)
                                                     December 31, 1996
                                                     -----------------
                                                Amortized       Approximate
                                                   Cost          Fair Value
                                                -----------     -----------
            Due within one year                 $ 6,279,294     $ 6,294,723
            Due one year to five years           11,780,146      11,898,007
            Due over five years                   2,601,119       2,823,156
                                                -----------     -----------
                Total                           $20,660,559     $21,015,886
                                                ===========     ===========

                                                     September 30, 1996
                                                     ------------------
                                                Amortized       Approximate
                                                   Cost          Fair Value
                                                -----------     -----------
            Due within one year                 $ 8,796,071     $ 8,793,412
            Due one year to five years           11,437,469      11,483,981
            Due over five years                   2,601,119       2,803,315
                                                -----------     -----------
                Total                           $22,834,659     $23,080,708
                                                ===========     ===========

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS

    NOTE 3. INVESTMENT SECURITIES - AVAILABLE FOR SALE.  (Continued)

                                                       September 30, 1995
                                                       ------------------
                                                  Amortized       Approximate
                                                     Cost          Fair Value
                                                  -----------     -----------
            Due within one year                   $   506,525     $   506,015
            Due one year to five years              1,544,271       1,547,815
            Due over five years                     1,956,584       2,040,409
                                                  -----------     -----------
                Total                             $ 4,007,380     $ 4,094,239
                                                  ===========     ===========

            Proceeds from the sale of securities available for sale were approximately $700 thousand and $1 million during the years ended September 30, 1996 and 1995 respectively, which resulted in gross realized gains of approximately $120 thousand and $14 thousand, respectively and gross realized losses of approximately $5 thousand and $0 thousand, respectively. There were no sales of securities available for sale during the three months ended December 31, 1996 and 1995, respectively.

    NOTE 4. FEDERAL HOME LOAN BANK STOCK.

            As a member of the Federal Home Loan Bank ("FHLB") system, the Bank is required to maintain a minimum investment in FHLB stock. The current investment exceeds (unaudited) the required level at December 31, 1996. Any excess may be redeemed by the Bank or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock. The Bank has $598,900 invested in FHLB stock at December 31, 1996, which is included in Equity Securities in Note 3.

    NOTE 5. MORTGAGE BACKED SECURITIES - HELD TO MATURITY.

            Mortgage backed securities held to maturity at December 31, 1996, September 30, 1996 and 1995, consists of Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA) and are summarized as follows:

                                             December 31, 1996 (Unaudited)
                                             -----------------------------
                                                    Gross       Gross      Estimated
                                    Amortized    Unrealized   Unrealized  Fair Market
                                      Cost          Gains       Losses       Value
                                    ---------    ----------   ----------  -----------
             Mortgage Backed
             Securities            $6,173,152      $128,653    $  49,404   $6,252,401
                                   ==========      ========     ========   ==========

                                                     September 30, 1996
                                             -----------------------------
                                                    Gross      Gross       Estimated
                                    Amortized    Unrealized  Unrealized   Fair Market
                                      Cost          Gains      Losses        Value
                                    ---------    ----------   ----------  -----------
             Mortgage Backed
             Securities            $6,473,727      $84,082     $ 28,599   $6,529,210
                                   ==========      =======     ========   ==========


                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS





    NOTE 5. MORTGAGE BACKED SECURITIES - HELD TO MATURITY (Continued).


                                                     September 30, 1995
                                                     ------------------
                                                     Gross        Gross      Estimated
                                     Amortized    Unrealized    Unrealized  Fair Market
                                       Cost          Gains        Losses        Value
                                     ---------    ----------    ----------  -----------
             Mortgage Backed
             Securities            $ 4,403,974    $ 114,581   $    26,336   $ 4,492,219
                                   ===========    =========    ==========   ===========


            The amortized cost and approximate fair market value of mortgage backed securities at December 31, 1996, September 30, 1996 and 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           (Unaudited)
                                                        December 31, 1996
                                                        -----------------
                                                   Amortized       Approximate
                                                      Cost          Fair Value
                                                   ---------       -----------
            Due within one year                    $         0     $         0
            Due one year to five years               2,873,553       2,843,401
            Due five to ten years                      781,121         792,000
            Due after ten years                      2,518,478       2,617,000
                                                   -----------     -----------
                Total                              $ 6,173,152     $ 6,252,401
                                                   ===========     ===========

                                                       September 30, 1996
                                                       ------------------
                                                   Amortized       Approximate
                                                      Cost          Fair Value
                                                   ---------       -----------

            Due within one year                    $    24,098     $    29,582
            Due one year to five years               2,987,645       2,928,628
            Due five to ten years                      798,074         800,000
            Due after ten years                      2,663,910       2,771,000
                                                   -----------     -----------
                Total                              $ 6,473,727     $ 6,529,210
                                                   ===========     ===========

                                                        September 30, 1995
                                                        ------------------
                                                   Amortized       Approximate
                                                      Cost          Fair Value
                                                   ---------       -----------
            Due within one year                    $         0     $         0
            Due one year to five years               2,195,603       1,751,965
            Due five to ten years                    1,347,158       1,347,666
            Due after ten years                        861,213       1,392,588
                                                   -----------     -----------
                Total                              $ 4,403,974     $ 4,492,219
                                                   ===========     ===========I

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS

    NOTE 6. LOANS RECEIVABLE, NET.

            Loans receivable are summarized as follows:

                                             (Unaudited)
                                             December 31,   September 30,   September 30,
                                                 1996           1996             1995
                                             ------------     -----------   -----------
     Loans Secured by Real Estate
     ----------------------------
     One to four family residential          $ 53,782,067     $51,380,248   $49,903,937
     Commercial real estate                     4,344,464       4,456,876     5,125,311
     Home equity line of credit loans           2,219,274       2,196,588     2,122,015
                                             ------------     -----------   -----------
        Total Loans Secured by Real Estate     60,345,805      58,033,712    57,151,263
                                             ------------     -----------   -----------
     Other Loans
     -----------
     Loans on savings accounts                    144,066         148,156       209,486
     Property improvement loans                    84,608         103,253       100,360
     Education loans                                    0               0           954
     Commercial loans                              14,980          14,980        20,114
     Consumer and other loans                     577,829         571,715       567,634
                                             ------------     -----------   -----------
        Total Other Loans                         821,483         838,104       898,548
                                             ------------     -----------   -----------
        Total Loans Receivable                 61,167,288      58,871,816    58,049,811
     Less:
        Deferred loan fees                         20,835          22,258        15,831
        Allowance for losses-loans                133,119         123,015       114,569
                                             ------------     -----------   -----------
        Loans Receivable, Net                $ 61,013,334     $58,726,543   $57,919,411
                                             ============     ===========   ===========


            The Bank entered into an agreement with the Federal National Mortgage Association to sell on a loan-by-loan basis, the current fixed rate mortgage loan originations with the Bank retaining the servicing for such loans. The Bank sold no loans during the three months ended December 31, 1996 and the year ended September 30, 1996 and 1995. As a result of sales in prior years, loans which are serviced by the Bank, which are not included in the statement of condition, were $7,272,578 at December 31, 1996, $7,350,208 at
            September 30, 1996 and $7,977,643 at September 30, 1995.

    NOTE 7. ALLOWANCE FOR LOAN LOSSES.

            Activity in the allowance for loan losses for the three months ended December 31, 1996 and 1995 and the years ended September 30, 1996, 1995 and 1994 are summarized as follows:

                                    (Unaudited)
                                Three Months Ended               Years Ended
                                   December 31,                  September 30,
                              ---------------------    -----------------------
                                 1996        1995          1996       1995        1994
                              ---------  ----------    ----------  ----------   ------
  Balance at Beginning
    of Year                   $ 123,015  $  114,569    $ 114,569   $ 106,241    $  91,470
  Provision charged to
    operations                        0      13,500       23,500      29,000       25,000
  Loans charged off
    Real estate                       0           0            0           0            0
    Other loans                       0      (2,333)     (17,962)    (22,289)     (13,779)
  Recoveries
    Real estate                       0           0            0           0            0
    Other loans                  10,104         659        2,908       1,617        3,550
                              ---------  ----------    ----------  ---------    ---------
  Balance at end of period    $ 133,119  $  126,395    $ 123,015   $ 114,569    $ 106,241
                              =========  ==========    ==========  =========    =========


                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS


    NOTE 7. ALLOWANCE FOR LOAN LOSSES.  (Continued)

            The following table sets forth information with regard to non-performing loans:

                                                 (Unaudited)
                                                 December 31,         September 30,
                                                     1996           1996         1995
                                                 ----------    -----------    -----------
            Loans in non-accrual status            $     0       $ 15,526      $ 157,421
                                                   =======       ========      =========

            There were no troubled debt restructurings at December 31, 1996, September 30, 1996, or 1995.

            Accumulated interest on non-accrual loans, as shown above, collected and recognized as interest income for the three months December 31, 1996 and 1995, and the years ended September 30, 1996, 1995 and 1994, was not material to equity or total interest income.

    NOTE 8. BANKING HOUSE AND EQUIPMENT.

            Banking House and equipment at December 31, 1996, September 30, 1996 and 1995 are summarized by major classification as follows:

                                                 (Unaudited)
                                                 December 31,         September 30,
                                                    1996           1996          1995
                                                 ----------    -----------    -----------
            Land                                 $1,111,997     $1,111,997    $1,111,997
            Buildings and improvements              891,058        901,769       946,576
            Furniture, fixtures and equipment       223,540        247,690       267,193
                                                 ----------     ----------    ----------
              Banking House and Equipment, Net   $2,226,595     $2,261,456    $2,325,766
                                                 ==========     ==========    ==========

            The Bank records depreciation expense directly against the cost of the related asset and does not utilize an accumulated depreciation account. Amounts charged to depreciation expense were $38,060 for the three months ended December 31, 1996, and $142,406 and $141,884 for the years ended September 30, 1996 and 1995, respectively.

    NOTE 9. ACCRUED INTEREST RECEIVABLE.

            A summary of accrued interest receivable as of December 31, 1996, September 30, 1996 and 1995 is as follows:

                                                (Unaudited)
                                                December 31,          September 30,
                                                    1996           1996            1995
                                                 ----------    -----------    -----------

            Securities available for sale        $ 298,719      $ 326,364       $ 48,229
            Investment securities held to
              maturity                                   0              0        429,851
            Loans receivable                       348,662        338,454        324,998
                                                 ---------      ---------       --------
            Total Accrued Interest Receivable    $ 647,381      $ 664,818       $803,078
                                                 =========      =========       ========

                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS

   NOTE 10. SAVINGS DEPOSITS.

            Savings deposits are summarized as follows:

                             (Unaudited)
                          December 31, 1996   September 30, 1996    September 30, 1995
                          -----------------   ------------------    ------------------
         Type of           No. of              No. of                No. of
         Accounts         Accounts  Amount    Accounts   Amount     Accounts   Amount
         --------         --------  ------    --------   ------     --------   ------

    Regular savings         5286  $26,134,273   5304  $26,804,675     5886  $27,198,034
    Certificates of deposit 2442   37,959,268   2476   38,337,637     2725   43,035,042
    Demand                  3875   18,489,778   3915   18,299,519     3945   17,859,625
                            -----------------------------------------------------------
                           11603  $82,583,319  11695  $83,441,831    12556  $88,092,701
                           =====  ===========  =====  ===========    =====  ===========

           The approximate amount of contractual maturities of certificate of deposit accounts for the twelve month periods subsequent to December 31, 1996, are as follows:

              Twelve month periods ended December 31,
              ---------------------------------------
                             1997                                $ 32,937,233
                             1998                                   3,607,024
                             1999                                     942,007
                             2000                                     453,003
                             2001                                      20,001
                                                                 ------------
                                                                 $ 37,959,268
                                                                 ============

            The approximate amount of contractual maturities of certificate of deposit accounts for the twelve month periods subsequent to September 30, 1996, are as follows:

              Twelve month periods ended September 30,
              ----------------------------------------
                             1997                                $ 33,298,554
                             1998                                   3,682,061
                             1999                                     733,012
                             2000                                     612,010
                             2001                                      12,000
                                                                 ------------
                                                                 $ 38,337,637
                                                                 ============

            The approximate amount of contractual maturities of certificate of deposit accounts for the twelve month periods subsequent to September 30, 1995, are as follows:

              Twelve month periods ended September 30,
              ----------------------------------------
                             1996                                $ 36,915,042
                             1997                                   4,163,000
                             1998                                     804,000
                             1999                                     593,000
                             2000                                     560,000
                                                                 ------------
                                                                 $ 43,035,042
                                                                 ============

            At December 31, 1996, September 30, 1996 and 1995, the aggregate of time deposit accounts with balances equal to or in excess of $100,000 was approximately $1.7 million, $1.5 million and $2.5 million, respectively. Deposits in excess of $100,000 are not Federally insured.

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS

   NOTE 10. SAVINGS DEPOSITS.  (Continued)

            Interest expense on deposits for the three months ended December 31, 1996 and 1995, and the years ended September 30, 1996, 1995, and 1994 is summarized as follows:

                                   (Unaudited)
                                Three Months Ended              Years Ended
                                   December 31,                 September 30,
                                ------------------              -----------
                                  1996        1995        1996       1995         1994
                                  ----        ----        ----       ----         ----
       Regular savings          $196,042    $201,917  $  814,000  $  886,756   $1,036,739
       Certificates of deposit   466,581     601,273   2,126,326   1,883,494    1,152,489
       Demand                    101,538     109,873     421,133     486,612      495,135
       Escrow                         19           0       3,107       3,404        1,504
                                --------    --------  ----------  ----------   ----------
                                $764,180    $913,063  $3,364,566  $3,260,266   $2,685,867
                                ========    ========  ==========  ==========   ==========

   NOTE 11. BORROWED FUNDS.

            As of December 31, 1996, the Bank has a line of credit in the amount of $4,900,600 from the Federal Home Loan Bank. The Bank has used $1,000,000 of this line of credit. Interest paid on these borrowed funds for the three months ended December 31, 1996 was approximately $16,000.

            Borrowed funds at September 30, 1995, are $1,000,000 related to a repurchase agreement with Nationar. The interest paid on the reverse repurchase agreement through September 30, 1995 was approximately $22,000. Interest was not accrued on this debt after the New York State Banking Department seized the operations of Nationar on February 6, 1995. The Bank also paid interest on line of credit advances during 1995 which totaled $6,443.

            In addition, at September 30, 1996, the Bank recognized $38,700 of interest expense representing interest allocable to fiscal 1995 related to a repurchase agreement with Nationar. When the assets of Nationar were frozen, the Bank believed that it would be permitted to offset the repurchase agreement, against its frozen deposit accounts at Nationar so no interest cost should be accrued on the repurchase agreement. However, when the Superintendent made his first distribution to the Bank on account of its Nationar claim in fiscal 1996, the Bank was charged $82,900 for interest on the repurchase agreement, of which $38,700 was on account of interest during fiscal year 1995.

   NOTE 12. EMPLOYEE BENEFITS.

            Retirement Plans:

            A.  Pension Plan

            The Bank has a non-contributory defined benefit pension plan covering substantially all of its employees. Current and past service pension costs are funded as accrued. The Bank has recorded pension expense for this period in accordance with SFAS #87.

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS


   NOTE 12. EMPLOYEE BENEFITS.  (Continued)

            A.  Pension Plan  (Continued)

            The following table sets forth the plan's funded status and amounts recognized in the Bank's statement of financial condition as of December 31, 1996 and December 31, 1995. (The plan's funded status as of September 30, 1996 and 1995 were not available.)



                                                           December 31,     December 31,
                                                              1996              1995
                                                           ------------     ------------
            Actuarial present value of benefit
              obligations:
              Accumulated benefit obligation             $ 1,966,800.00   $ 1,846,829.00
                                                         ==============   ==============

            Projected benefit obligation for service
              rendered to date                           $(2,553,400.00)  $(2,397,727.00)
            Plan assets at fair value                      2,928,200.00     2,496,122.00
                                                         --------------   --------------

            Plan assets in excess of projected benefit       374,800.00        98,395.00

            Amount contributed during fourth quarter          22,700.00        38,722.00

            Unrecognized net (gain) loss from past
              experience different from that assumed
              and effects of changes in assumptions          (46,500.00)      209,288.00

            Prior service cost not yet recognized in
              net periodic pension cost                       19,500.00        23,430.00

            Unrecognized net asset being
              recognized over 11.81 years                    (70,200.00)      (87,345.00)
                                                         --------------   --------------

           (Accrued) prepaid pension cost                $   300,300.00   $   282,490.00
                                                         ==============   ==============

            Net pension cost for 1996 and 1995 included the following
              components:


                                                           December 31,     December 31,
                                                              1996              1995
                                                         --------------   ----------
              Service cost - benefits earned during
                the period                               $   109,482.00   $    99,791.00
              Interest cost on projected benefit
                obligation                                   177,770.00       161,901.00
              Actual return on plan assets                  (364,532.00)     (430,730.00)
              Amortization of unrecognized transition
                asset                                        (17,159.00)      (17,159.00)
              Amortization of unrecognized loss                    0.00         9,342.00
              Amortization of past service liability           3,965.00         3,965.00
              Amortization of deferred investment loss
                liability                                    163,474.00       270,046.00
                                                         --------------   --------------
              Net Pension Expense                        $    73,000.00   $    97,156.00
                                                         ==============   ==============


                               GOSHEN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS

   NOTE 12. EMPLOYEE BENEFITS.  (Continued)

            A.  Pension Plan  (Continued)

            The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefits obligation for both years were 7.0 percent and 5.5 percent respectively. The expected long-term rate of return on assets was 8.0 percent.

            The pension expense was $73,000 and $97,156 for the years ended December 31, 1996 and 1995 respectively.

            B.  Profit Sharing Plan

            On May 1, 1993, the Bank placed in effect a profit sharing trust retirement plan (a defined contribution plan) which covers all eligible employees and includes an employees' thrift savings plan established under the provisions of Internal Revenue Code Section 401(k). Profit sharing contributions will be made as a matching of the employees voluntary before-tax contributions up to a maximum of three percent of the individual employees' salary. The employer may, from time to time, change the plan to provide for a different matching contribution. Employees will be notified of any change made. The Bank's contributions to the profit sharing retirement plan amounted to $6,065 and $5,716 for the three months ended December 31, 1996 and 1995, respectively and $28,295 and $27,185 for the fiscal years ended September 30, 1996 and 1995, respectively.

            The Bank has every intention of continuing to offer the plan to all eligible employees. However, the Bank reserves the right to change, amend, modify, or even terminate the plan, if necessary. Termination of the plan is unlikely, but should it happen, the eligible employees will receive the full value of their plan accounts.

            C.  Other Retirement Benefits

            In addition to pension benefits, the Bank provides certain health care and life insurance benefits for retired employees and their spouses. Employees will become eligible for these benefits if they reach normal retirement age (60) and have worked for the Bank for 23 years.

            SFAS No. 106, issued in December 1990, requires that the cost of postretirement benefits other than pensions be recognized on an accrual basis as employees perform services to earn the benefits. This is a significant change from the prevalent current practice of accounting for these benefits on a pay-as-you-go (cash) basis. The cumulative postretirement benefit obligation (APBO) at the date of adoption (the "transition obligation") may be recognized in income as the cumulative effect of an accounting change in the period of adoption or over future periods as a component of the postretirement benefit cost. During the year ended September 30, 1995, the Bank adopted SFAS No. 106. At the adoption date, the transition obligation amounted to $655,750. The Bank recorded this charge to earnings as the cumulative effect of an accounting change, net of related taxes $262,000.

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS

   NOTE 12. EMPLOYEE BENEFITS.  (Continued)

            C.  Other Retirement Benefits  (Continued)

            The following is a reconciliation of the funded status of the plan at December 31, 1996 and 1995:

                                                    December 31, 1996   December 31, 1995
                                                    -----------------   -----------------
  Accumulated Postretirement Benefit Obligation

    Retirees                                           $  262,100         $   280,317
    Active employees fully eligible for benefits          202,300             193,188
    Other active employees                                495,200             457,874
                                                       ----------         -----------
         Total                                            959,600             931,379

    Unrecognized gain (loss)                             (177,900)           (224,451)
    Fair value of plan assets                                   0                   0
                                                       ----------         -----------
    Accrued postretirement benefits                    $  781,700         $   706,928
                                                       ==========         ===========


    The components of the net periodic postretirement benefit cost for 1996 and 1995 are as follows:

                                                    December 31, 1996   December 31, 1995
                                                    -----------------   -----------------

    Service cost                                       $   24,300         $    24,260
    Interest cost                                          74,900              70,450
    Amortization of unrecognized gain (loss)                8,300              13,237
                                                       ----------         -----------
    Postretirement benefit cost                        $  107,500         $   107,947
                                                       ==========         ===========

            A discount rate of 7.75%, an annual rate of salary increases of 6.5% and a 9.5% increase in the assumed health care costs reducing linearly to 5.5% in the year 2005, were used to determine the APBO at December 31, 1996 and a discount rate of 8.25%, an annual rate of salary increases of 6.5% and a 10% increase in the assumed health care costs reducing linearly to 5.5% in the year 2005, were used to determine the APBO at December 31, 1995.

   NOTE 13. INCOME TAXES.

            The following is a summary of the components of income tax expense for the three months ended December 31, 1996 and 1995, and the years ended September 30, 1995 and 1994:

            The components of income tax expense as of September 30, 1996, are as follows:

                                   (Unaudited)
                                Three Months Ended               Years Ended
                                   December 31,                  September 30,
                              ----------------------    ----------------------
                                 1996        1995          1996       1995        1994
                              ----------   ---------    ---------  ----------  -------
  Current tax:
    Expense                   $ 204,000    $ 66,500     $ 395,000  $ 209,000   $ 167,000

  Deferred tax (benefit):
    Expense                     (79,400)     (3,500)      (43,600)  (225,000)    134,000
                              ---------    --------     ---------  ---------   ---------
      Income tax expense      $ 124,600    $ 63,000     $ 351,400  $ (16,000)  $ 301,000
                              =========    ========     =========  =========   =========

                                      F-24

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS




   NOTE 13. INCOME TAXES.  (Continued)

            Income tax expense for financial reporting purposes is less than the amount computed by applying the statutory federal income tax rate of 34% to income taxes for the reasons noted in the table below:

                                   (Unaudited)
                                Three Months Ended               Years Ended
                                   December 31,                  September 30,
                              ----------------------    ----------------------
                                 1996        1995          1996       1995        1994
                              ----------   ---------    ---------  ----------  -------
  Expense at statutory
    federal tax rate          $ 142,800    $ 54,800     $ 309,000  $ (28,600)  $ 208,000
  Tax-exempt income                (850)       (850)       (1,700)    (1,700)     (1,700)
  State income taxes, net
    of federal tax benefit       29,200      11,200        60,400     (5,600)     42,500
  Other, net                    (46,550)     (2,150)      (16,300)    19,900      52,200
                              ---------    --------     ---------  ---------   ---------
      Income tax expense      $ 124,600    $ 63,000     $ 351,400  $ (16,000)  $ 301,000
                              =========    ========     =========  =========   =========
  Effective tax rate              29.7%       39.1%         38.6%     (19.0%)      49.2%


            The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996, September 30, 1996 and 1995 are as follows:

                                                December 31,           September 30,
                                                  1995            1995             1994
                                                ---------       ---------       ---------
  Deferred tax assets:
    Postretirement employee benefits            $ 322,500       $ 313,800       $ 262,000
    Allowance for loan losses                      54,500          50,400          46,900
    Mark to market securities tax                  90,900          82,800          34,600
    Other                                          23,900          24,500          51,000
                                                ---------       ---------       ---------
        Total deferred tax assets                 491,800         471,500         394,500
                                                ---------       ---------       ---------

  Deferred tax liabilities:
    Depreciation                                   67,600          87,500         101,200
    Prepaid pension costs                         123,000         121,300          92,700
    Tax bad debt reserve over the base year       114,200         155,100         136,600
                                                ---------       ---------       ---------

    Total deferred tax liabilities                304,800         363,900         330,500
                                                ---------       ---------       ---------
    Net deferred tax asset (liability)
      at the end of period                        187,000         107,600          64,000
    Net deferred tax asset (liability)
      at the beginning of period                  107,600          64,000        (289,000)
                                                ---------       ---------       ---------
    Deferred tax benefit for the period         $ (79,400)      $ (43,600)      $(225,000)
                                                =========       =========       =========


                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS





   NOTE 13. INCOME TAXES.  (Continued)

            In addition to the deferred tax amounts described above, the Bank also had a deferred tax liability of approximately $148 thousand, $103 thousand and $36 thousand at December 31, 1996, September 30, 1996 and September 30, 1995, respectfully related to the net unrealized gain on securities available for sale.

            As a qualifying thrift institution under IRS guidelines, the Bank is allowed a special bad debt deduction which has not been subject to deferred taxes through December 31, 1987 in accordance with SFAS No.
            109. Accordingly, no deferred tax liability has been recorded for the tax bad debt reserve at December 31, 1987. This reserve, along with the "supplemental" reserve was approximately $921 thousand at December 31, 1987, will not be subject to tax as long as the Bank continues to qualify as a thrift for IRS purposes.

   NOTE 14. NATIONAR LIQUIDATION.

            At the close of business, February 6, 1995, the Superintendent of Banks of the State of New York took possession of Nationar. Nationar is a bank wholly-owned by Savings Banks in New York State and is regulated by the New York State Banking Department. Nationar provides banks with item processing, deposit accounts, securities safekeeping, trust services, credit, cash and investment management services.


            Goshen Savings Bank at September 30, 1995, had recorded a provision for losses in the amount of $278,623. The provision is allocated as $232,223 netted against the demand account balance and $46,400 against Nationar debentures and stock. The liquidation of Nationar by the New York State Banking Department has reflected that the losses were less than originally anticipated and the Bank was able to reverse the provision for losses on Nationar accounts by the amount of $232,223 during the year ended September 30, 1996.


   NOTE 15. COMMITMENTS AND CONTINGENCIES.

            The Bank is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS


   NOTE 15. COMMITMENTS AND CONTINGENCIES.  (Continued)

            The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

            Unless otherwise noted, the Bank does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

            A.  Commitments Pending

            Contract amounts of financial instruments that represent credit risk are as follows:

                                       (Unaudited)     (Unaudited)      (Unaudited)
                                       December 30,   September 30,    September 30,
              Commitments Pending          1996            1996             1995
              -------------------      ------------   -------------    ---------
              Mortgage Loans            $ 2,195,700    $ 2,525,875      $   702,490
              Equity Line of Credit:
                Available Draw            1,196,962      1,104,587        1,156,083
              Overdraft Checking            180,358        176,823          168,993
                                        -----------    -----------      -----------
                                        $ 3,573,020    $ 3,807,285      $ 2,027,566
                                        ===========    ===========      ===========

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, required by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial property.

            B.  Environmental Contingency

            Subsequent to the audit date of September 30, 1996, the Bank determined that there were underground oil tanks on the Village of Goshen property that had contaminated the soil on the Bank's property. This resulted in the Bank, with the assistance of the Village, to properly plan for the removal of both the tanks and the contaminated soil to correct this environmental problem. At December 31, 1996, time, the cost for this cleanup was not available, however, the Bank does not anticipate this to be material.

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS

   NOTE 16. BANK INSURANCE FUND.

            The Bank is a member of the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC), and the Bank pays all of its deposit insurance assessments to the BIF of the FDIC.

            For the first three quarters of 1995, BIF member institutions paid deposit insurance premiums based on a schedule ranging from $0.23 to $0.31 per $100.00 of deposits. Applicable law requires that the BIF be recapitalized to a ratio of 1.25% of reserves to deposits.

            In August 1995, the FDIC, in anticipation of the BIF's imminent achievement of the 1.25% reserve ratio, reduced the deposit insurance premium rates paid by BIF insured banks from a range of $0.23 to $0.31 per $100.00 of deposits to a range of $0.04 to $0.31 per $100.00 of deposits. The new rate schedule for the BIF was made effective June 1, 1995. The FDIC refunded to BIF insured institutions the premium they had paid for the period beginning on June 1, 1995, and the Bank received a refund in the amount of $53,716. The refunded premium amount was recorded as an offset to the FDIC assessment expense. For the three months ended December 31, 1996 and 1995, the net FDIC assessment expense amounted to $0 and $8,708, respectively and for the years ended September 30, 1996, 1995, and 1994, net FDIC assessment expense amounted to $10,708, $142,402 and $200,194, respectively.

   NOTE 17. INSURANCE OF ACCOUNTS AND REGULATORY CAPITAL.

            FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

            The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order are "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized". Institutions categorized as"undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator, the New York State Banking Department or by the Federal Deposit Insurance Corporation (FDIC), including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized", it must generally be placed in receivership or conservatorship within 90 days.

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS

   NOTE 17.  INSURANCE OF ACCOUNTS AND REGULATORY CAPITAL.  (Continued)

             FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

             Current regulations require savings institutions to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 4% core/ leverage capital ratio, a minimum 4% tier 1 risk-based ratio, and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized". An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

             At December 31, 1996, the Bank complied with all the capital requirements described above as shown below:

                                  Unaudited - Regulatory
                                  ----------------------
                                                 Core/          Tier I         Total
                   GAAP          Tangible       Leverage      Risk Based     Risk Based
                  Capital         Capital        Capital        Capital       Capital
                  -------         -------        -------        -------       -------
 Per GAAP       $12,106,192    $12,106,192    $12,106,192    $12,106,192    $12,106,192
                ===========    ===========    ===========    ===========    ===========

 Supplemental Capital Items:

 General valuation
   allowance                             0              0              0        133,119

 Unrealized (gains) on
  securities available
  for sale                        (207,155)      (207,155)      (207,155)      (207,155)
                               -----------    -----------    -----------    -----------

 Regulatory Capital            $11,899,037    $11,899,037    $11,899,037    $12,032,156
                               ===========    ===========    ===========    ===========

 Total Assets  $96,966,433
               ===========

 Adjusted Total Assets         $96,759,278    $96,759,278
                               ===========    ===========

 Risk Weighted Assets                                        $55,067,000    $55,067,000
                                                             ===========    ===========
 Capital Ratio                      12.30%        12.30%          21.61%         21.85%
                                    =====         =====           =====          =====

 Regulatory Capital Categories
 Well Capitalized if Equal
  to or Greater Than                                               6.0%
                                                                   ===

 Adequately Capitalized if Equal
  to or Greater Than                 1.5%
                                     ===
 Undercapitalized if Less Than                     4.0%                            8.0%
                                                   ===                             ===

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS





   NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS.

             SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Bank to disclose estimated fair values for its financial instruments. Whenever possible, quoted market prices are used to estimate the fair value of a financial instrument. An active market does not exist, however, for many financial instruments. As a result, fair value estimates are made, as of a specific date, based on judgments regarding future expected cash flows, current economic conditions, risk factors and other characteristics of the financial instrument. These estimates are subjective in nature and involve uncertainties. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are made as of a specific date, they are susceptible to material changes in the near future. The information presented is based on pertinent information available to management as of each period presented. Although management is not aware of any factors, other than changes in interest rates, that would significantly affect the estimated fair values, the current estimated value of these instruments may have changed significantly since that point in time.

             While these estimated fair value amounts are designed to represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties (excluding the value of customer relationships), many of the Bank's financial instruments lack an available trading market as characterized by willing parties engaged in an exchange transaction. In addition, it is the Bank's intent to hold most of its financial instruments to maturity, therefore, it is not probable that the fair values shown will be realized in a current transaction. The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers are not reflected. The value of these items is significant.

             The following describes the methodology and assumptions used to estimate fair value of financial instruments required by SFAS 107.

             Cash and short-term investments. Cash and short-term investments are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value.

             Securities. The estimated fair values of securities by type are provided in Note 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS




   NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS.  (Continued)

             Mortgage-backed Securities
             The fair value of mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

             Loans. The Bank's management has determined that the carrying amounts of the loan portfolio approximates the estimated fair value. Quoted market prices are not available for the loan portfolio. The cost of determining the fair values of the loan portfolio would be excessive.

             Deposits. Under SFAS 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are significant. Quoted market prices are not available for fixed rate time deposits. The estimated fair value of these financial instruments has not been determined through an independent valuation because the cost to do so would be excessive. Management feels that the carrying amount of fixed rate deposits are reasonable estimates of the fair values of these financial instruments.

             The following is a summary of the carrying values and estimated fair values of the Bank's financial instruments at December 31, 1996 and September 30, 1996:

                                          (Unaudited)
                                       December 31, 1996         September 30, 1996
                                       -----------------         ------------------
                                     Carrying    Estimated    Carrying      Estimated
                                      Amount    Fair Value     Amount      Fair Value
                                      ------    ----------     ------      ----------

   Financial Assets:

     Cash and Cash Equivalents     $ 5,478,800  $ 5,478,800  $ 4,683,955  $ 4,683,955
     Securities Available
       for Sale                     21,015,886   21,015,886   23,080,708   23,080,708
     Mortgage Backed Securities -
       Held to Maturity              6,173,152    6,252,401    6,473,726    6,529,210
     Loans Receivable               61,013,334   61,013,334   58,726,543   58,726,543

     Financial Liabilities:

       Deposits                     82,583,319   82,583,319   83,441,831   83,441,831



                                    GOSHEN SAVINGS BANK
                               NOTES TO FINANCIAL STATEMENTS



   NOTE 19.  SUBSEQUENT EVENT - ADOPTION OF PLAN OF CONVERSION. (Unaudited)



             On February 6, 1997, the Board of Trustees of the Bank, subject to regulatory approval and approval by members of the Bank, unanimously adopted a Plan of Conversion to convert from a New York State chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a holding company. The transaction is expected to be accomplished through the conversion of the Bank's New York State charter to a federal charter and the sale of the holding company's common stock in an amount equal to the pro forma market value of the stock after giving effect to the conversion. A subscription offering of the sale of the holding company's common stock will be offered on a priority basis to the Bank's depositors and to a tax-qualified employee stock ownership plan. Any shares of the holding company's common stock not sold in the subscription offering are expected to be offered for sale to the general public. At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the date of the latest balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore a depositor's interest in the liquidation account. In the event of a complete liquidation, each depositor with an interest in the liquidation account will be entitled to receive a distribution in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

             Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS. For example, a thrift which is given one of the two highest examination ratings and has "capital" equal to its fully phased-in regulatory capital requirements could, after prior notice but without the prior approval of the OTS, make capital distributions in any year that would reduce by one-half the amount of its capital which exceeds its fully phased-in capital requirement, as adjusted to reflect net income to date during the year. Other thrifts would be subject to more stringent procedural and substantive requirements, the most restrictive being prior OTS approval of any capital distribution.

             Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. No conversion costs were incurred as of December 31, 1996.

No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by GSB Financial Corporation or Goshen Savings Bank. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of GSB Financial Corporation or Goshen Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary ..................................................................     4
Risk Factors .............................................................     9
Forward-Looking Statements ...............................................    13
Selected Financial Information ...........................................    14
Summary of Recent Developments............................................
GSB Financial Corporation ................................................    17
Goshen Savings Bank ......................................................    17
Regulatory Capital Compliance ............................................    19
Use of Proceeds ..........................................................    20
Dividend Policy ..........................................................    21
Market for the Common Stock ..............................................    21
Pro Forma Data ...........................................................    23
Capitalization ...........................................................    27
Goshen Savings Bank Statements of Income .................................    28
Management's Discussion and Analysis of Financial
 Condition and Results of Operations .....................................    30
Business of the Company ..................................................    48
Business of the Bank .....................................................    48
Regulation ...............................................................    68
Taxation .................................................................    75
Management of the Company ................................................    77
Management of the Bank ...................................................    78
The Conversion ...........................................................    88
Restrictions on Acquisition of the Company and the Bank ..................   101
Description of Capital Stock of the Company ..............................   106
Description of Capital Stock of the Bank .................................   107
Transfer Agent and Registrar .............................................   108
Experts ..................................................................   108
Legal and Tax Opinion ....................................................   108
Additional Information ...................................................   108
Index to Financial Statements ............................................   F-1

Until the later of _____________________, 1997, or 25 days after the commencement of the Subscription Offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                    1,955,000
                                     Shares



                                  GSB Financial
                                   Corporation




                                  Common Stock


                                   PROSPECTUS



                             Capital Resources, Inc.








                                  May ___, 1997

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

OTS application fee.............................................. $   8,400
OTS Charter Conversion application...............................     5,200
SEC registration fee(1)..........................................     6,813
NASD filing fee(1)...............................................     2,749
NASDAQ National Market Listing Fee(1)............................    11,242
Printing, postage and mailing....................................    58,000
Legal fees and expenses  ........................................   150,000
Financial advisor management fee and expenses....................   401,678
Accounting fees and expenses   ..................................   125,000
Appraiser's fees and expenses (including business plan)..........    30,000
Transfer agent and registrar fees and expenses...................     8,000
Conversion agent fees and expenses  .............................    30,000
Certificate printing.............................................     1,000
Underwriter's legal fees   ......................................    35,000
Blue Sky fees and expenses (including fees of counsel)...........     5,000
Miscellaneous....................................................    39,418
                                                                  ---------
TOTAL............................................................ $ 917,500

(1) Actual expenses based upon the registration of 2,248,250 shares at $10.00 per share. All other expenses are estimated.
(2) Estimated based upon the sale of 2,248,250 shares at $10.00 per share, with no commission payable on 8% of the shares purchased by the ESOP and $600,000 estimated to be purchased by directors, officers and employees.

Item 14. Indemnification of Directors and Officers.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 11 and 12 of the Registrant's Certificate of Incorporation provide as follows:

                                 "ARTICLE ELEVEN
                                 INDEMNIFICATION

"A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or, while a Director or Officer of the Corporation, is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

"B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

"C. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

"D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

"E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

"F. To the extent that any person who is or was or has agreed to become a Director or officer of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become a Director or Officer of the Corporation, or, while a Director or Officer of the Corporation, is or was serving or has agreed to serve as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person shall be indemnified against all costs, charges and expenses actually and reasonable incurred by such person or on such person's behalf in connection therewith. To the extent that any person who is or was or has agreed to become an employee or agent of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person may be indemnified against all costs, charges and expenses actually and reasonable incurred by such person or on such person's behalf in connection therewith.

"G. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

"H. If this Article or any portion shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each Director or officer, and may indemnify each employee or agent, of the Corporation as to any costs, charges, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

                                 "ARTICLE TWELVE
                             LIABILITY OF DIRECTORS

"A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification."

         Goshen Savings Bank currently maintains directors' and officers liability insurance and the Company expects to purchase directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

         The Company expects to enter into employment agreements with certain executive officers, which agreements are expected to require that the Company will obtain a directors' and officers' liability policy for the benefits of such officers or that the Company will indemnify such officers to the fullest extent provided by law.

         The Articles of Incorporation of the Company are filed as Exhibit 3.1.

         In addition to said provisions of the Certificate of Incorporation of the Registrant, Section 145 of the General Corporation Law of the State of Delaware also provides that a director, officer, employee or agent of the Registrant who has been successful in defense of any action, suit or proceeding as described in Section 145(a) or (b) of such law, or in defense of any claim, issue or matter therein, shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Item 15. Recent Sales of Unregistered Securities.

         None.

Item 16. Exhibits and Financial Statement Schedules.

     The exhibits filed as a part of this Registration Statement are as follows:

     (a). List of Exhibits. (Filed herewith unless otherwise noted.)

Exhibit No.       Description

 1.1 Engagement Letter (Proposal for Marketing Agent Services), dated January 7, 1997, between Goshen Savings Bank and Capital Resources, Inc.*

 1.2 Form of Agency Agreement between Goshen Savings Bank and Capital Resources, Inc.

 2.1     Plan of Conversion of Goshen Savings Bank (amended)

 3.1     Certificate of Incorporation of GSB Financial Corporation*

 3.2     Bylaws of GSB Financial Corporation*

 3.3     Proposed Federal Stock Charter of Goshen Savings Bank (amended)

 3.4     Proposed Federal Stock Bylaws of Goshen Savings Bank (amended)

 4.1     Form of Stock Certificate of GSB Financial Corporation*

 5.1     Opinion of  Serchuk & Zelermyer, LLP regarding legality

 8.1 Opinion of Serchuk & Zelermyer, LLP regarding federal and state taxation

 8.2     Opinion of Capital Resources Group, Inc. regarding Subscription Rights*

10.1 Form of Employment Agreement between GSB Financial Corporation and certain executive officers (amended)

10.2 Form of Employment Agreement between Goshen Savings Bank and certain executive officers (amended)

10.3 Form of Employee Retention Agreement between Goshen Savings Bank and certain officers (amended)

10.4 Engagement Letter, dated February 6, 1997, between Goshen Savings Bank and Capital Resources Group, Inc. for conversion appraisal services and for services related to the preparation of the business plan*

10.5 Engagement Letter, dated January 7, 1997, between Goshen Savings Bank, and Capital Resources Group, Inc. for consulting and records management services*

10.6     Form of Employee Stock Ownership Plan

10.7 Form of Supplementary Retention Agreement between GSB Financial Corporation and certain officers

23.1     Consent of Nugent & Haeussler, P.C.

23.2     Consent of Serchuk & Zelermyer, LLP

23.3     Consent of Capital Resources Group, Inc.*

24.1     Powers of Attorney*

27.1 Financial Data Schedule (Submitted only with filing in electronic format)*

99.1     (P) Appraisal Report of Capital Resources Group, Inc, dated March 14,
         1997**

99.2 Form of Marketing Materials to be used in connection with the Offerings

99.3     Pre-Effective Amendment Number 1 filing letter and response to comments

 * Previously filed as Exhibit to Registration Statement on Form S-1 as filed with the Securities and Exchange Commission under Reg. No. 333-23573.

** Filed in paper format pursuant to exemption letter of the Securities and Exchange Commission dated April 10, 1997.

         (b).  Financial Statement Schedules.

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment One Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Goshen, State of New York, on April 30, 1997.

                                GSB Financial Corporation


                                By: /s/ Clifford E. Kelsey, Jr.
                                    -----------------------------------
                                    Clifford E. Kelsey, Jr., President and
                                    Chief Executive Officer
                                    (duly authorized officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature                Title                                              Date
------------------                -----                                              ----
/s/ Clifford E. Kelsey, Jr.       President, Chief Executive Officer                 April 30, 1997
---------------------------       and Director (principal executive officer)
Clifford E. Kelsey, Jr.


/s/ Richard C. Durland            Executive Vice President,                          April 30, 1997
----------------------            Treasurer and Director
Richard C. Durland


/s/ Stephen W. Dederick           Principal Financial and Accounting                 April 30, 1997
-----------------------           Officer
Stephen W. Dederick


* Pursuant to Power of Attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-1.

/s/ Clifford E. Kelsey, Jr.       Attorney for named directors                        April 30, 1997
---------------------------
Clifford E. Kelsey, Jr.,
as attorney for* Directors
Herbert C. Mueller, Stephen O.
Hopkins, Thomas V. Guarino,
Gene J. Gengel and
Roy L. Lippincott

TABLE OF EXHIBITS

 1.1 Engagement Letter (Proposal for Marketing Agent Services), dated January 7, 1997, between Goshen Savings Bank and Capital Resources, Inc.*

 1.2 Form of Agency Agreement between Goshen Savings Bank and Capital Resources, Inc.

 2.1     Plan of Conversion of Goshen Savings Bank (amended)

 3.1     Certificate of Incorporation of GSB Financial Corporation*

 3.2     Bylaws of GSB Financial Corporation*

 3.3     Proposed Federal Stock Charter of Goshen Savings Bank (amended)

 3.4     Proposed Federal Stock Bylaws of Goshen Savings Bank (amended)

 4.1     Form of Stock Certificate of GSB Financial Corporation*

 5.1     Opinion of  Serchuk & Zelermyer, LLP regarding legality

 8.1 Opinion of Serchuk & Zelermyer, LLP regarding federal and state taxation

 8.2     Opinion of Capital Resources Group, Inc. regarding Subscription Rights*

10.1 Form of Employment Agreement between GSB Financial Corporation and certain executive officers (amended)

10.2 Form of Employment Agreement between Goshen Savings Bank and certain executive officers (amended)

10.3 Form of Employee Retention Agreement between Goshen Savings Bank and certain officers (amended)

10.4 Engagement Letter, dated February 6, 1997, between Goshen Savings Bank and Capital Resources Group, Inc. for conversion appraisal services and for services related to the preparation of the business plan*

10.5 Engagement Letter, dated January 7, 1997, between Goshen Savings Bank, and Capital Resources Group, Inc. for consulting and records management services*

10.6     Form of Employee Stock Ownership Plan

10.7 Form of Supplementary Retention Agreement between GSB Financial Corporation and certain officers

23.1     Consent of Nugent & Haeussler, P.C.

23.2     Consent of Serchuk & Zelermyer, LLP

23.3     Consent of Capital Resources Group, Inc.*

24.1     Powers of Attorney*

27.1 Financial Data Schedule (Submitted only with filing in electronic format)*

99.1     (P) Appraisal Report of Capital Resources Group, Inc, dated March 14,
         1997**

99.2 Form of Marketing Materials to be used in connection with the Offerings

99.3     Pre-Effective Amendment Number 1 filing letter and response to comments

 * Previously filed as Exhibit to Registration Statement on Form S-1 as filed with the Securities and Exchange Commission under Reg. No. 333-23573.

** Filed in paper format pursuant to exemption letter of the Securities and Exchange Commission dated April 10, 1997.